UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ACUITY BRANDS, INC.
(Name of Registrant as Specified in Its Charter)

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PROXY STATEMENT AND NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Who We Are

Acuity Brands, Inc. is a market-leading industrial technology company. We design, manufacture, and bring to market innovative products and services that make the world more brilliant, productive, and connected, including lighting, lighting controls, building management systems, and location-aware applications. Based in Atlanta, Georgia, with operations across North America, Europe, and Asia, we are powered by approximately 13,000 dedicated and talented associates.

Our Mission	Our Vision

We use technology to solve problems in spaces, light, and more things to come . . . for our customers, our communities, and our planet.	We light the way to a more brilliant, productive, and connected world.

Our Shared Values
VALUES-DRIVEN COMPANY

Integrity We do the right thing, the first time, every time.	Time Time is the only constrained resource. We focus on what is most important.	Curiosity We are always searching for a better way. We are willing and able to change.	Customer Obsessed We see the world through the eyes of customers and end-users. We deliver on their needs.

People We create an environment where the best people come to do their best work. We all succeed together.	Community We care about the environment and our neighbors. We make communities better.	Owner’s Mindset We think and act like owners. We focus on long-term, sustainable value creation.

Letter to Stockholders
Dear Stockholders:
The Board of Directors ("Board") would like to thank you for your investment and confidence in Acuity Brands, Inc. ("Acuity Brands" or the "Company"). The past year presented many unprecedented challenges. Despite these challenges, we remained focused on the transformation of the Company and the risks and opportunities facing it, and Acuity Brands delivered on its continuing efforts to create long-term value for you.
Company's Performance and Transformation
We continued to oversee the strategic corporate transformation that produced a solid financial performance in fiscal 2021. The new management team continued to drive the business forward, delivering a return to growth through solid revenue improvement and margin enhancements.
In addition, we generated strong cash flow and implemented a value-creative capital allocation strategy, highlighted by the acquisition of the ams OSRAM North American Digital Systems business and the execution of an accelerated share repurchase plan.

We are extremely proud of the Company’s accomplishments. As directors, we each take our oversight seriously. We continuously monitor business performance, review capital deployment opportunities, monitor risks, and examine other strategic options that have the potential to create additional value for stockholders.
Diversity, Equity, and Inclusion
Over the past year, the Board has supported management’s efforts to enhance our diversity, equity, and inclusion ("DEI") strategy. We are engaged with management on several initiatives and support the Company’s development of a three-year DEI strategy. We recognize that DEI continues to grow in importance to our stakeholders. We continue to prioritize these issues at the Board level and as part of Acuity’s broader environmental, social, and governance ("ESG") strategy.
Environmental, Social, and Governance Strategy
The Board continues its oversight of the Company’s EarthLIGHT program, which encompasses its ESG initiatives, through the Governance Committee. The Committee receives regular updates regarding the Company’s progress on these efforts, including feedback from our stockholders — which has been positive. We are proud of the Company's milestones in fiscal 2021 through its EarthLIGHT program, including its work to reach 100% carbon neutrality in its operations and its ongoing 100 Million Metric ton carbon reduction ambition.
Stockholder Engagement
We thank our stockholders and all of our other stakeholders for the time taken to engage with us. We always welcome the opportunity to hear feedback. We will continue to use your input to inform our practices and policies. See Contacting the Board of Directors, for information about how to reach the Board.
As we look to fiscal 2022, we are optimistic about the opportunities ahead for Acuity Brands.
Sincerely,
THE BOARD OF DIRECTORS
Neil M. Ashe, Chairman, President and CEO
James H. Hance, Jr., Lead Director
W. Patrick Battle
G. Douglas Dillard, Jr.
Maya Leibman
Laura G. O'Shaughnessy
Dominic J. Pileggi
Ray M. Robinson
Mark J. Sachleben
Mary A. Winston
November 22, 2021

1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
Notice of Annual Meeting of Stockholders

Date and Time January 5, 2022 1:00 p.m. ET Online check-in begins at 12:45 p.m. ET	Place Access the Virtual Annual Meeting at www.virtualshareholdermeeting.com/AYI2022	Record Date Stockholders of record at the close of business on November 10, 2021 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Purpose

Voting Item		Board Recommendation
1	Elect ten directors	FOR each director nominee
2	Ratify the appointment of our independent registered public accounting firm for fiscal 2022	FOR
3	Approval of advisory vote to approve named executive officer compensation	FOR
4	Approval of Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan	FOR
Stockholders will also consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Voting

Your vote is important. If you are a stockholder of record, you can vote by one of the following methods. In each case, please follow the instructions provided on the Notice of Internet Availability or Proxy Card. We encourage you to vote in advance, even if you plan to participate in the Annual Meeting.

Internet www.proxyvote.com	Telephone 1-800-690-6903	Mail Sign, date, and return your proxy card	During the Meeting Vote electronically during the Annual Meeting

Virtual Stockholders' Meeting Information
We have determined that the Annual Meeting will be held in a virtual format only via the Internet. We believe a virtual meeting allows broader access by our stockholders and other interested parties. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/AYI2022. You will also be able to vote your shares electronically at the Annual Meeting. For more information about our virtual Annual Meeting processes, please see Questions Relating to this Proxy Statement.
On or about November 22, 2021, we plan to commence mailing of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.
A list of the stockholders entitled to vote at the Annual Meeting may be examined during regular business hours at our executive offices located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, 30309 during the ten-day period preceding the meeting. The stockholders list will also be made available to stockholders during the virtual Annual Meeting at www.virtualshareholdermeeting.com/AYI2022.
By order of the Board,
JILL A. GILMER
Vice President, Corporate Secretary
November 22, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 5, 2022. The proxy statement and annual report are available at www.proxyvote.com

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.
Key Fiscal 2021 Business Performance Highlights

Net Sales	Operating Profit	Gross Profit	Free Cash Flow(1)
$3,461M	$428M	$1,475M	$365M

Net Sales Growth	Operating Profit Margin	Gross Profit Margin	Diluted EPS
4.0%	12.4%	42.6%	$8.38
(1) Free Cash Flow is reconciled in Appendix A.
Key Fiscal 2021 Achievements
▪Returned the Company to growth: Increased net sales, expanded gross profit margin and operating profit margin
▪Realigned businesses into Acuity Brands Lighting and Lighting Controls ("ABL") and Intelligent Spaces Group ("ISG")
▪Further established ABL as the market leader in North America
▪Broad product offering and strength in our key go-to-market channels
▪Elevated ISG as a collection of valuable technology assets led by exceptionally talented associates
▪Differentiated by open protocol and open-source distribution
▪Executed financially efficient business model: Generated solid cash flow and created value through effective capital allocation
▪Repurchased approximately 10% outstanding shares
▪Acquired ams OSRAM’s North American Digital Systems business on July 1, 2021 and Rockpile Ventures, Inc. on May 18, 2021
▪Built strong and diverse leadership team
▪Continued driving ESG (EarthLIGHT) enhancements as central tenets of our strategy
Allocating Capital Effectively as a Long-Term Source of Value
Our capital allocation strategy includes the following key elements:

Invest in growth in our existing businesses	Grow our existing businesses and enter new businesses through mergers and acquisitions	Maintain our dividend	Create permanent value through share repurchases

2022 Proxy Statement    1

PROXY STATEMENT SUMMARY
Sustainability and Social Responsibility Highlights
Acuity Brands creates long-term value for its stakeholders through execution of its strategies, including helping to create a better future in which our planet, communities, and business can thrive.
Highlights

Health and Well-Being
Our continued commitment to our associates' welfare
Carbon/ Environmental Leadership
Minimizing our footprint and helping customers improve theirs
Governance
Operating with Integrity and Transparency to continue earning the trust of our stakeholders
Our People
Attracting, Inspiring, and Developing the best people to do their best work and fostering a culture of inclusion
Our Communities
Positively impacting the communities where we live and work

The Governance Committee of our Board of Directors oversees the EarthLIGHT program. Acuity Brands uses the EarthLIGHT program to manage and drive its ESG efforts. These efforts are central to the Company's strategy, enabling the Company to better assess risks and opportunities, provide products and solutions that lighten impacts on the environment, focus on the diversity and well-being of our associates, improve communities, and continue to enhance our governance activities.
The Company highlights many of its ESG-related achievements, including its progress in achievement of 100% carbon neutrality in its operations, in its most recent EarthLIGHT report available on its website at www.acuitybrands.com under For Investors, then Sustainability. Website references disclosed herein are not incorporated by reference.
Diversity, Equity, and Inclusion Highlights
We believe that diversity, equity, and inclusion ("DEI") are important factors in our ongoing success, and our goal is to ensure that all associates feel valued, respected, and accepted for their contributions regardless of their race, sex, religion, ethnicity, age, gender identity, disabilities, national origin, sexual orientation, or other unique characteristics. The Compensation and Management Development Committee (sometimes referred to as the "Compensation Committee") is responsible for the oversight of and receives regular updates on the Company's human capital programs.
To promote diversity and inclusion in the workplace, we have created a DEI Council that is responsible for setting our diversity strategy and creating a three-year roadmap of initiatives, many resulting from associate feedback. Our DEI Council consists of members of management as well as key human resource process leaders and leaders from our various employee resource groups. We currently have three employee resource groups: Minorities Amplifying Growth, Inclusion, and Community (“MAGIC”); the Women’s Network; and People Respecting Identity, Diversity, and Equity ("PRIDE"), formed in fiscal 2021. These groups are designed to help support, educate, and encourage associate groups as well as integrate the power of our diversity efforts into our business practices.

2    Acuity Brands, Inc.

PROXY STATEMENT SUMMARY
Board Highlights
Director Nominees
The following table provides summary information about the ten director nominees to be elected by majority vote at the Annual Meeting.

				Board Committees
Name and Position	Independent	Tenure	Age	AC	CC	GC	Public Company Boards
Neil M. Ashe Chairman, President and Chief Executive Officer ("CEO")		1	53				▪Vericity, Inc.
W. Patrick Battle Managing Partner, Stillwater Family Holdings		7	58				▪MCBC Holdings, Inc. (MasterCraft)
G. Douglas Dillard, Jr. Managing Partner, Slewgrass Capital, LLC and Slewgrass Partners, LLC		4	50
James H. Hance, Jr. Lead Director Operating Executive, The Carlyle Group LP		7	77				▪The Carlyle Group, Inc.
Maya Leibman Executive Vice President and Chief Information Officer, American Airlines Group, Inc.		1	55
Laura G. O'Shaughnessy Independent Consultant; Co-Founder and Former CEO, SocialCode, LLC		1	44				▪Vroom, Inc.
Dominic J. Pileggi Retired Chairman and CEO, Thomas & Betts Corporation		9	70
Ray M. Robinson Non-Executive Chairman, Citizens Trust Bank; Retired President, Southern Region AT&T		19	73				▪American Airlines Group Inc. ▪Fortress Transportation and Infrastructure Investors LLC ▪PROG Holdings, Inc.
Mark J. Sachleben Chief Financial Officer and Corporate Secretary, New Relic, Inc.		< 1	56
Mary A. Winston President, Winsco Enterprises, Inc.; Former Executive Vice President and Chief Financial Officer, Family Dollar Stores, Inc.		4	60				▪Bed Bath & Beyond ▪Chipotle Mexican Grill ▪Dover Corporation

AC	Audit Committee	CC	Compensation and Management Development Committee	Chair
GC	Governance Committee			Member

2022 Proxy Statement    3

PROXY STATEMENT SUMMARY
Board Composition

DIRECTOR INDEPENDENCE	DIRECTOR TENURE	DIRECTOR AGE	DIRECTOR DIVERSITY
90% independent			3 Women 1 Woman committee chair 2 People of color

Board Skills and Experience

Description of Skill or Experience
Executive Leadership: Experience as a public company CEO or other NEO, either current or past; or as a senior executive, division president, or functional leader within a complex organization

Corporate Governance:
Current or previous service on a public company board of directors; or understanding of public company operating responsibilities and with issues commonly faced by public companies

Strategic Growth and Development: Knowledge of strategic planning and mergers and acquisitions in large organizations operating in multiple geographies
Operational/Manufacturing: Experience in the oversight of large scale operations, including manufacturing in industries similar to the ones in which the Company operates

Finance, Accounting, and Capital Markets:
Knowledge of finance or financial reporting; experience with debt/capital market transactions; or experience as a principal financial officer, principal accounting officer, controller, public accountant,or auditor

Human Capital and Talent Management: Experience in attracting, developing, and retaining talent and building strong cultures

Enterprise Risk Management/Sustainability:
Experience in oversight of enterprise wide risk management, including cybersecurity; experience in creating long-term value by embracing opportunities and managing risks deriving from ESG developments

Engineering, Technology, and Innovation: Experience in leading edge engineering and technology innovation; experience in digital transformation of a business

4    Acuity Brands, Inc.

PROXY STATEMENT SUMMARY
Corporate Governance Highlights
Stockholder Engagement
Ongoing engagement and dialogue with our stockholders is important to the Company. We have adopted a year-round engagement philosophy that includes outreach for various purposes, including to solicit feedback in advance of filing this Proxy Statement. Our outreach efforts, which were led by the Compensation and Management Development Committee of our Board of Directors ("Board"), encouraged stockholders that were receptive to speak with a member of the Board or a representative of the Compensation and Management Development Committee. During these engagements, we sought feedback on governance priorities, compensation programs, and environmental and social issues. We engaged in the following ways:
Off-Season Engagement
•Engaged stockholders to understand their viewpoint and provide feedback to the Board around investor relations communications strategy
•Engaged stockholders to understand any perception gaps between the Company's performance and stockholder interpretation of performance
•Educated stockholders around the Company's financial position, corporate strategy, and developments deemed appropriate
Engagement Prior to Annual Meeting
•Sought feedback on potential matters for stockholder consideration at the Annual Meeting
•Discussed areas of concern that stockholders may voice
Engagement Around and After Annual Meeting
•After Annual Meeting material is published, provide clarification on matters being voted upon
•Seek feedback on areas of concern to inform the Board's future decisions
We solicited feedback from many of our stockholders on governance priorities, compensation programs, and environmental and social initiatives.

We contacted 27 of our stockholders	who hold approximately 70% of our shares outstanding with updates about the Company and invitations to meet with our management and/or independent directors.	We held approximately 15 stockholder meetings, where we specifically engaged around matters regarding this Proxy Statement.	The stockholders we met with hold approximately 43% of our shares outstanding.	At stockholders' request, independent members of our Board were in attendance at 13% of the meetings held.

2022 Proxy Statement    5

PROXY STATEMENT SUMMARY
Corporate Governance Enhancements
In addition to our ongoing Board review and refreshment process, our Board regularly evaluates and enhances our corporate governance practices.

2017	2018	2019	2020	2021

Stockholders approved Charter Amendment to declassify the Board
——
Revised our Corporate Governance Guidelines to fix retirement age for directors at 75, except in unique or extenuating circumstances
——
Amended Code of Conduct and Business Ethics to prohibit discrimination on the basis of sexual orientation, gender identity, and gender expression
	Amended Code of Conduct and Business Ethics to prohibit child labor —— Launched website dedicated to reporting on the Company's efforts with respect to ESG matters	Completed declassification of our Board —— Adopted a Board Diversity Policy —— Amended Governance Committee Charter to provide for ESG oversight —— Approved changes to executive compensation program	Elected New independent Lead Director —— Elected New Chair of the Compensation and Management Development Committee —— Elected New Chair of the Audit Committee
Amended Company's By-Laws and Certificate of Incorporation to eliminate supermajority voting provisions
——
Amended Company's Certificate of Incorporation to Allow By-Law Amendment Granting Stockholders' Right to Call a Special Meeting

Governance Best Practices
The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes, including:
▪majority voting for directors in uncontested elections
▪annual election of directors
▪strong independent Lead Director
▪oversight of ESG by Governance Committee
▪oversight of risk management by Board
▪robust director refreshment and succession planning process (5 new independent directors added in past 4 fiscal years)
▪annual, robust Board and committee self-evaluation process, including individual director assessments
▪executive and director stock ownership guidelines and retention requirements
▪prohibitions on hedging and pledging of our common stock
▪clawback policy for incentive compensation paid to current and former executive officers and their direct reports
▪no stockholder rights plan or “poison pill”
▪proxy access by-laws

6    Acuity Brands, Inc.

PROXY STATEMENT SUMMARY
Executive Compensation Highlights
The Compensation and Management Development Committee initiated a comprehensive review of the Company’s executive compensation program during fiscal 2020 and evaluated and implemented a number of changes designed to align our compensation programs with stockholder value creation. The changes we made in fiscal 2020 reshaped our compensation processes for fiscal 2021 and for future years. Some of the changes made in fiscal 2020 were:
▪Recruited and appointed a new CEO and a new Chief Human Resources Officer;
▪Recruited and appointed a new Chair of the Compensation and Management Development Committee, and made membership changes to the Compensation and Management Development Committee; and
▪Engaged a new independent compensation consultant.
Executive Compensation Strategy
Our compensation strategy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting, lighting controls, location-aware applications, and intelligent building management solutions company capable of consistently delivering long-term financial performance. Our compensation strategy is founded on the following principles:
▪Alignment of pay and performance;
▪Alignment with Acuity's business and operating strategy;
▪Alignment with stockholder value creation;
▪Consistency with peer group and market practice;
▪Motivation and retention of key talent; and
▪Flexibility to withstand uncertainty and difficulty in current economic climate.
Design Changes Implemented during Fiscal 2021
Additionally, taking into account feedback we received during our engagement with stockholders, we delivered on our commitment to stockholders to make design changes to our fiscal 2021 compensation programs as outlined in the following table.

Eliminated overlapping performance metrics	Eliminated return on invested capital ("ROIC") as a performance measure in our short-term incentive plan; there is no overlap in the metrics used for the short-term and long-term incentive plans.
Limited payout maximum to 200%	Limited maximum payout in short-term and long-term incentive plans to 200% of target.
Removed single trigger equity vesting	Subject to approval of the Second Amended Plan at this Annual Meeting, equity would only become vested in the event of a change in control if plan not assumed by purchaser.
Closed participation in and grandfathered existing participants in the Supplemental Executive Retirement Plan ("SERP")	Amended SERP to eliminate opportunity for new participants and grandfathered current participants at then-current benefit levels. There are currently four active participants in the SERP and there will be three active participants after Mr. Reece retires on November 30, 2021.
Discontinued retirement vesting in equity plan	Discontinued the practice of full vesting for participants who are age 60 with ten years of service effective for awards made on or after October 26, 2020.
Removed excise tax gross-ups on new severance and change in control agreements	Committed to excluding a provision for excise tax gross-ups in future severance or change in control agreements. Mr. Reece is the only named executive officer ("NEO") with a tax gross-up provision and he is expected retire from the Company on November 30, 2021, at which time we will no longer have any excise tax gross-ups in effect.
Enhanced stock ownership guidelines	Increased CEO stock ownership multiple to 6x salary to demonstrate our commitment to ensuring alignment with stockholders.

2022 Proxy Statement    7

PROXY STATEMENT SUMMARY
We believe the changes we have made to our compensation programs responded to concerns expressed by our stockholders, enhanced the pay-for-performance alignment of our program with stockholders' interests, and achieved our desire to retain and appropriately incentivize our NEOs.
Compensation Best Practices

WHAT WE DO	WHAT WE DON’T DO

•We align pay and performance
•We conduct an annual compensation risk assessment to ensure designs of short-term and long-term incentive plans discourage excessive risk taking
•We retain an independent compensation consultant to advise on director and executive compensation matters
•We have stock ownership guidelines for all executive officers and directors
•We have a clawback policy
•We limit perquisites
•We vote annually on Say on Pay

•We do not have employment agreements with executive officers
•We do not have "single-trigger" provisions for payout of benefits under change in control agreements
•We do not have tax gross-ups in new severance or change in control agreements
•We do not allow new SERP participants or enhanced SERP benefits
•We do not allow executive loans
•We do not permit hedging or pledging of stock by directors and executive officers
•We do not pay dividends on equity awards until performance units are earned or time-based awards vest
•We do not allow repricing or backdating of stock options

8    Acuity Brands, Inc.

PROXY STATEMENT SUMMARY
Pay and Performance Alignment
At Acuity, the core tenet of our executive compensation philosophy continues to be to "pay for performance." As such, a significant portion of the compensation opportunity for our NEOs is variable and "at-risk" since it is based on the achievement of financial performance measures and an individual performance assessment. The following graphic and table show the various elements of direct compensation and target pay mix for our NEOs.
ELEMENTS OF FISCAL 2021 DIRECT COMPENSATION

Vehicle and Measures	Objective
Long-Term Incentive Award
▪For the CEO, 100% stock options with stock price performance targets (new hire award; see Fiscal 2021 Long-Term Incentive Awards to CEO below).
▪For all other NEOs, 50% restricted stock units ("RSUs") and 50% performance stock units ("PSUs") based on three-year adjusted ROIC.

▪Provide variable equity compensation opportunity based on achievement of annual performance goals;
▪Reward individual performance and overall Company performance;
▪Encourage and reward long-term appreciation of stockholder value;
▪Encourage long-term retention through three-year performance period associated with PSUs and four-year vesting periods for RSUs; and
▪Align interests of executives with those of stockholders.

Short-Term Incentive Award
For all NEOs: Company Performance (80%): ▪Net sales (34%) ▪Adjusted operating profit (33%) ▪Free cash flow (33%) Individual Performance (20%): ▪Including individual ESG Goal
▪Provide variable cash compensation opportunity based on achievement of annual performance goals aligned with business objectives;
▪Reward focus on operational performance, profitability, and cash flow generation; and
▪Reward individual performance.

Base Salary
▪Provide a competitive level of fixed cash compensation for high-performing executives; and ▪Reward individual performance, level of experience, and responsibility.
Compensation of the CEO
In determining the appropriate total compensation package for Mr. Ashe, including the type of equity to be awarded, the Committee considered the comparative total compensation packages of our peer companies, of companies in similar industries that were recruiting Mr. Ashe, and other publicly available market data. Once the components of Mr. Ashe's compensation package were determined, the Committee further considered additional provisions for his equity awards that would incentivize Mr. Ashe to achieve an extraordinary level of performance as well as align his compensation with the long-term growth expected by our stockholders. The performance-based stock options with stock price targets were determined to properly incentivize and reward Mr. Ashe for extraordinary performance that would be in line with the expectations of our stockholders. A portion of the equity awards outlined in his January 2020 employment letter was also granted in fiscal 2020 and was described in detail in the fiscal 2020 Proxy Statement.

2022 Proxy Statement    9

PROXY STATEMENT SUMMARY
On September 1, 2020 in accordance with his January 2020 employment letter, we granted Mr. Ashe two performance-based stock option grants, one with a stock price target of $275 per share and another with a stock price target of $225 per share. The stock price targets have to be maintained for ten consecutive trading days before the awards become exercisable. These stock price targets were set after a review of the Company's historic closing stock prices and, based on that review, deemed to represent a significant premium over the stock price of the Company at the time Mr. Ashe joined the Company. These awards were deemed to be in keeping with our core tenet, "pay for performance."
As shown in the table below, the awards granted during fiscal 2021 will not have any realizable value unless our stock price achieves the ten-day consecutive price targets. Mr. Ashe was not eligible to receive additional long-term incentive awards until our fiscal 2022 awards (granted in October 2021).

FISCAL 2021 LONG-TERM INCENTIVE AWARDS TO CEO
Description	Grant Date	Number of Options	Exercise Price	Ten-Day Consecutive Stock Price Target	Estimated Grant Date Value	Current Stock Price at 8/31/2021	Realizable Value
Performance Stock Options	9/1/2020	225,000	$108.96	$275.00	$9,028,125	$184.53	$0.00
Performance Stock Options	9/1/2020	52,200	$108.96	$225.00	$2,184,440	$184.53	$0.00
Total		277,200			$11,212,565		$0.00
Stockholder Value Creation
We believe our stockholders have benefited from the strategies and results that were created under Mr. Ashe's leadership. Since he joined the Company in January 2020, the Company has:
•returned to profitable growth;
•expanded gross margins;
•improved operating profit margins and adjusted operating profit margins;
•generated strong cash flow;
•allocated capital effectively;
•realigned the business into two operating units - ABL and ISG;
•improved transparency and disclosure; and
•centered ESG and DEI as operational imperatives.

Fiscal 2021 Total Stockholder Return
During fiscal 2021, our stock price increased from $108.96 to $184.53 (nearly a 70% increase).

10    Acuity Brands, Inc.

PROXY STATEMENT SUMMARY
Fiscal 2021 Performance
In fiscal 2021, we achieved the following:

($ millions, except diluted earnings per share) Fiscal Year Ended August 31	2021	2020	2019
Net sales	$3,461.0	$3,326.3	$3,672.7
Operating profit	$427.6	$353.9	$462.9
Operating profit margin	12.4%	10.6%	12.6%
Diluted earnings per share	$8.38	$6.27	$8.29
Net cash provided by operating activities	$408.7	$504.8	$494.7
Free cash flow(1)	$364.9	$455.5	$441.7
Adjusted return on invested capital(1)	16.1%	13.6%	18.0%
(1)Represents a non-U.S. Generally Accepted Accounting Principles ("GAAP") measure that the Board and management utilize to assess the performance of the business. See Appendix A for calculation of such financial measure and reconciliation to the most directly comparable GAAP measure.
Net sales of $3.46 billion for the year ended August 31, 2021 increased by $134.7 million, or 4.0%, compared with the prior-year period. This increase was driven by improved sales performance in the second half of fiscal 2021. Sales in our ABL segment of $3.29 billion increased $106.4 million, or 3.3%, compared to the prior year. Within our ABL segment, sales through the independent sales network and direct sales network increased 5% and 9%, respectively, due primarily to these channels continuing to benefit from improved service levels and an improving economy. However, corporate accounts sales for fiscal 2021 were 12% lower year over year due to fewer nonessential renovations from large retailers in the first half of the fiscal year, and retail sales declined 17% due primarily to a customer inventory rebalancing in fiscal 2021. Sales within our ISG segment increased 21% to $190.0 million due primarily to strong demand for building and HVAC controls. Changes in foreign currency rates and revenues from acquired companies did not have a meaningful impact on net sales for fiscal 2021.
Operating profit for fiscal 2021 was $427.6 million compared with $353.9 million reported for the prior-year period, an increase of $73.7 million, or 20.8%. Operating profit margin increased 180 basis points to 12.4% for fiscal 2021 compared with 10.6% for fiscal 2020. The increase in operating profit margin reflects favorable gross profit margin, a decline in special charges, and our ability to leverage our operating costs.
Diluted earnings per share for fiscal 2021 was $8.38 compared with $6.27 for the prior-year period, an increase of $2.11 per share or 33.7%. This increase reflects higher net income as well as lower outstanding diluted shares.
We generated $408.7 million of net cash flow from operating activities in fiscal 2021 compared with $504.8 million in the prior-year period, a decrease of $96.1 million due primarily to increased operating working capital requirements to support the improvement in year-over-year sales as well as higher payments for income taxes, partially offset by payroll tax deferrals under the Coronavirus Aid, Relief, and Economic Security Act of 2020 and lower interest payments on long-term borrowings due to timing. Cash generated from operating activities, cash on hand, and additional long-term debt borrowings were used during fiscal 2021 to fund our capital allocation priorities, including: $43.8 million in capital expenditures to support organic growth in our business, $75.3 million in strategic acquisitions, $19.1 million in dividends paid to stockholders, and $434.9 million, or 3.8 million, of share repurchases.
In fiscal 2021, we delivered adjusted ROIC of 16.1%, well above our estimated weighted average cost of capital ("WACC") of 9.4%.
Financial Performance Measures for Short-Term Incentive Plan
The financial performance measures and their relative weightings are established by the Compensation and Management Development Committee and ratified by the Board early in the fiscal year. In selecting appropriate performance measures the Committee considers management's recommendations and reviews available peer company information and other market data provided by its compensation consultant.
Each of the financial performance measures shown below may be adjusted to exclude the impact of: (a) special charges for streamlining efforts and impairments, (b) the distortive effect of business acquisitions and/or dispositions, (c) Purchase Accounting adjustments, (d) significant changes in income tax provision, (e) significant changes in foreign currency, (f) refinancing or extinguishment of debt, (g) changes in accounting principles or accounting policies, (h) capital expenditures related to facility renovations, and (i) any other unusual gain or loss or event deemed appropriate by the Committee.

2022 Proxy Statement    11

PROXY STATEMENT SUMMARY

SHORT-TERM INCENTIVE PLAN FINANCIAL PERFORMANCE MEASURES
Performance Measure(2)	Performance Objectives(1)					Weighted Payout (rounded)
	Threshold	Target	Maximum	Weighting	Payout %
Net sales					140%	48%
Adjusted operating profit					181%	60%
Free cash flow					83%	27%
			Company Payout Percentage			135%
(1)    Target, threshold, and maximum are payable at 50%, 100%, and 200%, respectively.
(2)    See Short-Term Incentive Awards and Appendix A for information on calculation of these performance measures.

We eliminated ROIC from the short-term incentive plan to ensure that there is no overlap in incentive metrics in our compensation program on a go-forward basis. We believe ROIC is better utilized in our long-term incentive plan.
Performance-Based Incentive Compensation
The Compensation and Management Development Committee made key compensation decisions for our NEOs for fiscal 2021 as discussed below. During fiscal 2021, the Compensation and Management Development Committee considered whether it would be appropriate to adjust the performance measures and targets related to our incentive programs in light of the COVID-19 pandemic. Based on a review of the Company's financial performance and other relevant factors, the Compensation and Management Development Committee again in fiscal 2021 determined that no modification of our performance measures related to the COVID-19 pandemic was necessary.
Short-Term Incentive payouts for fiscal 2021 were based on the achievement of previously established financial performance measures and achievement of personal performance goals. Eighty percent (80%) of the cash incentive opportunity could be earned based on the Company's performance relative to net sales, adjusted operating profit, and free cash flow. The financial performance achieved was due to performance in net sales at 140% of target, adjusted operating profit at 181% of target, and free cash flow at 83% of target. Twenty percent (20%) of the cash incentive opportunity could be earned based on achievement of personal performance goals. Each individual's final short-term incentive payout was calculated by taking the sum of the individual participant's base salary multiplied by their short-term incentive target percent, then applying the achievement level of the financial performance measures and the individual performance level of each individual.
The Board approved Long-Term Incentive awards for all NEOs, except the CEO, in October 2020 as follows: (a) 50% in the form of RSUs that vest ratably over a four-year period and (b) 50% in the form of PSUs that vest, if at all, three years from date of grant. The PSUs are further subject to the achievement of adjusted ROIC in excess of the Company’s WACC over a three-year period. The actual number of performance shares earned will be determined at the end of the three-year period based on the level of achievement of adjusted ROIC in excess of established thresholds, which may allow for an earned payout up to two times the units originally awarded. Our CEO did not receive an equity award under the annual grant program during fiscal 2021. As previously described, he did receive stock options on September 1, 2020, in accordance with the terms of his January 2020 employment letter.
Fiscal 2022 Compensation Changes
For fiscal 2022, the Compensation and Management Development Committee approved certain changes to our compensation program designs after a review of the Company's various compensation components. The Company continuously reviews its compensation programs to ensure (1) alignment with the Company's strategies, (2) delivery of competitive programs with those of companies with whom we compete for talent, and (3) appropriate allocation of compensation components between elements of total direct compensation and other compensation (including post-

12    Acuity Brands, Inc.

PROXY STATEMENT SUMMARY
termination or retirement programs). These changes will be reflected in our proxy statement for fiscal 2022. The most notable changes are as follows:
▪The vesting period for RSUs was changed to three years from four years to align their vesting period with that of our PSUs.
▪To ensure alignment of the executive team's goals to the Company's objectives, Mr. Ashe's long-term incentive award will be tied to the same goals and metrics as that of the other NEOs. Mr. Ashe's long-term incentive award for fiscal 2022, the first award he received outside of the awards outlined in his January 2020 employment letter, was in the form of 75% PSUs with a three-year performance period and 25% RSUs with a three-year vesting period. It is expected that the allocation of the award between PSUs and RSUs will track median market rates.
▪We amended certain provisions of the 2005 Supplemental Deferred Compensation Plan in October 2021 to remove a 3% Company contribution previously provided to all eligible participants regardless of their election to participate in the plan. This amendment aligns this plan with market practices for deferred compensation plans. Ms. Holcom, Mr. Goldman, and Ms. Mills are participants in this plan and will no longer receive this 3% Company contribution.

13    Acuity Brands, Inc.

Corporate Governance at Acuity Brands

ITEM 1: ELECTION OF DIRECTORS

All of our directors will be elected for a one-year term. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at ten and consists of the following members: Neil M. Ashe, W. Patrick Battle, G. Douglas Dillard, Jr., James H. Hance, Jr., Maya Leibman, Laura G. O'Shaughnessy, Dominic J. Pileggi, Ray M. Robinson, Mark J. Sachleben, and Mary A. Winston. All directors have been nominated for re-election at this Annual Meeting after being recommended by the members of the Governance Committee. If elected, each of the nominees will hold office for a one-year term expiring at the next annual meeting or until a successor is elected or qualified.
Our Corporate Governance Guidelines provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interests of the Company and its stockholders to waive such limitation. Directors are expected to offer to resign as of the annual meeting following their 75th birthday. The Board waived the age requirement for Mr. Hance, age 77, who has been nominated for election at this Annual Meeting. The additional one-year term for Mr. Hance will allow for an orderly transition of our Board as part of our ongoing board review and refreshment process and for the Company to continue to benefit from his valuable skills and experience.
The persons named in the accompanying proxy, or their substitutes, will vote for the election of the ten nominees. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the proposed nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.
The following is a summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company.
The Board recommends that you vote FOR each of the Director Nominees.

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CORPORATE GOVERNANCE AT ACUITY BRANDS
Director Information
Board Skills and Experience Summary

Executive Leadership: Experience as a public company CEO or other NEO, either current or past; or a senior executive, division president, or functional leader within a complex organization	10/10

Corporate Governance:
Current or previous service on a public company board of directors; or understanding of public company operating responsibilities and with issues commonly faced by public companies
10/10
Strategic Growth and Development: Knowledge of strategic planning and mergers and acquisitions in large organizations operating in multiple geographies	10/10
Operational/Manufacturing: Experience in the oversight of large scale operations, including manufacturing in industries similar to the ones in which the Company operates	5/10

Finance, Accounting, and Capital Markets:
Knowledge of finance or financial reporting; experience with debt/capital market transactions; or experience as a principal financial officer, principal accounting officer, controller, public accountant, or auditor
6/10
Human Capital and Talent Management: Experience in attracting, developing, and retaining talent and building strong cultures	10/10

Enterprise Risk Management/Sustainability:
Experience in oversight of enterprise wide risk management, including cybersecurity; experience in creating long-term value by embracing opportunities and managing risks deriving from ESG developments
7/10
Engineering, Technology, and Innovation: Experience in leading edge engineering and technology innovation; experience in digital transformation of a business	7/10
Director Nominees

Career Highlights
▪Chairman of the Board of the Company since January 2021
▪President and CEO of the Company since January 2020
▪CEO of Faster Horses LLC from February 2017 to December 2019
▪President and CEO, Global eCommerce & Technology of Walmart, Inc. from January 2012 through January 2017
▪President of CBS Interactive from July 2008 through July 2011
▪CEO of CNET Networks, Inc. from 2006 to 2008
Board Service
▪Public Company Directorships: Vericity, Inc.
▪Former Public Company Directorships: CNET Networks, Inc. and AMC Networks, Inc.
Skills and Experience
Mr. Ashe’s expertise, including in the following areas, qualifies him to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; operations and manufacturing; finance, accounting, and capital markets; human capital and talent management; enterprise risk management and sustainability; and engineering, technology, and innovation.

NEIL M. ASHE 53
Chairman, President and CEO of Acuity Brands, Inc. Director since: January 2020 Committees: None

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Career Highlights
▪Managing Partner of Stillwater Family Holdings since 2010
▪Chairman of IMG College (formerly known as The Collegiate Licensing Company, “CLC”) from 2007 to 2011; prior to joining IMG in 2007, Mr. Battle was President and CEO of CLC, where he worked since 1984. CLC is the nation’s oldest and largest marketing agency dedicated to providing domestic and international trademark licensing services to the collegiate market
Board Service
▪Public Company Directorships: MasterCraft Boat Holdings, Inc.
Skills and Experience
Mr. Battle’s expertise, including in the following areas, qualifies him to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; operational and manufacturing; human capital and talent management; and engineering, technology, and innovation.

W. PATRICK BATTLE 58 Independent Managing Partner of Stillwater Family Holdings Director since: September 2014 Committees: Compensation and Governance

Career Highlights
▪Founder and Managing Partner of Slewgrass Capital, LLC and Slewgrass Partners, LLC, since 2017
▪Co-Managing Partner of Standard Pacific Capital (“Standard Pacific”) from 2005 to 2016
▪Investment Partner of Standard Pacific from 1998 to 2005, responsible for the firm’s investments in software and business service companies and non-Asia emerging markets
▪Co-Portfolio Manager of Standard Pacific’s flagship Global Fund from 2005 to 2016
▪Adjunct professor at the McDonough School of Business at Georgetown University since 2017
Board Service
▪Public Company Directorships: None
Skills and Experience
Mr. Dillard’s expertise, including in the following areas, qualifies him to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; finance, accounting, and capital markets; human capital and talent management; enterprise risk management and sustainability; and engineering, technology, and innovation.

G. DOUGLAS DILLARD, JR. 50 Independent Managing Partner of Slewgrass Capital, LLC and Slewgrass Partners, LLC Director since: September 2017 Committees: Compensation and Governance

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Career Highlights
▪Operating executive of The Carlyle Group LP since 2005
▪Vice Chairman of Bank of America from 1993 to 2005; Chief Financial Officer from 1988 to 2004
▪Chairman and co-owner of Consolidated Coin Caterers Corporation from 1985 to 1986
▪Joined the audit staff of Price Waterhouse in 1969, served as Partner from 1979 until 1985
▪Certified Public Accountant
Board Service
▪Public Company Directorships: The Carlyle Group, Inc.
▪Former Public Company Directorships: Cousins Properties, Inc., Duke Energy Corporation, Ford Motor Company, Parkway, Inc., Sprint-Nextel Corporation, Rayonier, Inc., Enpro Industries, Morgan Stanley, and Bank of America Corporation
Skills and Experience
Mr. Hance’s expertise, including in the following areas, qualifies him to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; operational and manufacturing; finance, accounting, and capital markets; human capital and talent management; enterprise risk management and sustainability; and engineering, technology, and innovation.

JAMES H. HANCE, JR. 77 Independent, Lead Director Operating Executive of The Carlyle Group LP Director since: August 2014 Committees: Audit and Governance (Chair)

Career Highlights
▪Executive Vice President and Chief Information Officer of American Airlines Group, Inc. ("AA") since November 2015
▪Senior Vice President and Chief Information Officer of AA from December 2011 to November 2015
▪President of AAdvantage Loyalty Program from July 2010 to December 2011
▪Various roles of increasing responsibility at AA from September 1994 to July 2010
Board Service
▪Public Company Directorships: None
Skills and Experience
Ms. Leibman's expertise, including in the following areas, qualifies her to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; human capital and talent management; enterprise risk management and sustainability; engineering, technology, and innovation.

MAYA LEIBMAN 55 Independent Executive Vice President and Chief Information Officer, American Airlines Group, Inc. Director since: February 2020 Committees: Compensation and Governance

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Career Highlights
▪Independent Consultant since August 2020
▪Co-Founder of SocialCode, Inc.; served as CEO from 2009 to August 2020
▪Business and Product Strategy, Slate Group from 2009 to 2010
Board Service
▪Public Company Directorships: Vroom, Inc.
Skills and Experience
Ms. O'Shaughnessy's expertise, including in the following areas, qualifies her to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; finance, accounting, and capital markets; human capital and talent management; and engineering, technology, and innovation.

LAURA G. O'SHAUGHNESSY 44 Independent Board Director and Independent Consultant Director since: June 2020 Committees: Audit and Governance

Career Highlights
▪Chairman of Thomas & Betts Corporation from 2006 to 2013; Thomas & Betts Corporation was acquired by ABB Ltd. in 2012
▪CEO of Thomas & Betts from 2004 until his retirement in 2012; held other management positions at Thomas & Betts, including Chief Operating Officer (2003 to 2004) and President-Electrical Products (2000 to 2003)
▪Held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group, Inc. from 1995 to 2000
▪Former Chairman of the Board of Governors of the National Electrical Manufacturers Association
Board Service
▪Former Public Company Directorships: Exide Corporation, Lubrizol Corporation, and Viasystems Group
Skills and Experience
Mr. Pileggi’s expertise, including in the following areas, qualifies him to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; operational and manufacturing; human capital and talent management; and enterprise risk management and sustainability.

DOMINIC J. PILEGGI 70 Independent Retired Chairman and CEO of Thomas & Betts Corporation Director since: September 2012 Committees: Compensation (Chair) and Governance

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Career Highlights
▪Director and non-executive Chairman of Citizens Trust Bank(1) since 2003
▪President of the Southern Region of AT&T Corporation from 1996 to May 2003
▪President of Atlanta’s East Lake Golf Club from May 2003 to December 2005 and President Emeritus since December 2005
▪Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and Vice Chairman since January 2005
Board Service
▪Public Company Directorships: PROG Holdings, Inc. (Chairman), American Airlines Group, Inc., and Fortress Transportation and Infrastructure Investors LLC
▪Former Public Company Directorships: Aaron's Inc., Avnet, Inc., Choicepoint Inc., Citizens Bancshares Corporation(1), and RailAmerica, Inc.
Skills and Experience
Mr. Robinson’s expertise, including in the following areas, qualifies him to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; operations and manufacturing; and human capital and talent management.

RAY M. ROBINSON 73 Independent Non-Executive Chairman, Citizens Trust Bank Director since: December 2001 Committees: Audit and Governance

(1)Citizens Trust Bank is not a public company and its parent, Citizens Bancshares Corporation, ceased to be a publicly-traded company in January 2017.

Career Highlights
▪Chief Financial Officer of New Relic, Inc. ("New Relic") since April 2008 and Corporate Secretary of New Relic since February 2018
▪Vice President of Finance for Wily Technology, Inc. from December 1999 to March 2006
Board Service
▪Public Company Directorships: None
▪Former Public Company Directorships: None
Skills and Experience
Mr. Sachleben's expertise, including in the following areas, qualifies him to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; finance, accounting, and capital markets; human capital and talent management; enterprise risk management and sustainability; and engineering, technology, and innovation.

MARK J. SACHLEBEN 56 Independent Chief Financial Officer and Corporate Secretary, New Relic, Inc. Director since: August 2021 Committees: Compensation and Governance

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Career Highlights
▪President and Founder of WinsCo Enterprises, Inc. since 2016
▪Interim CEO of Bed Bath & Beyond Inc. from May 2019 to November 2019
▪Executive Vice President and Chief Financial Officer of Family Dollar Stores, Inc. from 2012 to 2015
▪Senior Vice President and Chief Financial Officer of Giant Eagle, Inc. from 2008 to 2012
▪Executive Vice President and Chief Financial Officer of Scholastic Corporation from 2004 to 2007
▪Held senior executive positions at Visteon Corporation and Pfizer Inc. from 1995 to 2004
▪Certified Public Accountant (inactive)
Board Service
▪Public Company Directorships: Bed Bath & Beyond, Inc., Chipotle Mexican Grill, and Dover Corporation
▪Former Public Company Directorships: Domtar Corporation, Plexus Corporation and SUPERVALU Inc.
Skills and Experience
Ms. Winston’s expertise, including in the following areas, qualifies her to serve as a director of our Board: executive leadership; corporate governance; strategic growth and development; finance, accounting, and capital markets; human capital and talent management; and enterprise risk management and sustainability.

MARY A. WINSTON 60 Independent President of WinsCo Enterprises, Inc. Director since: March 2017 Committees: Audit (Chair) and Governance

20    Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS
Director Nomination Process
Annual Assessment of Size, Composition, and Structure
The Governance Committee, composed of all of our independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure.
Incumbent Nominations
In determining whether to nominate an incumbent director for re-election, the Governance Committee, in consultation with the Board Chair and the Lead Director, evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements taking into account factors such as evaluation of the incumbent’s performance.
Identification and Consideration Process of New Nominees

Identification of Qualified Candidates
The Governance Committee proceeds to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm; recommendations from independent directors, the Board Chair, management, or other advisors to the Company; and stockholder recommendations.

Review of Qualifications
The Governance Committee reviews the qualifications of each candidate. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Governance Committee reviews the qualifications and skills of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, marketing, innovation, manufacturing, cyber security, software, electronic and distribution technologies, international operations, and accounting or financial management.

Candidate Interview Final candidates are interviewed by multiple Governance Committee members as well as the Board Chair and the Lead Director.

Recommendation The Governance Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information.

Final Decision The Board then makes the final decision on whether to invite a candidate to join the Board after completion of reference and background checks.

Invitation The Board-approved invitation is then extended by the Governance Committee Chair and the Board Chair.

2022 Proxy Statement    21

CORPORATE GOVERNANCE AT ACUITY BRANDS

Importance of Board Diversity
Our Corporate Governance Guidelines provide that the Governance Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills, and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. For purposes of Board composition, diversity also may include, among other unique characteristics, age, gender, ethnicity, race, national origin, and/or geographic background. The Governance Committee and the Board seek to maintain a Board comprised of talented and dedicated directors with a diverse mix of skills, backgrounds, and expertise in areas that will foster the Company's continued business success and that will reflect the diverse nature of the business environment in which we operate. The Board maintains a Board Diversity Policy which is available on the Company's website at www.acuitybrands.com under For Investors then Corporate—Corporate Governance.

Importance of Time Commitment
The Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines generally prohibit an outside director from serving on more than four public company boards (including our Board) at one time.

Stockholder Recommendations for Candidates for Director
Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chair of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our By-Laws, each as explained in the section entitled Next Annual Meeting—Stockholder Proposals and Director Nominations.
Proxy Access Nominations
Additionally, our By-Laws enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access By-Law provisions must satisfy the requirements in our By-Laws as described in the section entitled Next Annual Meeting—Stockholder Proposals and Director Nominations. The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that used to evaluate other director candidates.

Board Refreshment and Succession Planning
We have added skills, expertise, and diversity to the Board during the past few years with the addition of Mr. Dillard, Ms. Leibman, Ms. O'Shaughnessy, and Mr. Sachleben. It is the intention of the Board to continue this refreshment process over the coming years as we plan for the retirement of certain members of the Board or when additional skills and expertise are identified during the annual assessment process or as a result of our strategic planning process.

5 new independent directors in four fiscal years

Decreased average tenure from 10 years in 2018 to 6 years in 2021

22    Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS
Director Independence
The Board is responsible for supervising the management of the Company. The Board has reviewed and determined that all of its current members, except Neil M. Ashe, the Chairman, President and CEO, have no material relationship with the Company, and are therefore independent, based on the listing standards of the New York Stock Exchange ("NYSE"), the categorical standards set forth in our Governance Guidelines, and a finding of no other material relationships. Our Governance Guidelines are available on our website at www.acuitybrands.com under For Investors then Corporate—Corporate Governance.
Board and Committees
Board Leadership Structure
The Board believes that no single leadership structure fits all organizations. The Board, using its diverse skills and experience, considers the most appropriate leadership structure for our Company based on the specific circumstances and challenges we face. The independent Board members challenge management and demonstrate independence and free thinking as necessary to ensure effective oversight. The Board also prioritizes stockholder engagement and discusses feedback received. As a result, the Board is in the best position to evaluate the relative benefits and challenges of different Board leadership structures, and ultimately decides which one best serves the interests of our stakeholders. The independent directors, therefore, believe that the Company's current structure, with an independent Lead Director and standing committees consisting entirely of independent Directors, provides strong independent leadership and oversight as well as efficient and clear leadership, communication, and administration.
Duties and Responsibilities of the Board Chair
Our Corporate Governance Guidelines provide that whenever the Board Chair is a member of management, there will be a Lead Director. Some of the responsibilities of the Board Chair include:
▪Facilitating the flow of information between management and the Board;
▪Providing an appropriate amount of management oversight;
▪Facilitating the efficient operation of the Board by ensuring the Board is fulfilling its obligations and duties; and
▪Framing effective strategic alternatives based on extensive knowledge of the Company and the industry in which it operates.
Duties and Responsibilities of the Lead Director
Our Lead Director is an independent director appointed each year by the independent members of the Board after the annual meeting of stockholders. The Lead Director’s responsibilities, as set forth in our Corporate Governance Guidelines, include:
▪Providing oversight to ensure the Board works in an independent, cohesive fashion;
▪Ensuring Board leadership in the absence or incapacitation of the Board Chair;
▪Chairing Board meetings when the Board Chair is not in attendance;
▪Coordinating with the Board Chair to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;
▪Chairing executive sessions and acting as liaison between the independent directors and the Board Chair on matters raised in such sessions; and
▪Coordinating development of agendas and discussing other matters, as needed, directly with our General Counsel.
In addition, the Lead Director is entitled to request material and receive notice of and attend all Board committee meetings.
The Board believes that having an independent Lead Director whose responsibilities closely parallel those of an independent chair ensures that the appropriate level of independent oversight is applied to all Board decisions.

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Our Corporate Governance Guidelines provide that our Board will include a majority of independent directors.
As described in Item 1—Election of Directors, nine of our ten director nominees are independent. In addition, only independent directors serve as members of the Audit Committee, the Compensation and Management Development Committee, and the Governance Committee. Each of the standing committees is led by a committee chair that sets the agenda for the committee and reports to the full Board on the committee’s work. The independent members of the Board and the independent members of each of the standing committees meet quarterly in executive session.
90% Independent Directors

Committees of the Board
The Board has delegated certain functions to the Audit Committee, the Compensation and Management Development Committee, and the Governance Committee. Our Committee charters set forth the responsibilities of each standing committee. For information about where to find the charters, see Governance Policies and Procedures.

AUDIT COMMITTEE
Fiscal 2020 Committee Members	Rotated In/New Director: No new members	Fiscal 2021 Committee Members
Mary A. Winston (Chair) James. H. Hance, Jr. Robert F. McCullough Laura G. O'Shaughnessy Ray M. Robinson		Mary A. Winston (Chair) James. H. Hance, Jr. Laura G. O'Shaughnessy Ray M. Robinson
Rotated Out/Retired: Robert F. McCullough (Jan 2021)

Meetings in FY 2021: 5	Attendance: 95%	Report: page 35
Roles and Responsibilities of the Committee
▪Matters pertaining to our auditing, internal control, financial reporting, and financial risk exposures (including cybersecurity), as set forth in the Committee’s report (see Report of the Audit Committee) and in its charter.
▪Each quarter, the Audit Committee meets separately with the independent registered public accounting firm and the internal auditor without other management present.
▪Periodically, and when necessary, the Audit Committee meets separately with the Chief Financial Officer and the General Counsel without other management present to review legal and compliance matters.
Each member of the Committee is independent under the requirements of the Securities and Exchange Commission ("SEC") and the Sarbanes-Oxley Act of 2002. In addition, the Board has determined that each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the NYSE. The Board has determined that each of the members of the Committee, except Ray M. Robinson, satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the NYSE.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Fiscal 2020 Committee Members	Rotated In/New Director: Mark J. Sachleben (Aug 2021)	Fiscal 2021 Committee Members
Dominic Pileggi (Chair) W. Patrick Battle Peter C. Browning G. Douglas Dillard, Jr. Maya Leibman		Dominic Pileggi (Chair) W. Patrick Battle G. Douglas Dillard, Jr. Maya Leibman Mark J. Sachleben
Rotated Out/Retired: Peter C. Browning (Aug 2021)

Meetings in FY 2021: 6	Attendance: 100%	Report: page 61

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CORPORATE GOVERNANCE AT ACUITY BRANDS
Roles and Responsibilities of the Committee
▪Matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter.
▪Matters relating to management development and succession, as well as oversight of DEI.
▪At most regularly scheduled meetings, the Compensation and Management Development Committee meets privately with an independent compensation consultant without management present.
▪Annually, the Compensation and Management Development Committee evaluates the performance of the independent compensation consultant in relation to the Committee’s functions and responsibilities.
Each member of the Committee is independent under the listing standards of the NYSE and a non-employee director under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Board has determined that each member of the Committee meets the additional independence requirements applicable to compensation committees under NYSE listing standards.
Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation and Management Development Committee of the Board during the fiscal year ended August 31, 2021, were W. Patrick Battle, Peter C. Browning (who retired in August 2021), G. Douglas Dillard, Jr., Maya Leibman, Dominic Pileggi, and Mark J. Sachleben. None of these individuals are, or ever have been, officers or associates of the Company. During fiscal 2021, none of our executive officers served as a director or on the compensation committee of any entity for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the entities with which these individuals or our other directors are affiliated.

GOVERNANCE COMMITTEE
Fiscal 2020 Committee Members	Rotated In/New Director:	Fiscal 2021 Committee Members
James H. Hance, Jr. (Chair) W. Patrick Battle Peter C. Browning G. Douglas Dillard, Jr. James H. Hance, Jr. Maya Leibman Robert F. McCullough Dominic J. Pileggi Ray M. Robinson Mary A. Winston	Mark J. Sachleben (Aug 2021) Rotated Out/Retired: Robert F. McCullough (Jan 2021) Peter C. Browning (Aug 2021)	James H. Hance, Jr. (Chair) W. Patrick Battle G. Douglas Dillard, Jr. James H. Hance, Jr. Maya Leibman Dominic J. Pileggi Ray M. Robinson Mark J. Sachleben Mary A. Winston

Meetings in FY 2021: 5	Attendance: 100%
Roles and Responsibilities of the Committee
▪Reviewing matters pertaining to the composition, organization, and practices of the Board
▪Recommending changes to the Corporate Governance Guidelines
▪Recommending changes to and overseeing the administration of the Code of Ethics and Business Conduct
▪Overseeing our ESG initiatives
▪Periodic evaluation of the Board
▪Periodic evaluation of individual directors
▪Recommending to the full Board a slate of directors for election by stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail in the section entitled Director Nomination Process.
The Board has determined that each member of the Committee is independent under the listing standards of the NYSE.

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CORPORATE GOVERNANCE AT ACUITY BRANDS
Director Engagement
Board Meetings and Attendance
During the fiscal year ended August 31, 2021, the Board held five regular meetings. All of our directors attended 100% of these regular Board meetings. We typically expect that each continuing director will participate in the annual meeting of stockholders, absent a valid reason. Nine of our continuing directors attended last year's annual meeting. One was not in attendance due to an unexpected emergency.
Meetings of Non-Management Directors
Our Corporate Governance Guidelines provide that all non-management directors meet in executive session outside the presence of the CEO and other Company personnel during a portion of each of the Board’s in-person meetings. As noted above, the Lead Director chairs these executive sessions and develops the agenda for each executive session.
Beyond the Boardroom
Our directors routinely receive updates on the Company's strategy and operations from members of the management team during quarterly meetings that allow continued engagement with our associates who are involved in day-to-day operations. In addition, the Board may have an operational site visit each year but due to restrictions related to COVID-19 did not conduct a site visit during fiscal 2021.
When a new director is elected to the Board, the Company's senior leadership team conducts an orientation that covers such topics as strategy, product innovation, industry overview, sales and marketing strategies, supply chain and sourcing management, financial highlights/plan, legal entity structure, and a general overview of the Company's governance policies and practices, including a review of a director's fiduciary duties.
Board Evaluation Process
The Board believes in a robust self-evaluation process, including peer-to-peer assessment of individual directors. Each year, the Board performs a full Board evaluation, and each director performs a self-evaluation and a peer evaluation of each of the other directors. The evaluation process described below is managed by the Corporate Secretary's office with oversight by the Governance Committee. The Governance Committee may retain an independent third party to assist in the evaluation process if deemed appropriate.

26    Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS

Completion of Questionnaires
All members of the Board complete a detailed confidential questionnaire on the performance of the full Board and each of the standing committees on such topics as board meeting effectiveness; board and committee structure; appropriateness of meeting topics; communication effectiveness within the board, with management, and with key leaders of the Company; and effectiveness of crisis management and succession planning. In addition, each director provides a peer assessment of each of the other directors, reviewing each member's values, knowledge, judgment, engagement, and relationships with management.

Committee Self-Evaluation
Each standing committee also conducts self-evaluations with results being reported by each standing committee chair to the Board. The committee self-evaluations consider committee size; experience and skills of each committee member; appropriateness of committee responsibilities; length and content of quarterly meetings; communication among committee members; and other topics as deemed specifically appropriate by each standing committee.

Data Analysis Information is collected and analyzed, and a written report summarizing the responses is prepared and provided to the Board Chair and the Lead Director.

Discussion The Board Chair and Lead Director review and discuss the summary report with the Governance Committee and/or the Board.

Follow-Up Matters requiring follow-up are addressed by the Lead Director/Chair of the Governance Committee and the Board Chair.
Board Responsibilities
Strategic Oversight
The Board and its standing committees are involved in oversight of our strategy, including, but not limited to, major business and organizational initiatives, capital allocation, and potential business development opportunities. Each quarter the Board receives operational reports from senior leaders on key business activities and discusses one or more of the aforementioned areas. At least annually, the Board discusses the Company's long-term strategy, one-year plan, and three-year plan. The standing committees oversee elements of our strategy associated with their respective areas of responsibility.
Board Risk Oversight
While our management team is responsible for the day-to-day management of risk, the Board has broad oversight responsibility of our risk-management programs. In this role, the Board is responsible for ensuring that our risk-management processes and/or programs are designed and implemented effectively by management and that they function in the intended manner.
As outlined below, the Board delegates to its various standing committees certain elements of its risk oversight function. Each committee then discusses with the entire Board all aspects of their individual risk oversight. We believe that our risk oversight structure supports effective risk oversight by the Board. We also encourage open communication between management and directors with respect to risk oversight.

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CORPORATE GOVERNANCE AT ACUITY BRANDS

FULL BOARD AND COMMITTEES

Board Oversight
Pursuant to our Corporate Governance Guidelines, it is the Board’s role to provide oversight of the Company’s risk management processes. The Board receives quarterly updates on various risks from the committee chairs. In addition to the committees’ work in overseeing risk management, our Board regularly discusses significant risks that the Company may be facing.

Audit Committee	Compensation and Management Development Committee	Governance Committee

Specifically charged with the responsibility of meeting periodically with management to discuss major financial risk exposures (including cybersecurity) and the steps management has taken to monitor and control the Company’s exposure to risk, including policies with respect to financial risk assessment and risk management.

Considers risk in designing the compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance. A discussion of the compensation risk analysis conducted by the Compensation and Management Development Committee is included in the Compensation Discussion and Analysis later in this proxy statement.

Responsible for the composition and evaluation of the Board and its standing committees. Also, specifically charged with oversight of the Company's ESG programs (EarthLIGHT) and policies and any associated risks, and with oversight of the Company's Code of Ethics and Business Conduct.

Management routinely prepares and presents to the Board an enterprise risk management report identifying and evaluating key risks, including cyber risk, and how these risks are being managed. In addition, management provides updates during the year of any material changes to the risk profile and reports on any newly identified risks.

Succession Planning and Human Capital Management
The Board and our Compensation and Management Development Committee routinely review succession plans for key management positions and provide guidance to management on such succession plans. In addition, human capital management, including DEI initiatives previously discussed, is important to our ongoing business success and we recognize that it requires continued investment in our associates. Acuity Brands is an equal opportunity employer, and we are committed to making employment decisions without regard to race, color, religion, national or ethnic origin, sex, sexual orientation, gender identity or expression, age, disability, protected veteran status or other characteristics protected by law. We seek to retain our associates through competitive compensation and benefits, as well as challenging work experiences with increasing levels of responsibility. We strive to engage our associates in ways that will enhance their personal well-being and promote job satisfaction.
Safety of our associates is also important. At COVID-19's onset, we immediately launched several cross-functional workstreams focused on helping us determine how to change our workplace and how to work to accommodate the new world created by the virus. Our priorities were the health and well-being of our associates and their families and ensuring that we could continue to operate effectively. In addition to the day-to-day efforts of balancing work life and family priorities, our associates continued to identify ways to make a positive impact on the communities where we operate and they live.

28    Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS
Human Capital Management in Fiscal 2021

Employee Engagement and Workplace Culture Launched a Listening Strategy through a DEI survey and a full engagement survey.
Diversity, Equity, and Inclusion Formed a DEI Council that led efforts to create a comprehensive DEI strategy and a three-year roadmap of efforts.
Health and Well-Being Continued focus on promoting programs to support associate well-being.

Associate Training
Developed new programs and evolved processes to focus associates and managers on the importance of development and a personal growth mindset for the transformation and growth of our Company.

Associate Compensation and Benefits
Retooled incentive plans to ensure alignment of the interests of associates and stockholders. Used market data to enhance benefits and time away plans to improve employee value proposition. Invested in a new career and compensation architecture.

Contacting the Board of Directors
The Board has adopted a policy that allows stockholders and other interested parties to communicate directly with the Board as a group by writing to the Board Chair, with our non-management directors as a group by writing to the Chair of the Governance Committee, and with members of the Audit Committee as a group by writing to the Chair of the Audit Committee, each in care of the Corporate Secretary at our principal executive offices. Our principal executive offices are located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. All communications will be forwarded promptly by the Corporate Secretary to the appropriate Board member.
Governance Policies and Procedures
Corporate Governance Practices
Our Board has approved a number of changes to our corporate governance practices over the past several of years, including:
By-Law Amendment to Provide Proxy Access. We amended our By-Laws to include proxy access rights, which enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. The amendment to our By-Laws to include proxy access was the result of the Board’s ongoing review of our corporate governance structure and current trends in corporate governance. The Board believes the proxy access bylaw provisions adopted by the Company conform generally with prevailing terms of proxy access bylaw provisions adopted by other public companies and reflect consideration of various factors identified by proxy advisory firms and corporate governance experts as critical to providing meaningful proxy access rights for stockholders.
Amendment of our Certificate of Incorporation to Declassify our Board of Directors. At the Annual Meeting for fiscal 2016, the stockholders approved the amendment to our Certificate of Incorporation to phase out the classified structure of our Board. After completion of the phase out of the classified structure beginning with elections held at our Annual Meeting for fiscal 2017, all directors are now elected for one-year terms.
Amendments to our Corporate Governance Guidelines. We approved amendments to our Corporate Governance Guidelines to increase the retirement age of directors from 72 to 75, to provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interest of the Company and its stockholders to waive such limitation. In October 2020, we also amended the Corporate Governance Guidelines to reduce the number of public boards that our outside directors may serve on from five to four.

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CORPORATE GOVERNANCE AT ACUITY BRANDS
Amendment of our Certificate of Incorporation and By-Laws to Remove Supermajority Provisions. At the Annual Meeting for fiscal 2020, the stockholders approved amendments to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws to eliminate supermajority voting provisions relating to amendments to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws and the removal of directors.
Amendment of our Certificate of Incorporation and By-Laws to Permit Stockholders to Call a Special Meeting. At the Annual Meeting for fiscal 2020, the stockholders approved amendments to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws granting stockholders holding 20% or more of the Company's outstanding common stock the ability to call a special meeting of stockholders.
Corporate Documents and SEC Filings
The following governance documents are available on our website at www.acuitybrands.com under For Investors then Corporate—Corporate Governance.
▪Certificate of Incorporation
▪By-Laws
▪Corporate Governance Guidelines
▪Audit Committee Charter
▪Compensation and Management Development Committee Charter
▪Governance Committee Charter
▪Board Diversity Policy
▪Policy Regarding Interested Party Communications with Directors
▪Policy on Stockholder Recommendations for Board of Director Candidates
▪Anti-Bribery and Anti-Corruption Policy
▪Code of Ethics and Business Conduct
▪Whistleblower and Non-Retaliation Policy
▪Stock Ownership Guidelines Policy
Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. Our SEC filings, including Section 16 filings, are available on our website at www.acuitybrands.com under For Investors then Financial—SEC Filings. Our proxy materials and annual report are available on our website at www.acuitybrands.com under For Investors then Financial—Annual Reports & Proxy Statements. Information on or connected to our website is not, and should not be, considered a part of this proxy statement.

30    Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS
Compensation of Directors
Non-Employee Director Compensation
The compensation program of our non-employee directors is designed to achieve the following goals:
▪compensation should fairly pay directors for work required for a company of our size and scope;
▪compensation should align directors’ interests with the long-term interests of stockholders; and
▪the structure of the compensation should be simple, transparent, and easy for stockholders and directors to understand.
Mr. Ashe, who is an employee of the Company, receives no additional compensation for serving as a director.
Director Fees
The compensation paid to our non-employee directors for their service on our Board and its committees is reviewed periodically with the assistance of the Compensation and Management Development Committee's independent compensation consultant using comparative data from the same peer companies that the Compensation and Management Development Committee uses to evaluate executive officer compensation. The Compensation and Management Development Committee last reviewed the non-employee director compensation program in January 2021. At that time no changes were made to the amount of fees to be paid to our non-employee directors; however, the frequency of payments was changed from quarterly to annually. Annual payment of fees will occur upon the election of each director just after the annual meeting at which the director is elected for a one-year term. A summary of the director fees follows.

ANNUAL FEES Since Fiscal 2019	OTHER COMPENSATION
	Governance Committee Chair(3):	$25,000

	Audit Committee Chair(3):	$20,000

	Compensation and Management Development Committee Chair(3):	$15,000

	Board Meeting Fee (for meetings in excess of six per fiscal year):	$2,000

	Committee Meeting Fee (for meetings in excess of six per fiscal year):	$1,500
(1)Approximately 36% of the annual fee is payable in cash. This portion of the annual fee may, at the director's election, be deferred into the Deferred Compensation Plan described below.
(2)Approximately 64% of the annual fee is required to be deferred into stock units in the Deferred Compensation Plan until the director exceeds the Stock Ownership Requirement described below. Once the Stock Ownership Requirement has been met, non-employee directors may annually elect to receive this non-cash portion of the annual fee in vested stock grants issued pursuant to the Deferred Compensation Plan.
(3)Any chair or meeting fees, which are payable in cash, may be deferred into the Deferred Compensation Plan described below.
Equity Award
The non-employee directors do not routinely receive equity awards. Newly appointed or elected non-employee directors may receive an initial equity award valued at $20,000 in the form of restricted stock. The new director equity award will generally vest ratably over a three-year period and accumulate dividends during the vesting period at a rate that is equal to the dividends paid to other common stockholders. Upon vesting, accumulated dividends are paid in cash to the directors. Mr. Sachleben received such an award during fiscal 2021.
Director Deferred Compensation Plan
We maintain the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the “2011 NEDC”), which was originally approved by stockholders in January 2012. The 2011 NEDC was amended and restated on October 25, 2021 (the "Amended 2011 NEDC") to extend the expiration date to October 25, 2031 and to provide that stock or deferred stock units that are issued to directors in connection with their fee payments be allocated from the shares reserved under the Company's Amended and Restated 2021 Omnibus Stock Incentive Compensation Plan (the "Long-

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CORPORATE GOVERNANCE AT ACUITY BRANDS
Term Incentive Plan") if approved by stockholders at this Annual Meeting. See Long-Term Plan Amendment for more information.
The Amended 2011 NEDC allows for fees deferred by non-employee directors to either be credited into a deferred stock units account and be paid in shares following retirement from the Board or be credited to an interest-bearing account to be paid in cash following retirement from the Board. Cash dividend equivalents earned on deferred stock units are credited to the interest-bearing account.
Stock Ownership Guidelines
Each non-employee director is subject to a stock ownership guideline that requires each director to attain ownership in our common stock valued at $400,000, equal to five times the $80,000 annual cash fee, within five years of joining our Board. For purposes of the stock ownership guideline, directly held shares, deferred stock units, and unvested restricted stock are counted. During fiscal 2021, each of our non-employee directors who have served for at least five years have met the stock ownership guideline. See Beneficial Ownership of the Company’s Securities.
Fiscal 2021 Director Compensation
The following table sets forth the fiscal 2021 compensation of our non-employee directors. Our Chairman, President and CEO, Mr. Ashe, did not receive any additional compensation for serving as a director. Our non-employee directors did not receive any option awards or any non-equity incentive plan compensation, and did not have any earnings in a non-qualified deferred compensation plan in excess of the applicable federal rate to disclose in the table.
During fiscal 2021, we changed the timing of payments to our non-employee directors from quarterly to annually. The annual fee payment is now made just after our Annual Meeting at which each director is elected by stockholders. Due to this payment timing change, amounts shown in the table as paid are in excess of our normal annual fees as outlined above.

Name	Fees Paid in Cash ($)(1)	Fees Paid in Stock Awards ($)(1)	Total Fees Paid ($)(2)(3)
W. Patrick Battle	$108,000	$195,750	$303,750
Peter C. Browning (5)	108,000	195,750	303,750
G. Douglas Dillard, Jr.	108,000	195,750	303,750
James H. Hance, Jr.	141,750	195,750	337,500
Maya Leibman	108,000	195,750	303,750
Robert F. McCullough	28,000	50,750	78,750
Laura G. O'Shaughnessy	—	303,750	303,750
Dominic J. Pileggi	128,250	195,750	324,000
Ray M. Robinson	108,000	195,750	303,750
Mark J. Sachleben (4)(5)	—	113,128	113,128
Mary A. Winston	135,000	195,750	330,750
(1)The cash portion of the annual director fees, along with any chair or excess meeting fees, may be deferred into the Amended 2011 NEDC at the election of the director into either stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. The non-cash portion of the annual director fee may, at the election of the director, be granted in stock if the director’s stock ownership exceeds the Stock Ownership Guideline. The amounts shown for fiscal 2021 consist of prorated fees for the period September 1, 2020 through January 5, 2021, as well as a payment on January 6, 2021 of fees for services to be performed for the one-year period from January 6, 2021 to our next Annual Meeting date, January 5, 2022 (see footnote 2 for additional details). As of August 31, 2021, each director had unvested restricted stock outstanding as follows: Mr. Battle, Mr. Dillard, Mr. Hance, Mr. Pileggi, Mr. Robinson, and Ms. Winston, 143 shares each; Ms. Leibman and Mr. Sachleben, 112 shares each; and Ms. O'Shaughnessy, 153 shares. The following table sets forth the allocation of the non-cash portion of the annual retainer paid to each applicable director and any restricted stock award ("RSA") received:

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CORPORATE GOVERNANCE AT ACUITY BRANDS

	Paid as Vested Stock Grants		Paid as Deferred Stock Units		Restricted Stock Award
Name	$	#	$	#	$	#
W. Patrick Battle	—	—	195,750	1,722	—	—
Peter C. Browning	—	—	195,750	1,722	—	—
G. Douglas Dillard, Jr.	—	—	195,750	1,722	—	—
James H. Hance, Jr.	195,750	1,723	—	—	—	—
Maya Leibman	—	—	195,750	1,722	—	—
Robert F. McCullough	50,750	521	—	—	—	—
Laura G. O'Shaughnessy	—	—	303,750	2,672	—	—
Dominic J. Pileggi	—	—	195,750	1,722	—	—
Ray M. Robinson	195,750	1,723	—	—	—	—
Mark J. Sachleben	—	—	93,082	532	20,046	112
Mary A. Winston	195,750	1,723	—	—	—	—
(2)The only perquisite received by directors is a match on charitable contributions. The maximum match in any fiscal year is $5,000 and is below the required reporting threshold.
(3)During fiscal 2021, we changed the payment date and payment frequency of fees to our independent directors. The following table shows the allocation of total fees paid for services provided between fiscal 2021 and fiscal 2022:

Name	Fees Attributable to Fiscal 2021	Fees Attributable to Fiscal 2022	Total Total Fees
W. Patrick Battle	$225,000	$78,750	$303,750
Peter C. Browning	225,000	78,750	303,750
G. Douglas Dillard, Jr.	225,000	78,750	303,750
James H. Hance, Jr.	250,000	87,500	337,500
Maya Leibman	225,000	78,750	303,750
Robert F. McCullough	78,750	—	78,750
Laura G. O'Shaughnessy	225,000	78,750	303,750
Dominic J. Pileggi	240,000	84,000	324,000
Ray M. Robinson	225,000	78,750	303,750
Mark J. Sachleben	34,378	78,750	113,128
Mary A. Winston	245,000	85,750	330,750
(4)Amounts shown for Mr. Sachleben represent a pro-rata portion of the annual director fees paid from his date of election, August 6, 2021, to January 5, 2022, the Annual Meeting date. Also as of the date of his election, Mr. Sachleben received a RSA valued at approximately $20,000 that vests ratably over three years. The number of shares received by Mr. Sachleben was determined by dividing the grant value by the closing price of our common stock on the grant date ($178.98) rounded to the nearest whole share (112 shares).
(5)Mr. Browning retired from the Board on August 6, 2021. Mr. Sachleben joined the Board on August 6, 2021.

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Audit Committee Matters

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the 2021 Annual Meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP ("EY") as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2022. EY has performed this function for us since 2002. One or more representatives of EY are expected to be present at the 2021 Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions. Information regarding fees paid to EY during fiscal 2021 and fiscal 2020 is set out below in Audit Fees and Other Fees.
Based on the Audit Committee’s evaluation discussed below in Selection and Engagement of the Independent Registered Public Accounting Firm, the Audit Committee believes that EY is independent and that it is in the best interests of the Company and our stockholders to retain EY to serve as our independent auditor for fiscal 2022.
The Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Selection and Engagement of the Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, oversight, evaluation, and compensation of our independent registered public accounting firm, including review of their qualifications, independence, and performance. Additionally, the Audit Committee is involved in the selection of the lead engagement partner from the audit firm, which is required to be rotated every five years.
In determining whether to reappoint EY as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with EY, an annual assessment of the professional qualifications and past performance of the audit team, the appropriateness of fees, and external data regarding the firm’s audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) reports on EY and its peer firms. Based on this evaluation, the Audit Committee believes that EY is independent and that it is in the best interests of the Company and our stockholders to retain EY to serve as our independent auditor for fiscal 2022.
Audit Fees and Other Fees
The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2021 and 2020:

Fees Billed:		2021	2020
Audit Fees (1)	Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, comfort letters, consents, assistance with and review of documents filed with the SEC, and/or audits of statutory financial statements. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.	$2,332,000	$2,050,000
Tax Fees (1)	Tax Fees primarily include international tax compliance and assistance with transfer pricing in various foreign jurisdictions.	166,000	81,000
All Other Fees	All Other Fees include amounts billed to the Company for the use of an online accounting research tool.	1,000	—
Total		2,499,000	2,131,000
(1)    The increase in fees for fiscal 2021 is primarily related to services performed in connection with filing of the Registration Statement on Form S-3 and an offering of senior notes with the SEC as well as the timing of tax compliance and transfer pricing services.
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AUDIT COMMITTEE MATTERS
Preapproval Policies and Procedures
The Audit Committee has established policies and procedures for the approval and preapproval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to preapprove the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all services. All fees paid to EY were preapproved by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines.
The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.
There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
Report of the Audit Committee
The Audit Committee and the Board previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter is available on the Company’s website at www.acuitybrands.com under For Investor then Corporate—Corporate Governance. The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the NYSE. The Committee held five meetings during fiscal 2021.
The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management to discuss the audited financial statements in the Company’s Annual Report on Form 10-K, including the quality, not just the acceptability, of the accounting policies; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee received from the independent registered public accounting firm the required written disclosures regarding its independence and the report regarding the results of its integrated audit. The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. GAAP and on our internal controls over financial reporting, its judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such other matters as are required to be discussed with the Committee under the rules adopted by the PCAOB, the rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered whether the non-audit services provided by them during fiscal 2021 were compatible with the independent registered public accounting firm’s independence.
The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended August 31, 2021 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company’s internal controls and the independent registered public accounting firm’s audit of internal control over financial reporting.
The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm on a quarterly basis, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
35    Acuity Brands, Inc.

AUDIT COMMITTEE MATTERS
Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the audited financial statements. Accordingly, the Audit Committee recommended to the Board that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021 for filing with the SEC.
AUDIT COMMITTEE
Mary A. Winston, Chair
James H. Hance, Jr.
Laura G. O'Shaughnessy
Ray M. Robinson

36    Acuity Brands, Inc.

Executive Officers
Executive officers are elected annually by the Board and serve at the discretion of the Board. Neil M. Ashe serves as a Director and as an executive officer. His business experience is discussed in Item 1—Election of Directors—Director Information–Director Nominees. Our other executive officers as of the date of this proxy statement are described below.

▪Executive Vice President of the Company since September 2006*
▪President of Acuity Brands Lighting, Inc. from September 2019 to March 2021
▪Chief Financial Officer of the Company from December 2005 to September 2019
▪Senior Vice President of the Company from December 2005 to September 2006
▪Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
▪President of Belden’s Communications Division from June 1999 to April 2002
▪Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
▪Certified Public Accountant (inactive)
▪Serves on the Atlanta Police Foundation and as a member of the Board of Governors of the National Electrical Manufacturers Association

*Mr * Mr. Reece will retire from the Company on November 30, 2021.

Richard K. Reece
Executive Vice President Age: 65

▪Senior Vice President and Chief Financial Officer of the Company since September 2019
▪Senior Vice President, Finance and Associate Engagement of Acuity Brands Lighting, Inc. from January 2019 to September 2019
▪Senior Vice President, Finance of Acuity Brands Lighting, Inc. from 2006 to December 2018
▪Vice President and Controller of the Company from 2004 to 2006
▪Vice President, Financial Services of the Company from 2001 to 2004
▪Prior to joining Acuity Brands, she served in various roles in accounting, reporting and financial planning at National Service Industries, Inc. from 1998 to 2001
▪Certified Public Accountant
▪Serves on the Georgia Chamber of Commerce

Karen J. Holcom
Senior Vice President and Chief Financial Officer Age: 52

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EXECUTIVE OFFICERS

▪Senior Vice President and General Counsel of the Company since January 2015
▪Senior Vice President and General Counsel of Acuity Brands Lighting, Inc. from January 2007 to January 2015
▪Vice President and Associate Counsel of Acuity Brands Lighting, Inc. from April 2003 to January 2007
▪Associate Counsel of the Company from August 2001 to April 2003
▪Prior to joining Acuity Brands, he served as Associate Counsel of National Service Industries, Inc. from August 1997 to August 2001
▪Serves on the Boards of the Southface Institute, The McClung Lighting Research Foundation, and the National Association of Manufacturers

Barry R. Goldman
Senior Vice President and General Counsel Age: 55

▪Senior Vice President and Chief Human Resources Officer of the Company since March 2020
▪Principal, Mills Consulting from November 2017 to February 2020
▪Senior Vice President, People Officer at Walmart eCommerce from August 2014 to January 2017
▪Senior Vice President and Chief Human Resources Officer of PayPal from February 2009 to July 2014
▪She served in various business and human resources roles of increasing responsibility at Bank of America from September 1999 to January 2009

Dianne S. Mills
Senior Vice President and Chief Human Resources Officer Age: 61

38    Acuity Brands, Inc.

Executive Compensation

ITEM 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Board is asking you to approve, on an advisory basis, the compensation of our NEOs. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our NEOs with the interests of our stockholders. As required by Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our NEOs. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”
As described in detail in this proxy statement under Compensation Discussion and Analysis, our compensation programs are designed to:
▪Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors;
▪Attract and retain executives by providing a competitive reward and recognition program that drives our success;
▪Provide rewards to executives who create value for stockholders;
▪Align the interest of executives with those of stockholders;
▪Encourage executives to achieve ambitious goals while mitigating unnecessary or excessive risk taking; and
▪Provide a framework for the fair and consistent administration of pay policies.
We continue to engage with stockholders to seek feedback on other improvements that we could make to our executive compensation program to improve our fiscal 2021 "say on pay" vote results. We continue to believe that our comprehensive executive compensation program, with its focus on performance-based compensation, aligns with long-term stockholder interests by creating long-term stockholder value.
Based on feedback received during stockholder engagement in 2020 and 2021, as well as our review of best practices and competitive alignment, we made significant changes that shaped our compensation processes and plan designs for fiscal 2021. We will continue to review and implement best practices when appropriate for our Company. See Executive Compensation Strategy for additional information.
Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement to see how the enhancements we implemented during fiscal 2021 impacted our executive compensation programs.
Although this annual vote is non-binding, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation decisions. The frequency of our “say on pay” advisory vote was determined to be held annually by a vote of our stockholders that occurred at our Annual Meeting held in January 2018 and as such, we expect to include our "say on pay" vote annually until otherwise determined by our stockholders at the next vote on frequency, which is expected to be held at our annual meeting that will be held in January 2024.
The Board recommends that you vote FOR the approval of named executive officer compensation.

2022 Proxy Statement    39

EXECUTIVE COMPENSATION
Message from the Compensation and Management Development Committee
Dear Stockholders:
The Compensation and Management Development Committee members are responsible for oversight of the design and implementation of a comprehensive competitive compensation program that aligns the interests of our executive management team with those of our stockholders and other stakeholders.
Our compensation philosophy aligns with a "pay for performance" model. The objective is to achieve a comprehensive executive compensation program that balances base salary, short-term incentives, long-term equity incentive awards, and retirement benefits. We are focused on rewarding sustained performance that delivers value creation for stockholders.
Alongside our Chief Human Resources Officer, Dianne Mills, the Committee regularly reviews talent management processes. Reviews include succession planning for the executive leadership team, direct reports, and other key positions throughout the business. We believe that the active management of our associates’ development and our increased focus on DEI are significant advantages in attracting and retaining the best talent that will enable the Company's continued success.
After reviewing the results of the Company's "say on pay" vote from last year's Annual Meeting, the Committee worked with an outreach team, led by our Chief Financial Officer, Karen Holcom, to obtain additional feedback from stockholders on our current compensation strategies and program. The results are detailed under Stockholder Feedback and Responsiveness in this Proxy Statement. We continue to take this feedback seriously. As a result, the changes for fiscal 2021, which are highlighted in various sections of this Proxy Statement, include:
▪Eliminated Return on Invested Capital as a metric in our short-term incentive plan
▪Limited the maximum payout on the short-term incentive plan to 200%
▪Removed single trigger equity vesting
▪Closed participation for new entrants in the SERP and committed not to amend the plan to enhance benefits
▪Discontinued retirement vesting in the long-term incentive plan
▪Eliminated excise tax gross-ups
▪Enhanced stock ownership restriction guidelines for the CEO
The Committee remains committed to the ongoing evaluation and improvement of our executive compensation programs. We look forward to future dialogue with stockholders and encourage you to reach out with any questions or concerns you may have related to our programs.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
Dominic J. Pileggi, Chair
W. Patrick Battle
Peter C. Browning (until August 6, 2021)
G. Douglas Dillard, Jr.
Maya Leibman
Mark J. Sachleben (effective August 6, 2021)

40    Acuity Brands, Inc.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy statement describes the material elements of the fiscal 2021 compensation program for the NEOs listed in the Summary Compensation Table.
For fiscal 2021, our NEOs were:

Neil M. Ashe (1)	Richard K. Reece (2)	Karen J. Holcom	Barry R. Goldman	Dianne S. Mills
Chairman, President and CEO	Executive Vice President	Senior Vice President and Chief Financial Officer	Senior Vice President and General Counsel	Senior Vice President and Chief Human Resources Officer
(1)    On January 6, 2021, Mr. Ashe was elected Board Chair. He also serves as our President and CEO.
(2) On September 14, 2021, Mr. Reece notified the Company of his intention to retire effective as of November 30, 2021.
Included in our Compensation Discussion and Analysis are:
▪details of stockholder feedback and engagement and our response to stockholder concerns;
▪a business overview including a summary of fiscal 2021 financial performance;
▪a review of our compensation decisions and actions;
▪a detailed description of our executive compensation program design and philosophy and each element of compensation provided; and
▪a description of the process and key factors the Compensation and Management Development Committee considered in determining fiscal 2021 compensation for the NEOs.
Stockholder Feedback and Responsiveness
Consideration of “Say on Pay” Voting Result
At our fiscal 2019 and fiscal 2020 Annual Meetings, our "say on pay" proposal received only 33% support, down from 53% support in fiscal 2018 and over 90% support received in prior fiscal years.

	2014	2015	2016	2017	2018	2019	2020
Historic "say on pay" support	98%	96%	94%	94%	53%	33%	33%
In response to continued concern from our stockholders relating to our compensation programs, the Compensation and Management Development Committee reviewed the Company's programs to evaluate potential changes or enhancements that would be responsive to the feedback we received from stockholders.
At Acuity, the core of our executive compensation philosophy continues to be to “pay for performance." As highlighted in last year's proxy statement, we updated our compensation strategy to reflect our continuing view of our strategic compensation programs to align more closely to those of our peer group and to allow successful recruitment of associates critical to our strategic plan. Those changes consisted of:

Eliminated overlapping performance metrics	Eliminated ROIC as a performance measure in our short-term incentive plan; there is no overlap in the metrics used for the short-term and long-term incentive plans.
Limited payout maximum to 200%	Limited maximum payout in short-term and long-term incentive plans to 200% of target.
Removed single trigger equity vesting	Subject to approval of the Second Amended Plan at this Annual Meeting, equity would only become vested in the event of a change in control if plan not assumed by purchaser.
Closed participation in and grandfathered existing participants in the Supplemental Executive Retirement Plan ("SERP")	Amended SERP to eliminate opportunity for new participants and grandfathered current participants at then-current benefit levels. There are currently four active participants in the SERP and there will be three active participants after Mr. Reece retires on November 30, 2021.

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EXECUTIVE COMPENSATION

Discontinued retirement vesting in equity plan	Discontinued the practice of full vesting for participants who are age 60 with ten years of service effective for awards made on or after October 26, 2020.
Removed excise tax gross-ups on new severance and change in control agreements	Committed to excluding a provision for excise tax gross-ups in future severance or change in control agreements. Mr. Reece is the only NEO with a tax gross-up provision and he is expected to retire from the Company on November 30, 2021, at which time we will no longer have any excise tax gross-ups in effect.
Enhanced stock ownership guidelines	Increased CEO stock ownership multiple to 6x salary to demonstrate our commitment to ensuring alignment with stockholders.
In addition to the changes made in our compensation programs, we also continued to review and make appropriate governance changes in fiscal 2021 that are in line with our shared values and good governance trends, including:
▪Continued the Board refreshment, including the appointment of one new director to the Board in August 2021, which resulted in the enhancement of skills that support the Company's operating strategies and provided new perspectives to the Board and its Committees;
▪Recommended and obtained approval by stockholders on amendments to our By-Laws and Certificate of Incorporation that eliminated supermajority voting and provided stockholders the right to call a special meeting; and
▪Established executive-level councils for ESG and DEI that support and enhance the Company's commitments in these areas and enables regular reporting of the Company's progress to the Governance Committee and Compensation and Management Development Committees, who have oversight of these respective areas.
We continued and enhanced our stockholder outreach to better understand current areas of concerns, to provide a preview of incentive design changes being contemplated, and to review the CEO's compensation program details. Our continued outreach reinforces our commitment to our stockholders.
Stockholder Engagement
Ongoing engagement and dialogue with our stockholders is important to the Company. We have adopted a year-round engagement philosophy that includes outreach for various purposes, including to solicit feedback in advance of filing this Proxy Statement. Our outreach efforts, which were led by the Compensation and Management Development Committee of our Board, instructed management to encourage all stockholders that were receptive to speak with a member of the Board or a representative of the Compensation and Management Development Committee. During these engagements, we sought feedback on governance priorities, compensation programs, and environmental and social issues.

We contacted 27 of our stockholders	who hold approximately 70% of our shares outstanding with updates about the Company and invitations to meet with our management and/or independent directors.	We held approximately 15 stockholder meetings, where we specifically engaged around matters regarding this Proxy Statement.	The stockholders we met with hold approximately 43% of our shares outstanding.	At stockholders' request, independent members of our Board were in attendance at 13% of the meetings held.
Feedback/Response Chart
The Compensation and Management Development Committee carefully considered the additional feedback from our stockholders following our "say on pay" vote last year. In addition, the Compensation and Management Development Committee reviewed and considered other compensation and governance best practices for changes to our executive compensation program that may be implemented during fiscal 2022. The following table summarizes the stockholder feedback received from stockholders during engagement and our response:

42    Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Feedback/What We Heard	Response/What We Did
Support of removal of ROIC performance measure previously included in both Short-Term and Long-Term Incentive Plans
▪Reviewed performance measures used in our incentive compensation plans during fiscal 2021 and discussed appropriateness of selected performance measures to drive increased stockholder value.
▪For fiscal 2021, eliminated overlapping performance measures by removing ROIC from Short-Term Incentive Plan.

Interest in understanding the value to be delivered to our CEO via long-term incentive awards
▪Discussed rationale and received feedback on the Company's analysis used in determining a long-term incentive award that would entice Mr. Ashe to join the Company, that would encourage exceptional performance, and that would be aligned with stockholder value creation.

Interest in disclosure relating to Company's human capital management and DEI programs
▪Discussed the Company's commitment to human capital management and what actions and steps were being taken to allow enhanced disclosure.
▪Reviewed fiscal 2021 initiatives including establishing an executive-level DEI Council, launching a new resource group, PRIDE, and conducting a Company-wide DEI survey with 78% participation.
▪Discussed the refinement of our talent acquisition and associate development programs which will support the Company's strategic direction.

Interest in enhancement of the Company's environmental, social, and governance disclosure and programs
▪Discussed the Company's progress and commitment to sustainability in all aspects of the business.
▪Reviewed fiscal 2021 initiatives including establishing an executive-level ESG Council, our achievement of carbon neutrality in operations, and setting a carbon reduction target of 100 million metric tons from our put in place products and services.
▪Reviewed the Company's ESG priorities for fiscal 2022 and beyond and discussed the Governance Committee's oversight of these priorities.

Business Overview
Acuity Brands is a market-leading industrial technology company. We use technology to solve problems in spaces and light for our communities, and our planet. Through our two business segments, ABL and ISG, we design, manufacture, and bring to market products and services that make the world more brilliant, productive, and connected. We achieve growth through the development of innovative new products and services, including lighting, lighting controls, building management systems, and location-aware applications.
Acuity Brands is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 13,000 dedicated and talented associates worldwide.
Fiscal 2021 Performance
2021 Financial Highlights
In fiscal 2021, we achieved the following:

($ millions, except diluted earnings per share) Fiscal Year Ended August 31	2021	2020	2019
Net sales	$3,461.0	$3,326.3	$3,672.7
Operating profit	$427.6	$353.9	$462.9
Operating profit margin	12.4%	10.6%	12.6%
Diluted earnings per share	$8.38	$6.27	$8.29
Net cash provided by operating activities	$408.7	$504.8	$494.7
Free cash flow(1)	$364.9	$455.5	$441.7
Adjusted return on invested capital(1)	16.1%	13.6%	18.0%
(1)Represents a non-U.S. GAAP measure that the Board and management utilize to assess the performance of the business. See Appendix A for calculation of such financial measure and reconciliation to the most directly comparable GAAP measure.

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EXECUTIVE COMPENSATION
Net sales of $3.46 billion for the year ended August 31, 2021 increased by $134.7 million, or 4.0%, compared with the prior-year period. This increase was driven by improved sales performance in the second half of fiscal 2021. Sales in our ABL segment of $3.29 billion increased $106.4 million, or 3.3%, compared to the prior year. Within our ABL segment, sales through the independent sales network and direct sales network increased 5% and 9%, respectively, due primarily to these channels continuing to benefit from improved service levels and an improving economy. However, corporate accounts sales for fiscal 2021 were 12% lower year over year due to fewer nonessential renovations from large retailers in the first half of the fiscal year, and retail sales declined 17% due primarily to a customer inventory rebalancing in fiscal 2021. Sales within our ISG segment increased 21% to $190.0 million due primarily to strong demand for building and HVAC controls. Changes in foreign currency rates and revenues from acquired companies did not have a meaningful impact on net sales for fiscal 2021.
Operating profit for fiscal 2021 was $427.6 million compared with $353.9 million reported for the prior-year period, an increase of $73.7 million, or 20.8%. Operating profit margin increased 180 basis points to 12.4% for fiscal 2021 compared with 10.6% for fiscal 2020. The increase in operating profit margin reflects favorable gross profit margin, a decline in special charges, and our ability to leverage our operating costs.
Diluted earnings per share for fiscal 2021 was $8.38 compared with $6.27 for the prior-year period, an increase of $2.11 per share or 33.7%. This increase reflects higher net income as well as lower outstanding diluted shares.
We generated $408.7 million of net cash flow from operating activities in fiscal 2021 compared with $504.8 million in the prior-year period, a decrease of $96.1 million due primarily to increased operating working capital requirements to support the improvement in year-over-year sales as well as higher payments for income taxes, partially offset by payroll tax deferrals under the Coronavirus Aid, Relief, and Economic Security Act of 2020 and lower interest payments on long-term borrowings due to timing. Cash generated from operating activities, cash on hand, and additional long-term debt borrowings were used during fiscal 2021 to fund our capital allocation priorities, including: $43.8 million in capital expenditures to support organic growth in our business, $75.3 million in strategic acquisitions, $19.1 million in dividends paid to stockholders, and $434.9 million, or 3.8 million, of share repurchases.
In fiscal 2021 we delivered adjusted ROIC of 16.1%, well above our estimated WACC of 9.4%.
2021 Strategic Highlights
Fiscal 2021 was a pivotal year for Acuity Brands as we advanced our corporate transformation. Acuity Brands realigned into two segments, ABL and ISG. This alignment creates the necessary strategic focus on each business and allows the leadership teams to develop and deliver on their potential. ABL's portfolio of lighting solutions includes commercial, architectural, specialty lighting in addition to lighting controls and components that can be combined to create integrated lighting controls systems. ISG offers building management systems and location-aware applications, selling through system integrators and directly to end customers. Following are some additional strategic highlights from fiscal 2021:
•We returned the Company to growth with net sales growth in the third quarter, in the fourth quarter, and for the full year.
•We expanded gross profit margins for the full year, despite a challenging cost environment.
•We generated strong cash flow and allocated capital in a way that creates permanent value for stockholders, highlighted by the acquisitions of the ams OSRAM’s North American Digital Systems business, one of the largest LED driver companies in North America, and Rockpile Ventures, Inc., and through our stock repurchase program.
•We held our first ever investor day that laid out progress of our transformation journey and provided a framework in which to think about our future performance.
•We built a strong and diverse leadership team, and we continued to attract talent throughout the organization.
DEI was also an important focus during fiscal 2021. We established an executive level DEI Council and developed a DEI road map with related action items in support of our belief that our organization works best when we have diversity of people and thoughts. In addition, we established a new employee resource group that supports PRIDE, introduced a parental leave policy, refreshed our vacation policy, and overhauled our total rewards program to align associate pay more closely to outcomes they can influence. We also demonstrated a new way of working through our Acuity Anywhere program, which classifies our workforce into three categories: Onsite, Hybrid, and Remote.
In our continuing sustainability efforts, we established an executive-level ESG council, worked to achieve carbon neutrality in our operations, set a 100 million metric tons carbon reduction target from our put in place products and service by 2030, donated portable healthcare lights for use throughout the Americas, disclosed climate-related risks and opportunities through submission with CDP, began calculating Scope 3 emissions, and increased focus on diversity and

44    Acuity Brands, Inc.

EXECUTIVE COMPENSATION
other human capital metrics. See the EarthLIGHT report for more information at www.acuitybrands.com under For Investors then Sustainability.
Total Stockholder Returns
At August 31, 2021, the one, three, five, and ten-year total returns on the Company’s common stock compared to that of the respective benchmark indices is as follows:

2022 Proxy Statement    45

EXECUTIVE COMPENSATION
2021 Executive Compensation
Executive Compensation Strategy
Our compensation strategy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting, lighting controls, intelligent building management solutions, and location-aware applications company capable of consistently delivering long-term financial performance. Our compensation strategy is founded on the following principles:
▪Alignment of pay and performance;
▪Alignment with Acuity's business and operating strategy;
▪Alignment with stockholder value creation;
▪Consistency with peer group and market practice;
▪Motivation and retention of key talent; and
▪Flexibility to withstand uncertainty and difficulty in the current economic climate.
Compensation Best Practices

WHAT WE DO	WHAT WE DON’T DO

•We align pay and performance
•We conduct an annual compensation risk assessment to ensure design of short-term and long-term performance-based plans discourage excessive risk taking
•We retain an independent compensation consultant to advise on director and executive compensation matters
•We have stock ownership guidelines for all executive officers and directors
•We have a clawback policy
•We limit perquisites
•We vote annually on Say on Pay

•We do not have employment agreements with executive officers
•We do not have "single-trigger" provisions for payout of benefits under change in control agreements
•We do not have tax gross-ups in new severance or change in control agreements
•We do not allow new SERP participants or enhanced SERP benefits
•We do not allow executive loans
•We do not permit hedging or pledging of stock by directors and executive officers
•We do not pay dividends on equity awards until performance units are earned or time-based awards vest
•We do not allow repricing or backdating of stock options

46    Acuity Brands, Inc.

EXECUTIVE COMPENSATION
Pay and Performance Alignment
At Acuity, the core of our executive compensation philosophy continues to be to “pay for performance.” As such, a significant portion of the compensation opportunity for our NEOs is variable and "at-risk" since it is based on the achievement of financial performance measures and an individual performance assessment. The following graphic and table show the various elements of the direct compensation and target pay mix for our NEOs.
ELEMENTS OF FISCAL 2021 DIRECT COMPENSATION

Vehicle and Measures	Objective
Long-Term Incentive Award
▪For the CEO, 100% stock options with stock price performance targets (new hire award; see Fiscal 2021 Long-Term Incentive Awards to CEO below).
▪For all other NEOs, 50% RSUs and 50% PSUs based on three-year adjusted ROIC.

▪Provide variable equity compensation opportunity based on achievement of annual performance goals;
▪Reward individual performance and overall Company performance;
▪Encourage and reward long-term appreciation of stockholder value;
▪Encourage long-term retention through three-year performance period associated with PSUs and four-year vesting periods for RSUs; and
▪Align interests of executives with those of stockholders.

Short-Term Incentive Award
For all NEOs: Company Performance (80%): ▪Net sales (34%) ▪Adjusted operating profit (33%) ▪Free cash flow (33%) Individual Performance (20%): ▪Including individual ESG Goal
▪Provide variable cash compensation opportunity based on achievement of annual performance goals aligned with business objectives;
▪Reward focus on operational performance, profitability, and cash flow generation; and
▪Reward individual performance.

Base Salary
▪Provide a competitive level of fixed cash compensation for high-performing executives; and ▪Reward individual performance, level of experience, and responsibility.
Compensation of the CEO
In determining the appropriate total compensation package for Mr. Ashe, including the type of equity to be awarded, the Committee considered the comparative total compensation packages of our peer companies, of companies in similar industries that were recruiting Mr. Ashe, and other publicly available market data. Once the components of Mr. Ashe's compensation package were determined, the Committee further considered additional provisions for his equity awards that would incentivize Mr. Ashe to achieve an extraordinary level of performance as well as align his compensation with the long-term growth expected by our stockholders. The performance-based stock options with stock price targets were determined to properly incentivize and reward Mr. Ashe for extraordinary performance that would be in line with the expectations of our stockholders. A portion of the equity awards outlined in his January 2020 employment letter was received in fiscal 2020 and was described in detail in the fiscal 2020 Proxy Statement.

2022 Proxy Statement    47

EXECUTIVE COMPENSATION
On September 1, 2020, in accordance with his January 2020 employment letter, we granted Mr. Ashe two performance-based stock option grants, one with a stock price target of $275 per share and another with a stock price target of $225 per share. The stock price targets have to be maintained for ten consecutive trading days before the awards become exercisable. These stock price targets were set after a review of the Company's historic closing stock prices and, based on that review, deemed to represent a significant premium over the stock price of the Company at the time Mr. Ashe joined the Company. These awards were deemed to be in keeping with our core tenet, "pay for performance."
As shown in the table below, the awards granted during fiscal 2021 will not have any realizable value unless our stock price achieves the ten-day consecutive price target. Mr. Ashe was not eligible to receive additional long-term incentive awards until our fiscal 2022 awards (granted in October 2021).

FISCAL 2021 LONG-TERM INCENTIVE AWARDS TO CEO
Description	Grant Date	Number of Options	Exercise Price	Ten Day Consecutive Stock Price Target	Estimated Grant Date Value	Current Stock Price at 8/31/2021	Realizable Value
Performance Stock Options	9/1/2020	225,000	$108.96	$275.00	$9,028,125	$184.53	$0.00
Performance Stock Options	9/1/2020	52,200	$108.96	$225.00	$2,184,440	$184.53	$0.00
Total		277,200			$11,212,565		$0.00
Stockholder Value Creation
We believe our stockholders have benefited from the strategies and results that were created under Mr. Ashe's leadership. Since he joined the Company in January 2020, the Company has:
•returned to profitable growth;
•expanded gross margins;
•improved operating profit margins and adjusted operating profit margins;
•generated strong cash flow;
•allocated capital effectively;
•realigned the business into two operating units - ABL and ISG;
•improved transparency and disclosure; and
•centered ESG and DEI as operational imperatives.

Fiscal 2021 Total Stockholder Return
During fiscal 2021, our stock price increased from $108.96 to $184.53 (nearly a 70% increase).

48    Acuity Brands, Inc.

EXECUTIVE COMPENSATION
Process for Setting Executive Compensation
Role of Compensation Consultant
Under its charter, the Compensation and Management Development Committee is authorized to engage outside advisors at our expense. In fiscal 2021, the Compensation and Management Development Committee engaged Exequity as its independent compensation consultant. Exequity does not provide any additional consulting services to the Company.
The Compensation and Management Development Committee approves the services to be performed by the consultant and the related costs. Under the terms of arrangement with Exequity, Exequity performed the following services for the Compensation and Management Development Committee in fiscal 2021 (in addition to preparation for and attendance at meetings of the Compensation and Management Development Committee):
▪Peer group assessment, market compensation analysis, and overall compensation program design for the CEO and the other NEOs;
▪Market compensation analysis for non-employee directors;
▪Assistance and support on various issues, including review of the long-term incentive plan (share request and award design), updates related to evolving executive compensation, and governance trends; and
▪Review of the draft proxy statement and input on various disclosures therein.
The Chair of the Compensation and Management Development Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.
In October 2021, the Compensation and Management Development Committee considered the independence of its compensation consultant. The Compensation and Management Development Committee received confirmation from Exequity addressing its independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation and Management Development Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation and Management Development Committee reviewed these factors and concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.
Market Data
The Compensation and Management Development Committee annually compares the various elements of our executive compensation program with respect to the CEO and other NEOs in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available proxy peer group data, market surveys, total compensation studies, and long-term incentive compensation analyses.
For purposes of analyzing NEO compensation relative to that of the market, the Compensation and Management Development Committee utilizes a list of peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent. Although we focus on ensuring industry-representative peers, there is no individual or group of companies of similar size that exactly match the markets and industry that our Company serves. The compensation consultant and management developed a list of recommended peer companies based upon an assessment of the aforementioned representative factors, as well as the availability of publicly-disclosed compensation information, revenue and market capitalization of between approximately 0.5 times and 2.5 times the Company’s levels, and one-year and three-year levels of both historical profitability and total stockholder returns. The Compensation and Management Development Committee approved the recommended list of peer companies.
The peer group for purposes of analyzing executive compensation for fiscal 2021 was reviewed and it was determined that in connection with our current business strategy it was appropriate to add the following companies: Allegion plc, Dover Corporation, Generac Holdings, Inc., Keysight Technologies, Inc., Pentair plc, Snap-on Incorporated, Vishay Intertechnology, Inc., and Xylem Inc.

2022 Proxy Statement    49

EXECUTIVE COMPENSATION
The peer group for fiscal 2021 is comprised of the following list of 23 companies and includes electrical components and equipment, building products, construction, and engineering and industrial machinery companies with size and financial characteristics generally comparable to us:
A.O. Smith Corporation
Allegion plc
AMETEK Inc.
Amphenol Corporation
Belden Inc.
Carlisle Companies, Inc.
Dover Corporation
EnerSys
Generac Holdings, Inc.
Hubbell Incorporated
IDEX Corporation
Keysight Technologies, Inc.
Lennox International
Lincoln Electric Holdings, Inc.
Pentair plc
Regal Beloit Corporation
Rockwell Automation, Inc.
Roper Technologies
Snap-on Incorporated
Sensata Technologies Hldg. plc
Valmont Industries, Inc.
Vishay Intertechnology, Inc.
Xylem Inc.
Role of Executive Officers
As discussed above, the CEO reports to the Compensation and Management Development Committee on his evaluations of certain senior executives, including the other NEOs. He makes compensation recommendations for the other NEOs with respect to base salary, merit increases, and short-term and long-term incentive awards, which are the basis of discussion with the Compensation and Management Development Committee. The Chief Financial Officer evaluates the financial implications of any proposed Compensation and Management Development Committee action. The Chief Human Resources Officer makes recommendations to the CEO for his direct reports and certain senior leaders with respect to base salary, merit increases, and short-term and long-term incentive awards.
At the request of the Compensation and Management Development Committee, meetings of the Compensation and Management Development Committee are regularly attended by the CEO, the Chief Financial Officer, the Chief Human Resources Officer, the Corporate Secretary, and the Vice President of Total Rewards.
Executive Compensation Framework
General Compensation Levels
The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives based on skill levels and experience. The short-term and long-term incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met.
In determining total direct compensation opportunities, the Compensation and Management Development Committee considers: compensation information and input, including peer group comparisons and survey market data, provided by its compensation consultant; the evaluation by the Board of the CEO; and the CEO’s performance review and recommendation for each other executive officer. The peer group and survey market data provides competitive compensation information for positions of comparable responsibilities and experience with comparably-sized companies that are representative of the companies with whom we compete for executive talent.
Elements of Compensation
For fiscal 2021, our executive compensation program consisted of the following compensation elements for the NEOs, including:
▪Base salary;
▪Performance-based short-term incentive awards;
▪Performance-based stock options (with three-year or four-year vesting periods) (for the CEO only);
▪Time-vesting RSU awards with a four-year vesting period (for NEOs, other than the CEO);
▪Performance-based RSU awards with a three-year performance measure that vest after three years, if at all, subject to achievement of performance measure (for NEOs, other than the CEO); and
▪Post-termination compensation retirement benefits as well as severance and change in control arrangements.

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The compensation program for our NEOs also includes perquisites consisting of a charitable contribution match and personal use of the Company's aircraft, if any (see Executive Perquisites for more details). In addition, NEOs generally participate in our health and welfare plans on the same basis as other full-time associates.
The objective for each element of compensation is described below.

Pay Element	Performance Metric	Rationale	Target Pay
Total Direct Compensation

Base Salary		Market competitive base pay allows for the attraction and retention of high-performing executives
Performance-Based Short-Term Incentive Award	Net Sales	Aligns objective financial performance metrics to our annual operating plan	80% of Base Salary
	Adjusted Operating Profit	Rewards operational performance and profitability
	Free Cash Flow	Rewards generating cash to invest in growth and return capital to stockholders
	Individual Performance	Rewards individual contributions that positively impact overall Company performance and results	20% of Base Salary
Stock Option Awards (CEO only)	Stock price targets must be met before exercisable	Encourages long-term appreciation of stockholder value and aligns interests of executives with those of stockholders	100% of LTI Value
Performance Stock Units (Other NEOs)	3-year ROIC in excess of WACC	Encourages leaders to make sound investments that generate returns for stockholders	50% of Target LTI Value
Restricted Stock Units (Other NEOs)		Directly aligns with value delivered to stockholders	50% of Target LTI Value

Other Compensation
Post-Termination Compensation
Encourages long-term retention through pension benefit and provides a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders

2021 Elements and Determination of Executive Compensation
Base Salary
The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile depending on individual factors such as tenure, responsibilities, and performance. For the NEOs, the Compensation and Management Development Committee considers peer group data in determining market levels.
For fiscal 2021, the base salaries for our NEOs were set, based on individual performance (if applicable), peer group benchmarks, and survey market data, as follows:

Name	2020 Base Salary	2021 Base Salary	% Change
Neil M. Ashe	$1,000,000.00	$1,000,000.00	—%
Richard K. Reece	$575,000.00	$600,000.00	4.3%
Karen J. Holcom	$425,000.00	$500,000.00	17.6%
Barry R. Goldman	$400,000.00	$425,000.00	6.3%
Dianne S. Mills	$400,000.00	$450,000.00	12.5%
Short-Term Incentive Awards
Performance-based short-term incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant performance-based component of overall compensation. Short-term incentive awards are made under the 2017 Management Cash Incentive Plan ("Short-Term Incentive Plan"), which was

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approved by stockholders at the January 2018 Annual Meeting. The Short-Term Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.
Typically at the beginning of the fiscal year, the Compensation and Management Development Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target, and maximum levels, which determine payouts. Approximately 1,500 salaried associates participate in the Short-Term Incentive Plan, including the NEOs. Achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance component.
Actual Company financial performance for the fiscal year and the sum of all individual performance targets at 100% determines the total amount of dollars available for the short-term incentive awards to all eligible associates, including the NEOs. Financial performance percentages are interpolated for performance falling between stated performance measures.
When deciding what Company financial measures to use and the threshold, target, and maximum levels of achievement of those measures, the Compensation and Management Development Committee carefully assesses financial measures that are most likely to focus the participants, including the NEOs, on making decisions that deliver annual results aligned with long-term goals. The Compensation and Management Development Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures.
At the start of a fiscal year, an individual short-term incentive target, stated as a percentage of base salary, is determined for each participant ("Target Opportunity"). In addition, specific metrics to measure the Company's financial performance for the fiscal year are determined. For fiscal 2021, 80% of the cash incentive opportunity could be earned based on the Company's performance relative to net sales, adjusted operating profit, and free cash flow, and 20% of the cash incentive opportunity could be earned based on achievement of personal performance goals. The individual performance rating for each NEO is determined using our performance management process ("PMP"), which results in the assignment of a personal performance percent using the rating scale described below ("PMP Rating").
Under the Short-Term Incentive Plan, the amount of each actual short-term incentive award, including the awards to the NEOs, would be determined as follows:

Base Salary x Short-Term Incentive Target % = Target Opportunity

Target Opportunity x 80% Financial Goal x Corporate Performance %		Target Opportunity x 20% Individual Goal x Personal Performance %		Total Short-Term Incentive Payable
	+		=

Short-Term Incentive Target
The Target Opportunity, representing the percentage of base salary used in the determination of the award, is set by the Compensation and Management Development Committee for each of the NEOs and set forth in the table.

Name	Target Opportunity
Neil M. Ashe	130%
Richard K. Reece	130%
Karen J. Holcom	100%
Barry R. Goldman	75%
Dianne S. Mills	75%
Fiscal 2021 Financial Performance Measures and Weighting
The performance measures and their relative weightings are typically established by the Compensation and Management Development Committee and ratified by the Board early in the fiscal year. In selecting appropriate performance measures the Committee considers management's recommendations and reviews available peer company information and other market data provided by its compensation consultant.
During fiscal 2021, the Compensation and Management Development Committee considered whether it would be appropriate to adjust the performance measures and targets related to our incentive programs in light of the COVID-19 pandemic. Based on a review of the Company's financial performance and other relevant factors, the Compensation and Management Development Committee again in fiscal 2021 determined that no modification of our performance measures for the COVID-19 pandemic was necessary.
Each of the performance measures shown below, which represents 80% of the short-term incentive opportunity, may be adjusted to exclude the impact of: (a) special charges for streamlining efforts and impairments, (b) the distortive effect

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of business acquisitions and/or dispositions, (c) Purchase Accounting adjustments, (d) significant changes in income tax provision, (e) significant changes in foreign currency, (f) refinancing or extinguishment of debt, (g) changes in accounting principles or accounting policies, (h) capital expenditures related to facility renovations, and (i) any other unusual gain or loss or event deemed appropriate by the Committee.

SHORT-TERM INCENTIVE PLAN FINANCIAL PERFORMANCE MEASURES
Measure(1)	Weighting	Calculation
Net sales		Net sales is calculated in the same manner as net sales in our income statement with no adjustments.
Adjusted operating profit		Adjusted operating profit is calculated as operating profit and may be adjusted.
Free cash flow		Free cash flow is calculated as cash provided by operating activities, minus purchases of property, plant, and equipment.
(1)    See Appendix A for information on calculation of these operating performance measures.
Performance Measurement Payout Levels
We strongly believe that our current performance measures, consisting of net sales (34%), adjusted operating profit (33%), and free cash flow (33%), are not only the leading indicators of how the Company performs but also the main drivers to enhance our stockholder value. Payout levels are set based on anticipated performance that is expected to drive long-term stockholder value in the upcoming year and may increase commensurately with higher performance up to a maximum payout of 200%. See table in Fiscal 2021 Short-Term Incentive Award for specific performance measures.
Individual Performance
Performance of individual participants in the Short-Term Incentive Plan, including the NEOs, is evaluated after the end of the fiscal year by:
•Comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives, and
•Considering, on a qualitative basis, whether the individual’s performance reflects our corporate values, business philosophies, and our environmental, social, and governance goals.
The individual objectives for Mr. Ashe were set with the approval of the Compensation and Management Development Committee. The individual objectives for the other NEOs were set after individual discussion with Mr. Ashe. At the end of the fiscal year, each participant, including each NEO, is given a PMP Rating, which is translated to a PMP Payout Percentage. The objectives are common across all executives, with specific objectives set according to each individual’s role at our Company. The common objectives of the NEOs were:
•Transformation of the business including creating operating business segments, recruiting appropriate talent to propel the Company forward, updating business strategies for the two operating business segments, and improving communications with our stakeholders (including our investors).
•Drive Company-wide initiatives in environmental, social, and governance.
•Drive Company-wide human capital management initiatives to support associate engagement, associate health and well-being, and safety.
•Establish values-driven organizational tenet that will enhance Company-wide culture shift.
The maximum payout percentage that can be earned by any participant in the plan is 200%. At the end of the fiscal year, the Compensation and Management Development Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.

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The table below sets forth the PMP Rating Descriptions and the possible PMP Payout Percentages for all Short-Term Incentive Plan participants for fiscal 2021.

	Range of PMP Payout Percentage
PMP Rating Descriptions	Minimum	Maximum
Consistently Exceeded Expectations	130%	200%
Met and Often Exceeded Expectations	110%	130%
Met Expectations	85%	110%
Met Some Expectations	25%	85%
Did Not Meet Expectations	0%	0%
Determination of Award
The level of financial performance is determined after the end of the fiscal year based on actual Company results compared to the financial measures set at the beginning of the fiscal year. In addition, the CEO summarizes the individual performance goals and achievements of each of the NEOs, including himself, to the Compensation and Management Development Committee. The Compensation and Management Development Committee considers this information in determining the awards.
Fiscal 2021 Short-Term Incentive Award
Our Compensation and Management Development Committee sets performance levels at threshold, target, and maximum based on improvement in annual financial measures that correlate with the long-term financial performance of mid-to-large cap companies. The “target” performance level set under the plan required that the annual growth in our financial performance be at the 50th percentile level as historically demonstrated by mid-to-large cap companies with the objective of providing target total compensation at the industry median-level. In order to achieve upper-quartile total compensation, annual improvement in our financial performance should be consistent with upper-quartile levels of improvement demonstrated by mid-to-large cap companies. The maximum award is designed to reward only exceptional performance.
Short-Term Incentive payouts for fiscal 2021 were based on the achievement of previously established financial performance measures and the achievement of personal performance goals. Eighty percent (80%) of the Short-Term Incentive opportunity could be earned based on the Company's performance relative to net sales, adjusted operating profit, and free cash flow. Twenty percent (20%) of the cash incentive opportunity could be earned based on achievement of personal performance goals. The individual's total Short-Term Incentive payout was established by taking the sum of each individual participant’s base salary multiplied by their short-term incentive target percent. The following table reflects each executive's respective target award opportunity:

Named Executive Officer	Salary ($)	Short-Term Incentive Target %	Target ($)
Neil M. Ashe	1,000,000	130%	1,300,000
Richard K. Reece	600,000	130%	780,000
Karen J. Holcom	500,000	100%	500,000
Barry R. Goldman	425,000	75%	318,750
Dianne S. Mills	450,000	75%	337,500

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The following table shows the financial performance measures along with their weighting, payout percent, and weighted payout percent.

SHORT-TERM INCENTIVE PLAN FINANCIAL PERFORMANCE MEASURES
Measures(2)	Performance Objectives (1)					Weighted Payout (rounded)
	Threshold	Target	Maximum	Weighting	Payout %
Net sales					140%	48%
Adjusted operating profit					181%	60%
Free cash flow					83%	27%
			Company Payout Percentage			135%
(1)Target, Threshold, and Maximum amounts are payable at 50%, 100%, and 200%, respectively.
(2)See Appendix A for information on calculation of these performance measures.

We eliminated ROIC from the short-term incentive plan to ensure that there is no overlap in incentive metrics in our compensation program on a go-forward basis. We believe ROIC is better utilized in our long-term incentive plan.

Eighty percent (80%) of each executive's target award opportunity was adjusted at the end of the performance year by the resulting financial goal achievements shown in the table above. Twenty percent (20%) of the award was adjusted for the individual performance component based on the level of achievement of individual performance goals.
In October 2021, the Compensation and Management Development Committee certified the achievement of fiscal 2021 financial performance objectives based upon information prepared by the Company’s finance department and approved the fiscal 2021 Short-Term Incentive Awards to the NEOs, other than Mr. Ashe. The independent members of the Board then approved the Compensation and Management Development Committee’s recommendations of the fiscal 2021 Short-Term Incentive award to Mr. Ashe.
The following table reflects the actual Short-Term Incentive awards for each of our NEOs based on our financial performance and their individual performance for fiscal 2021:

Named Executive Officer	Financial Performance Payout($) (1)		Personal Performance Payout ($) (2)		Actual 2021 Short-Term Incentive Award Payout ($)
Neil M. Ashe	1,404,000	+	260,000	=	1,664,000
Richard K. Reece	842,400	+	156,000	=	998,400
Karen J. Holcom	540,000	+	110,000	=	650,000
Barry R. Goldman	344,250	+	70,125	=	414,375
Dianne S. Mills	364,500	+	87,750	=	452,250
(1)     Financial performance payout is equal to Target Opportunity multiplied by 80% of the Financial Goal achieved at 135%.
(2)    Personal performance payout is equal to Target Opportunity multiplied by 20% of the Individual Performance percent achieved. Individual performance percent achieved for each of the NEOs was: Mr. Ashe, 100%; Mr. Reece, 100%; Ms. Holcom, 110%; Mr. Goldman, 110%; and Ms. Mills, 130%.
Long-Term Incentive Awards
A substantial portion of the total direct compensation of our NEOs is delivered in the form of Long-Term Incentive Awards. Long-Term Incentive Awards are generally granted on an annual basis. The Compensation and Management Development Committee may also grant Long-Term Incentive Awards at the time an executive officer is hired or promoted, or to recognize an executive officer's outstanding performance.
The fiscal 2021 Long-Term Incentive Awards for NEOs other than the CEO were consistent with fiscal 2020 awards and included the following:

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▪Value of annual awards should approximate the median target value of awards for similar positions at our peer group. The value of the actual award may be slightly higher or lower based on individual performance;
▪50% of annual award is in the form of RSUs that vest ratably over a four-year period;
▪50% of annual award is in the form of PSUs that vest only if the three-year performance measure is achieved; and
▪Actual payout of the PSUs is dependent on the achievement of an established performance measure in excess of related thresholds, which may allow for payout up to two-times the shares originally awarded.
Awards are made under the stockholder-approved Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan (the "Long-Term Incentive Plan"). The purpose of the Long-Term Incentive Plan is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation and Management Development Committee believes contributes to the future success of our Company. In fiscal 2021, there were approximately 480 eligible participants in the Long-Term Incentive Plan. The Compensation and Management Development Committee believes that awards under the Long-Term Incentive Plan promote a long-term focus on our profitability due to the multi-year vesting period under the plan.
Fiscal 2021 Long-Term Incentive Awards for CEO
The long-term incentive awards for Mr. Ashe were in the form of performance-based stock options. These awards were granted in connection with the terms of Mr. Ashe's January 2020 employment letter and are tied directly with the Company's performance by requiring stock price targets to be met before they become exercisable. Mr. Ashe's long-term incentive awards are intended to demonstrate our commitment to value creation and alignment with stockholders, with the majority of his compensation delivered in the form of stock options with significant stock price targets as described in the table below.

Description	Grant Date	Number of Options	Exercise Price	Ten Day Performance Stock Price Target	Estimated Grant Date Value	Current Stock Price at 8/31/2021	Realizable Value
Performance Stock Options (1)	9/1/2020	225,000	$108.96	$275.00	$9,028,125	$184.53	$0.00
Performance Stock Options (2)	9/1/2020	52,200	$108.96	$225.00	$2,184,440	$184.53	$0.00
Total		277,200			$11,212,565		$0.00
(1)This tranche of stock options is not exercisable until the Company's stock price exceeds $275 per share for ten consecutive trading days and have an exercise price that was equal to the fair market value of our common stock on the grant date.
(2)This tranche of stock options is not exercisable until the Company's stock price exceeds $225 per share for ten consecutive trading days and have an exercise price that was equal to the fair market value of our common stock on the grant date.
Fiscal 2021 Long-Term Incentive Awards for all Other NEOs
The value of the awards for our NEOs other than the CEO is a percentage of base salary and based on median target values for similar positions in our peer group. The value of the actual award may be slightly higher or lower based on individual performance and consists of 50% RSUs and 50% PSUs (at Target).
The actual number of shares earned under the PSU award will be determined at the end of the three-year performance period (September 1, 2020 to August 31, 2023) based on the level of achievement as follows:
▪No shares earned if our average adjusted ROIC over the three-year period does not exceed or equal our average estimated WACC over the same period by at least 200 basis points.
▪Target shares earned (100%) if our average adjusted ROIC over the three-year period equals or exceeds our average estimated WACC over the same period by 200 basis points.
▪Maximum shares earned (200%) if our average adjusted ROIC over the three-year period equals our average estimated WACC over the same period by a minimum of 600 basis points.
▪Between Target (100%) and Maximum (200%), the number of shares earned will be interpolated.

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The following table shows the fiscal 2021 long-term incentive awards for the NEOs other than the CEO:

		Value by Award Type		Number of Shares by Award Type
Named Executive Officer	Grant Date Fair Value of Award ($)	Restricted Stock Units ($)	Performance Stock Units ($)	Restricted Stock Units	Performance Stock Units at Target
Richard K. Reece	1,625,000	812,500	812,500	8,901	8,901
Karen J. Holcom	1,000,000	500,000	500,000	5,478	5,478
Barry R. Goldman	400,000	200,000	200,000	2,191	2,191
Dianne S. Mills	400,000	200,000	200,000	2,191	2,191
Change in Disclosure: The Company has changed its disclosure methodology related to our Long-Term Incentive Plan awards in this Proxy Statement. As part of the continued review of the design of our Company's executive compensation programs, the Long-Term Incentive Plan design was changed such that the awards to our NEOs, other than the CEO, have forward-looking performance targets to be earned over a three-year performance period as well as time-vested awards. Previously, we granted long-term incentive awards based on the achievement of a performance measure in the prior fiscal year with awards having a time-vesting component after grant. We disclosed these long-term incentive awards in the Compensation Discussion and Analysis based on the year the performance was measured. With the change to forward-looking performance targets, the awards described for fiscal 2021 and those to be granted after fiscal 2021 will be reported based on the date of grant.
Vesting, Dividends, and Other Provisions
RSUs vest ratably over a four-year period and PSUs will vest at the end of three years, subject to achievement of a specified performance measure. Dividends accrue on RSUs and PSUs but are not paid until the underlying award vests.
For awards granted from October 24, 2019 to October 25, 2020, RSU and PSU award agreements provided for continued vesting of stock awards following retirement for all eligible participants who had attained age 60 having at a minimum ten years of service with the Company. Effective October 26, 2020, after review of the aforementioned retirement provision, the Board adopted forms of award agreements for RSUs and PSUs that no longer provide for continued vesting in the event of retirement. The newly adopted forms of award agreement for the PSUs will provide for payout of a portion of the award based on a participant's service during the performance period only if performance is achieved and paid to all participants. This new provision aligns the PSUs termination provision with those in the RSUs and also aligns with general market practices.
Executive Perquisites
The perquisites and other personal benefits available to our NEOs (that are not otherwise available to all of our associates) consist of personal use of the corporate aircraft, if any, and match of contributions to charitable organizations of not more than $5,000 per fiscal year.
With respect to personal use of the corporate aircraft, the Company calculates the incremental aggregate cost of personal use of the Company's aircraft based on the average direct operating costs over the prior 12-month period. Average direct operating costs include fuel, maintenance, and engine reserves. We also include other variable expenses, such as contract labor, crew travel and lodging expense, catering, and landing and parking fees. No incremental cost for personal use of the Company aircraft was attributed to an NEO where the plane was already traveling to the destination for business reasons. Since our aircraft is used primarily for business travel, we do not include fixed costs that do not change based on usage, such as crew salaries, depreciation, hangar rent, and insurance. The total incremental aggregate cost of personal flights are determined by multiplying the total actual flight time by the average direct operating costs, plus incremental variable costs associated with the flight, exclusive of any amount reimbursed by the NEO. Our NEOs reimburse for personal travel on the corporate aircraft at the maximum amount allowed by Federal Aviation Administration regulations.
For fiscal 2021, amounts related to matching charitable contributions for Mr. Reece, Ms. Holcom, and Mr. Goldman and the incremental costs to the Company for any personal use of the aircraft by Mr. Ashe and Mr. Reece are included in their respective "All Other Compensation" columns in the Summary Compensation Table.
Retirement Benefits
We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain pension plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits accrue after the effective date of the freeze. However

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executives formerly covered by the frozen pension plan (Ms. Holcom and Mr. Goldman) receive a supplemental annual contribution under a deferred compensation plan to replace the benefits that were lost when the pension plan was frozen.
Effective January 1, 2003, we implemented the 2002 SERP, which was amended in October 2012, June 2015, July 2018, July 2019, and October 2020. The SERP provides for Mr. Ashe and Mr. Reece a standard accrued benefit equal to 2.8% and an incremental accrued benefit of 1.4%, for Mr. Reece a supplemental accrued benefit of 1.4%, and for Ms. Holcom and Mr. Goldman a modified accrued benefit of 2.8%, each applied to a participant's average cash compensation (i.e., base salary and short-term incentive payment, using the average for the three highest consecutive year period during the participant’s service with the Company) multiplied by years of service as a participant (up to a maximum of ten years) divided by 12. SERP benefits are generally payable for a fixed 15-year period following retirement (as defined in the SERP) although a participant may elect to receive the incremental accrued benefit and the supplemental accrued benefit, if applicable, in the form of a lump sum payment discounted using an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds.
In October 2020, the SERP was frozen to new participants. Benefits to existing participants were not affected. See Pension Benefits in Fiscal 2021 for more detailed information about the amendments to the SERP.
Each of our NEOs other than Ms. Mills participated in the SERP in fiscal 2021. Mr. Reece intends to retire from the Company effective November 30, 2021 and will not be an active participant after that date.
The table below summarizes the benefits of each of the NEOs:

Named Executive Officer	Standard Accrued Benefit	Incremental Accrued Benefit	Supplemental Accrued Benefit	Modified Accrued Benefit	Total Benefit Percent
Neil M. Ashe	2.8%	1.4%	NA	NA	4.2%
Richard K. Reece	2.8%	1.4%	1.4%	NA	5.6%
Karen J. Holcom	NA	NA	NA	2.8%	2.8%
Barry R. Goldman	NA	NA	NA	2.8%	2.8%
Dianne S. Mills	NA	NA	NA	NA	NA

We amended the SERP in October 2020 to close participation for any new executive officers. Current participants will continue to accrue benefits as provided in the SERP, with no enhancement to benefits in the future.

We also maintain several deferred compensation plans described below under Fiscal 2021 Non-Qualified Deferred Compensation. The deferred compensation plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.
We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. associates. The 401(k) plans provide for associate pre-tax contributions as well as employer matching contributions for salaried participants and certain hourly participants that do not participate in qualified defined benefit retirement plans.
Change in Control Agreements
We have change in control agreements with our NEOs that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The change in control agreements are intended to promote meeting the business objectives and needs of our Company and our stockholders by providing the NEOs with some measure of security against the possibility of employment loss that may result following a change in control. Mr. Reece's change in control agreement will terminate when he retires from the Company on November 30, 2021.
For additional information on the change in control arrangements see Potential Payments upon Termination—Change in Control Agreements.
Severance Agreements
To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our NEOs. Accordingly, we have entered into severance agreements with each of our NEOs.

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Severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition and are subject to the execution of a release. Severance agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills are effective until terminated in accordance with the provisions of the agreement, except during a "Covered Period," which includes the six months prior to a change in control event and continues for two years following a change in control. The severance agreement for Mr. Reece is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after the notice of termination or for three years following a change in control. Mr. Reece's agreement will terminate when he retires from the Company on November 30, 2021, as previously announced.
For additional information on the severance arrangements see Potential Payments upon Termination—Severance Agreements.
Other Practices, Considerations, and Policies
Stock Ownership Guidelines
Our NEOs are subject to stock ownership guidelines. The guidelines are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The stock ownership guidelines provide that, over a five-year period, the NEOs will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

	Multiple of Salary			Multiple of Salary
Neil M. Ashe	6X	●●●●●●	Barry R. Goldman	3X	●●●
Richard K. Reece	3X	●●●	Dianne S. Mills	3X	●●●
Karen J. Holcom	3X	●●●
The stock ownership levels of all NEOs, except Ms. Mills who joined the Company in March 2020, currently exceed the salary multiple set forth in the guidelines. For these purposes, ownership includes shares owned directly or indirectly, shares and/or units represented by amounts invested in the Company's 401(k) plans, unvested time-based RSAs, RSUs and phantom stock, in-the-money time-vested stock option awards, and performance stock options and stock unit awards if performance measures have been achieved.

We reviewed our stock ownership guidelines and adjusted the Equity Ownership Requirement for Mr. Ashe to be 6x his base salary. See Stock Ownership Guidelines Policy at www.acuitybrands.com under For Investors then Corporate–Corporate Governance.

Hedging, Pledging, and Insider Trading Policy
Our insider trading policy prohibits our associates, officers, and directors from hedging their ownership of our common stock, including the prohibition from engaging in short sales of our common stock and from purchasing or selling any derivative securities, or entering into any derivatives contracts relating to our securities. Our insider trading policy also prohibits our associates, officers, and directors from purchasing or selling Acuity Brands securities while in possession of material non-public information (except in limited circumstances, such as pursuant to a previously established trading plan).
Our insider trading policy prohibits our executive officers and directors from pledging our common stock. None of our NEOs or directors holds any of our stock subject to pledge.
Clawback Policy
We have a recoupment or “clawback” policy in order to further align the interests of key associates with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, we may seek to recover or “clawback” incentive-based compensation from any current or former NEO and their direct reports who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws. If the SEC adopts final rules regarding clawback

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requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), we will review our policies and plans, and, if necessary, amend them to comply with the new mandates.
Under the policy, the amount to be recovered will be based on the excess of the incentive based-compensation paid to the associate based on the erroneous data over the incentive based-compensation that would have been paid to the associate if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards, or grants of cash or equity under any of the Company’s short or long-term incentive compensation or bonus plans (including, but not limited to, the Short-Term Incentive Plan and the Long-Term Incentive Plan) in each instance where the bonuses, awards, or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation and Management Development Committee discretion to interpret and apply the policy. To date, no NEO has been subject to any clawbacks.
Equity Award Grant Practices
Equity awards under our Long-Term Incentive Plan are approved by the Compensation and Management Development Committee and the independent members of the Board when necessary. The CEO may make interim equity awards to associates who are not executive officers from a previously approved discretionary stock pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation and Management Development Committee. In certain circumstances, the Board may approve equity awards to key associates of newly acquired businesses in order to retain key talent or to incentivize their continued efforts on behalf of the Company. Interim equity awards may be granted upon initial hiring and following promotions or other special circumstances that occur during the year, subject to Compensation and Management Development Committee approval. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company's common stock.
Compensation Risk Analysis
Because performance-based incentives play a large role in our overall executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation and Management Development Committee considers risk in designing the compensation program with the goal of appropriately balancing short-term incentives and long-term performance. We address this in several ways:
▪The various financial performance measures that are set under the Short-Term Incentive Plan and Long-Term Incentive Plan are balanced and are informed by prior year performance levels and multi-year performance targets that are reviewed and approved by the Board. We believe these performance targets are challenging, yet attainable, without the need to take inappropriate risks or make material changes to our business or strategy.
▪Awards under the Long-Term Incentive Plan are made in the form of equity grants that either vest over time or upon the achievement of three-year performance targets. We believe the three- and four-year vesting of the equity awards plays an important role in mitigating unnecessary or excessive risk taking.
▪The Short-Term Incentive Plan and the Long-Term Incentive Plan have maximum payout limitations for each participant and on the total amount of payments to all eligible associates in a fiscal year.
▪Because the value of the equity awards is best realized through long-term appreciation of stockholder value (especially when coupled with our stock ownership guidelines described below), we believe the equity awards encourage a long-term growth mentality among our executives and aligns their interests with those of our stockholders.
After reviewing the design of our compensation programs with management, the Compensation and Management Development Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.
Fiscal 2022 Compensation Changes
For fiscal 2022, the Compensation and Management Development Committee approved certain changes to our compensation program designs after a review of the Company's various compensation components. The Company continuously reviews its compensation programs to ensure (1) alignment with the Company's strategies, (2) delivery of competitive programs with those of companies with whom we compete for talent, and (3) appropriate allocation of

60    Acuity Brands, Inc.

EXECUTIVE COMPENSATION
compensation components between elements of total direct compensation and other compensation (including post-termination or retirement programs). These changes will be reflected in our proxy statement for fiscal 2022. The most notable changes are as follows:
▪The vesting period for RSUs was changed to three years from four years to align their vesting period with that of our PSUs.
▪To ensure alignment of the executive team's goals to the Company's objectives, Mr. Ashe's long-term incentive award will be tied to the same goals and metrics as that of the other NEOs. Mr. Ashe's long-term incentive award for fiscal 2022, the first award he received outside of the awards outlined in his January 2020 employment letter, was in the form of 75% PSUs with a three-year performance period and 25% RSUs with a three-year vesting period. It is expected that the allocation of the award between PSUs and RSUs will track median market rates.
▪We amended certain provisions of the 2005 Supplemental Deferred Compensation Plan in October 2021 to remove a 3% Company contribution previously provided to all eligible participants regardless of their election to participate in the plan. This amendment aligns this plan with market practices for deferred compensation plans. Ms. Holcom, Mr. Goldman, and Ms. Mills are participants in this plan and will no longer receive this 3% Company contribution.
Report of the Compensation and Management Development Committee
The Compensation and Management Development Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for fiscal 2021 for filing with the SEC.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
Dominic J. Pileggi, Chair
W. Patrick Battle
Peter C. Browning (until August 6, 2021)
G. Douglas Dillard, Jr.
Maya Leibman
Mark J. Sachleben (effective August 6, 2021)

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EXECUTIVE COMPENSATION
Executive Compensation Tables
Fiscal 2021 Summary Compensation Table
The following table presents compensation data for the NEOs for fiscal 2021, 2020, and 2019, as may be applicable.

Name and Principal Position during Fiscal 2021	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Neil M. Ashe Chairman, President and CEO	2021	1,000,000	—	—	11,212,565	1,664,000	1,109,389	17,609	15,003,563
	2020	648,551	100,000	—	18,159,500	970,700	675,686	9,000	20,563,437
Richard K. Reece Executive Vice President	2021	595,833	—	1,624,967	—	998,400	170,847	21,890	3,411,937
	2020	562,500	—	1,400,002	—	837,200	1,182,992	15,260	3,997,954
	2019	493,750	—	700,022	350,001	675,000	4,868,199	16,038	7,103,010
Karen J. Holcom Senior Vice President and Chief Financial Officer	2021	487,501	—	1,000,064	—	650,000	236,996	81,161	2,455,722
	2020	425,000	—	279,901	—	357,100	167,489	57,602	1,287,092
Barry R. Goldman Senior Vice President and General Counsel	2021	420,833	—	399,989	—	414,375	195,368	58,506	1,489,071
	2020	392,500	—	274,929	—	336,000	199,453	37,190	1,240,072
Dianne S. Mills Senior Vice President and Chief Human Resources Officer	2021	441,667	—	399,989	—	452,250	—	32,777	1,326,683
	2020	200,000	250,000	400,101	—	167,700	—	2,280	1,020,081
(1)Mr. Ashe and Ms. Mills each received a sign-on bonus in fiscal 2020.
(2)Represents the aggregate grant date fair value of RSAs, RSUs, PSUs, and stock option awards granted during the applicable fiscal year. The fiscal 2021 stock option awards for Mr. Ashe consisted of two separate awards, both of which only become exercisable after the Company's common stock reaches and maintains a stock price target of either $225 or $275 for ten consecutive trading days. The fiscal 2021 awards for Mr. Reece, Ms. Holcom, Mr. Goldman, and Ms. Mills consisted of 50% PSUs and 50% RSUs. The value of PSUs granted in fiscal 2021, assuming that the maximum level of performance will be achieved, is as follows: Mr. Reece, $1,624,966; Ms. Holcom, $1,000,064, Mr. Goldman, $399,990, and Ms. Mills, $399,990. The fiscal 2020 stock option awards for Mr. Ashe consisted of three separate awards: a time-vested award that has an exercise price equal to fair value on the grant date, a time-vested award that has an exercise price that was set at a $10 premium over the fair value on the date of grant, and an award that only becomes exercisable after the Company's common stock price reaches and maintains a stock price target of $225 for ten consecutive trading days. The fiscal 2020 awards for Mr. Reece, Ms. Holcom, and Mr. Goldman consisted of 50% PSUs and 50% RSUs. The value of the PSUs granted in fiscal 2020, assuming that the maximum level of performance will be achieved, is as follows: Mr. Reece, $2,100,003, Ms. Holcom, $279,902, and Mr. Goldman, $274,930. The fiscal 2020 stock award for Ms. Mills represents an initial grant of RSUs upon her employment with the Company on March 2, 2020. The fiscal 2019 restricted stock and stock option awards for Mr. Reece were a one-time off-cycle award to recognize his contributions and leadership during the difficult fiscal 2018 performance period. The assumptions used to value stock option awards granted in and prior to fiscal 2021 can be found in Note 11 to our Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2021. RSA, RSU, and PSU awards are valued at the closing price on the NYSE on the grant date. For more information regarding stock awards granted in fiscal 2021, see Compensation Discussion and Analysis–Long-Term Incentive Awards–Fiscal 2021 Long-Term Incentive Awards.
(3)Represents amounts earned under the Short-Term Incentive Plan for the applicable fiscal year. For more information, see Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2021 Short-Term Incentive Award.
(4)Represents the increase or decrease in the actuarial present value of benefits under the SERP. The change in the pension value for fiscal 2021 was primarily attributed to an increase in the value due to the passage of time and a lower discount rate. The change in the pension value for fiscal 2020 was primarily attributed to a decrease in the discount rate and the passage of time. For Mr. Reece, the change in the pension value for fiscal 2019 was primarily attributed to additional benefits accrued as the result of a 2019 SERP amendment (72%), and a combination of the decrease in the discount rate and the passage of time (28%). For a description of the 2019 SERP amendment, see Pension Benefits in Fiscal 2021. There were no above-market earnings for our deferred compensation plans. For more information, see Pension Benefits in Fiscal 2021 and Fiscal 2021 Non-Qualified Deferred Compensation.
(5)Amounts shown for All Other Compensation include the following: matching contributions into the Company's 401(k) plan for Mr. Ashe, $11,700; for Mr. Reece, $10,440; for Ms. Holcom, $11,520; for Mr. Goldman, $10,920; and for Ms. Mills, $9,834. Also included are Company Contributions into the Deferred Compensation Plans as follows: Ms. Holcom, $68,641; Mr. Goldman, $45,086; and Ms. Mills, $22,943. In addition, certain of the NEOs received perquisites related to Company matching of charitable contributions and amounts attributed to personal use of the corporate aircraft, which individually did not exceed the $10,000 disclosure threshold.

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Fiscal 2021 Grants of Plan-Based Awards
The following table provides information about equity and non-equity awards for fiscal 2021 for each of the NEOs. Non-equity incentive plan awards are made under the Short-Term Incentive Plan and equity awards are made under the Long-Term Incentive Plan.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil M. Ashe		—	1,300,000	2,600,000	—	—	—
	09/01/20								225,000	108.96	9,028,125
	09/01/20								52,200	108.96	2,184,440
Richard K. Reece		—	780,000	1,560,000
	10/26/20				—	8,901	17,802				812,483
	10/26/20							8,901			812,483
Karen J. Holcom		—	500,000	1,000,000
	10/26/20				—	5,478	10,956				500,032
	10/26/20							5,478			500,032
Barry R. Goldman		—	318,750	637,500
	10/26/20				—	2,191	4,382				199,995
	10/26/20							2,191			199,995
Dianne S. Mills		—	337,500	675,000
	10/26/20				—	2,191	4,382				199,995
	10/26/20							2,191			199,995
(1)These columns show the possible fiscal 2021 payout for each NEO under the Short-Term Incentive Plan if the threshold, target, or maximum goals, as such terms are defined by the SEC, were achieved. See Fiscal 2021 Summary Compensation Table for final amounts earned. See Compensation Discussion and Analysis–2021 Elements and Determination of Executive Compensation–Short-Term Incentive Awards for a description of the program.
(2)These columns represent the potential payout of PSUs granted on October 26, 2020 under the Long-Term Incentive Plan if the performance measure is achieved over a three-year performance period from September 1, 2020 to August 31, 2023. The threshold payout is 0% of the target shares granted and the maximum payout is 200% of the target shares for all NEOs. During the period of time that the award is unearned, dividends will accumulate at the same rate as dividends may be declared and paid on the Company's common stock (Accumulated Dividends). These Accumulated Dividends will be paid in cash when the underlying performance stock is earned and becomes vested. Accumulated Dividends will be forfeited if the underlying shares are not earned or do to not become vested. See Compensation Discussion and Analysis–2021 Elements and Determination of Executive Compensation–Long-Term Incentive Awards for a description of the program.
(3)This column shows the number of restricted shares units granted on October 26, 2020. The RSU grants vest ratably in four equal annual installments beginning one year from the grant date. Accumulated Dividends are only paid when the underlying restricted shares vest and will be forfeited if the underlying shares do not become vested.
(4)This column shows the number of stock options granted to Mr. Ashe on September 1, 2020. All of the stock options expire at the end of ten years. The 225,000 and 52,200 stock options will vest and become exercisable after the attainment of two independent conditions: a four year ratable vest from the grant date, and the closing stock price of the Company's common stock reaching $275 and $225 per share, respectively, and remaining at or above the aforementioned stock price targets for ten consecutive trading days at any time following the grant date.
(5)This column shows the grant date fair value of the RSAs, RSUs, and the stock options under the Accounting Standards Codification Topic 718. The grant date fair value of RSA, RSU and PSU awards is calculated using the closing price of our common stock on the NYSE on the grant date. The grant date fair value of the performance-vested stock options was determined using a Monte Carlo Simulation. The assumptions used to value option awards granted can be found in Note 11 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

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EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal 2021 Year-End
The following table provides information on outstanding equity awards held by the NEOs at August 31, 2021. The table includes unexercised option awards, unvested RSA and RSU awards, and unearned PSUs. The option exercise prices shown below are the closing market price of our common stock on the NYSE on the grant date, except one award to Mr. Ashe has a premium exercise price that was $10 over the fair market value on the date of grant.
All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date, except the performance-vested stock options granted to Mr. Ashe. Mr. Ashe's performance-based stock options vest ratably in four annual installments and upon the Company's common stock reaching either $225 or $275 per share and remaining at or above the aforementioned stock price targets for ten consecutive trading days at any time following the grant date. All RSA and RSU awards disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date. All PSU awards disclosed in the following table cliff vest at the end of three years, subject to achievement of the performance measure.
NEOs were granted equity awards for fiscal 2021. See Compensation Discussion and Analysis–2021 Elements and Determination of Executive Compensation–Long-Term Incentive Awards for a description of the awards that were granted during fiscal 2021.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units, Or Other Rights That Have Not Vested ($)(4)
Ashe	01/31/20	66,667	133,333		117.87	01/31/30
	01/31/20	66,667	133,333		127.87	01/31/30
	01/31/20	—	—	100,000	117.87	01/31/30
	09/01/20	—	—	225,000	108.96	09/01/30
	09/01/20	—	—	52,200	108.96	09/01/30
Reece	10/23/12	14,930	—		62.54	10/22/22
	10/24/13	9,700	—		103.74	10/24/23
	10/27/14	12,468	—		135.63	10/27/24
	10/26/15	9,464	—		207.80	10/26/25
	10/24/16	14,517	—		239.76	10/24/26
	10/25/17	7,961	—		156.39	10/25/27	1,066	196,709
	10/24/18	6,851	3425.00		116.36	10/24/28	3,008	555,066
	10/24/19	—	—				4,050	747,347	5,632	3,117,819
	10/26/20	—	—				8,901	1,642,502	8,901	3,285,003
Holcom	10/23/12	2,240	—		62.54	10/22/22
	10/24/13	1,456	—		103.74	10/24/23
	10/27/14	2,004	—		135.63	10/27/24
	10/26/15	1,590	—		207.80	10/26/25
	10/24/16	1,794	—		239.76	10/24/26
	09/01/17	—	—				212	39,120
	10/25/17	1,314	—		156.39	10/25/27	176	32,477
	10/24/18	1,957	979		116.36	10/24/28	860	158,696
	03/01/19	—	—				756	139,505
	08/20/19	—	—				2,024	373,489
	10/24/19	—	—				845	155,928	1,126	415,562
	10/26/20	—	—				5,478	1,010,855	5,478	2,021,711

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EXECUTIVE COMPENSATION

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units, Or Other Rights That Have Not Vested ($)(4)
Goldman	10/26/15	2,145	—		207.80	10/26/25
	10/24/16	2,325	—		239.76	10/24/26
	10/25/17	1,751	—		156.39	10/25/27	235	43,365
	06/01/18	—	—				422	77,872
	10/24/18	1,957	979		116.36	10/24/28	860	158,696
	03/01/19	—	—				378	69,752
	10/24/19	—	—				830	153,160	1,106	408,180
	10/26/20	—	—				2,191	404,305	2,191	808,610
Mills	03/02/20						2,925	539,750
	10/26/20						2,191	404,305	2,191	404,305
(1)For Mr. Ashe, the stock options shown in this column will only vest and become exercisable after the attainment of two independent conditions: a four year ratable vest from the grant date and the closing stock price of the Company's common stock reaching either $275 or $225 per share and remaining at or above the aforementioned stock price targets for ten consecutive trading days at any time following the grant date.
(2)The market value is calculated as the product of (a) $184.53 per share, the closing market price of our common stock on the NYSE on August 31, 2021, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.
(3)The number of units shown are at target. The number of units, if paid at maximum, would be two times the number of units shown for all of the NEOs, except Mr. Reece, who would receive three times the number of units shown for the grant dated October 24, 2019.
(4)The market value is calculated as the product of (a) $184.53 per share, the closing market price on our common stock on the NYSE on August 31, 2021, the last trading day of the fiscal year, multiplied by (b) the number of performance shares granted (target), multiplied by the maximum performance percentage. For awards granted October 24, 2019, the threshold, target, and maximum performance percentages are 0%, 100%, and 200%, respectively, for all NEOs, except that the maximum performance percentage for Mr. Reece is 300%. For awards granted October 26, 2020, the threshold, target and maximum performance percentages are 0%, 100%, and 200%, respectively for all NEOs.
Option Exercises and Stock Vested in Fiscal 2021
The following table provides information for the NEOs on the number of shares acquired upon the exercise of stock options, the vesting of RSAs or RSUs, and the value realized during fiscal 2021, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Neil M. Ashe	—	—	—	—
Richard K. Reece	—	—	5,658	535,756
Karen J. Holcom	1,150	145,717	2,705	175,620
Barry R. Goldman	—	—	1,829	217,551
Dianne S. Mills	—	—	975	123,211
(1)The value realized is the closing market price on the day the stock options were exercised or the stock awards vested (less the exercise price, in the case of stock options), multiplied by the total number of shares that were exercised or that vested.

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EXECUTIVE COMPENSATION
Pension Benefits in Fiscal 2021
The table below sets forth information on the SERP for NEOs under the SERP as described in the following paragraphs.
The SERP is an unfunded, non-qualified retirement benefit plan that is offered to executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans.
Benefits payable under the SERP are paid for 180 months (15 years) commencing on the executive’s normal retirement date, which is defined as retirement at age 60. Benefits are comprised of the following amounts: (a) for Messrs. Ashe and Reece, a monthly amount equal to 2.8% ("standard accrued benefit factor") of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12 (the "standard accrued benefit"); (b) for Messrs. Ashe and Reece, a second monthly amount equal to 1.4% ("incremental accrued benefit factor") of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12 (the "incremental accrued benefit"); and (c) for Mr. Reece, a third monthly amount equal to 1.4% ("supplemental accrued benefit factor") of the executive's average annual compensation multiplied by the executive's years of credited service and divided by 12 (the "supplemental accrued benefit"). For Ms. Holcom and Mr. Goldman, benefits are comprised of a monthly amount equal to 2.8% ("modified accrued benefit factor") of the executive's average annual compensation multiplied by the executive's years of credited service and divided by 12 (the "modified accrued benefit'). Average annual compensation is defined as the average of the executive’s salary and short-term cash incentive payment for the three highest consecutive calendar years during the participant’s service with the Company. An executive is credited with one year of service for each plan year. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.
The SERP was amended and restated effective as of June 26, 2015 to incorporate the incremental accrued benefit for participants who were actively employed by the Company on June 26, 2015 (or who first become a participant on or after June 26, 2015) as well as the following provisions:
▪Participants were allowed to elect to receive the actuarial equivalent of the total incremental accrued benefit in the form of a lump sum cash payment.
▪The definition of actuarial equivalent (with respect to accrued benefits other than the participant’s vested accrued benefit as of December 31, 2004) was changed. Prior to the amendment, the definition of actuarial equivalent used an interest rate equal to the lesser of 7% per annum or the yield on 10-Year U.S. Treasury Bonds plus 1.5%; after the amendment, the definition of actuarial equivalent benefit will use an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds.
▪Upon the occurrence of a Section 409A change in control event (as defined in the SERP), the SERP will be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company will, within five days of such an event, pay to each participant a lump sum cash payment equal to the lump sum actuarial equivalent of the participant’s accrued benefit as of such date.
▪In the event of any action at law or in equity becomes necessary for a participant to enforce or interpret the terms of the SERP, the Company will pay the participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action.
The SERP was also amended effective July 12, 2018 to allow for distributions from the plan in the event of a severe financial hardship by participants.
The SERP was further amended and restated effective July 1, 2019 to incorporate prior amendments described above and to provide for a supplemental accrued benefit for individuals who were employed as the CEO and Chief Financial Officer on July 1, 2019. The July 2019 amendment also provided for the modified accrued benefit for executives (Ms. Holcom and Mr. Goldman), who become participants in the SERP on or after September 1, 2019 that are also eligible to participate in the Company's 2005 Supplemental Deferred Savings Plan (the "2005 SDSP").

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EXECUTIVE COMPENSATION
The table below summarizes the benefits of each NEO:

Named Executive Officer	Standard Accrued Benefit	Incremental Accrued Benefit	Supplemental Accrued Benefit	Modified Accrued Benefit	Total Benefit Percent
Neil M. Ashe	2.8%	1.4%	NA	NA	4.2%
Richard K. Reece (1)	2.8%	1.4%	1.4%	NA	5.6%
Karen J. Holcom	NA	NA	NA	2.8%	2.8%
Barry R. Goldman	NA	NA	NA	2.8%	2.8%
Dianne S. Mills	NA	NA	NA	NA	NA
(1)    Mr. Reece has notified the Company that he intends to retire effective November 30, 2021.
The amounts reported for the NEOs in the table below equal the present value of the accumulated benefit in the SERP at August 31, 2021. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table.

Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Neil M. Ashe	1	1,785,075	—
Richard K. Reece	10	15,517,540	—
Karen J. Holcom	2	404,485	—
Barry R. Goldman	2	394,911	—
Dianne S. Mills	NA	NA	NA
(1)Mr. Ashe became an eligible participant when hired in January 2020. Ms. Holcom and Mr. Goldman became eligible participants on September 1, 2019. Ms. Mills, who would have become an eligible participant for the plan when hired in March 2020, waived her right to participate.
(2)The accumulated benefit in the SERP is based on service and earnings (base salary and bonus, as described above) considered by the SERP for the period through August 31, 2021. The present value has been calculated assuming the benefit is payable commencing at a retirement of age 65 for all NEOs except Mr. Ashe, where the present value has been calculated assuming the benefit is payable commencing at a retirement age of 60. The discount rate assumed in the calculation is 2.4% compared with 2.2% in the prior year.
Fiscal 2021 Non-Qualified Deferred Compensation
The Company maintains certain non-qualified deferred compensation plans that certain of our NEOs may participate in. These non-qualified deferred compensation plans are described below.
2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2005 SDSP is an unfunded, non-qualified plan under which key associates, including our NEOs, are able to annually defer up to 50% of salary and short-term incentive payment as cash units. Ms. Holcom and Mr. Goldman are also eligible to receive certain Company contributions consisting of a matching contribution of their deferrals (50% of their deferrals, limited to 5% of their base salary and short-term incentive amounts, which together is "total cash compensation"), a supplemental contribution equal to 3% of their total cash compensation, and a pension make-up contribution received in lieu of benefits that would have been received under a frozen Company pension plan. The 2005 SDSP replaced the 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (“Section 409A”).
Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or up to ten annual installments at the executive’s election. The executive may direct that deferrals and related earnings be credited to accounts to be distributed during employment (in-service accounts) and/or to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed by at least an additional five years in accordance with Section 409A.
Messrs. Ashe and Reece are not eligible to receive the Company contributions to the plan received by other participants due to their participation in the SERP. Ms. Holcom and Mr. Goldman are eligible for the Company contributions to the plan at the same rate that other participants receive contributions due to the reduced rate at which the SERP benefit accrues for each of them. Ms. Mills is eligible to participate and receives the same benefit as other key associates. On October 25, 2021, the Compensation and Management Development Committee amended the 2005 SDSP to remove the 3% supplemental contribution for all eligible participants, including Ms. Holcom, Mr. Goldman, and Ms. Mills. This amendment will be effective for the plan year commencing in January 2022.

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Company contribution accounts may be distributed in a lump sum or up to ten annual installments upon termination of employment. The executive may change the form of distribution twice during the period up to one year prior to termination of employment, with the new distribution being delayed by at least an additional five years in accordance with Section 409A.
2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2001 SDSP covered the same general group of eligible associates and operated in a similar manner to the 2005 SDSP, except that it encompasses contributions by the executive and the Company that were vested as of December 31, 2004. These contributions are, therefore, not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to ten annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions will be distributed at or following termination in a lump sum or installments at the associate’s election, which must be in place 24 months prior to termination. There were no deferrals or Company contributions into the 2001 SDSP during fiscal 2021. When the 2001 SDSP was active, Ms. Holcom and Mr. Goldman each received annual company contributions to the 2001 SDSP at the same rate as other participants in that plan.
The table below provides fiscal 2021 information related to our NEOs in our non-qualified deferred compensation plans.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Neil M. Ashe (5)	NA	NA	NA	NA	NA	NA
Richard K. Reece (5)	NA	NA	NA	NA	NA	NA
Karen J. Holcom	2001 SDSP	—	—	291	—	9,319
	2005 SDSP	83,835	68,641	26,771	(52,680)	886,591
Barry R. Goldman	2001 SDSP	—	—	354	—	11,262
	2005 SDSP	33,600	45,086	31,428	(16,497)	1,015,173
Dianne S. Mills	2005 SDSP	16,625	22,943	1,031	—	47,217
(1)The amounts shown include salary deferrals and/or short-term incentive compensation award deferrals of amounts paid under the Short-Term Incentive Compensation Plan. The salary portion of the amounts reflected above is included in the amount reported as "Salary" in the Fiscal 2021 Summary Compensation Table as follows: Ms. Holcom, $48,125 and Ms. Mills, $16,625. The short-term incentive compensation award portion of the amounts shown above is included in the amount reported as "Non-Equity Incentive Plan Compensation" in the Fiscal 2021 Summary Compensation Table as follows: Ms. Holcom, $35,710 and Mr. Goldman, $33,600.
(2)The amounts shown are not included in the Summary Compensation Table for Fiscal 2021. These amounts consist of interest credited to each NEOs account balance during fiscal 2021, which balance may include deferred compensation from prior periods. The amounts in this column do not include the previously deferred compensation. None of the fiscal 2021 earnings were preferential or considered above-market.
(3)The amounts shown are not included in the Fiscal 2021 Summary Compensation Table. The amounts shown for Ms. Holcom and Mr. Goldman consist of distributions of prior period deferrals of salary and/or short-term incentive compensation along with related interest earned. Participants may elect such distributions at the time deferral elections are made.
(4)A portion of amounts shown in this column for the 2005 SDSP were reported as compensation in the Fiscal 2020 Summary Compensation Table as follows: Ms. Holcom, $60,508, Mr. Goldman, $18,000, and Ms. Mills, $6,574. The amounts shown also include participant deferrals, and/or Company contributions, and interest credited in prior fiscal periods when Ms. Holcom and Mr. Goldman were not NEOs. Ms. Mills did not have any contributions prior to fiscal 2020.
(5)Messrs. Ashe and Reece do not participate in the non-qualified deferred compensation plans.
Employment Arrangements
At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of their employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled, and whether the associate is entitled to participate in any severance or change in control benefits. We do not have employment contracts with any of our associates, including our NEOs. All NEOs are entitled to participate in benefit plans and perquisites afforded to executives at their level and coverage under the Company's directors' and officers' liability insurance coverage. A summary of current employment arrangements with our NEOs is provided in the table below.

Fiscal 2021 Employment Arrangements
Neil M. Ashe	Salary	$1,000,000.00
	Short-Term Incentive	percentage of base salary
	Long-Term Incentive	an equity incentive as set forth in his employment letter dated January 8, 2020
Richard K. Reece	Salary(1)	$600,000.00	(increased from $575,000 effective November 1, 2020)
	Short-Term Incentive	percentage of base salary
	Long-Term Incentive	percentage of base salary
Karen J. Holcom	Salary(1)	$500,000.00	(increased from $475,000 effective November 1, 2020)
	Short-Term Incentive	percentage of base salary
	Long-Term Incentive	percentage of base salary
Barry R. Goldman	Salary(1)	$425,000.00	(increased from $400,000 effective November 1, 2020)
	Short-Term Incentive	percentage of base salary
	Long-Term Incentive	percentage of base salary
Dianne S. Mills	Salary(1)	$450,000.00	(increased from $400,000 effective November 1, 2020)
	Short-Term Incentive	percentage of base salary
	Long-Term Incentive	percentage of base salary
(1)Salary increases to Mr. Reece, Ms. Holcom, Mr. Goldman, and Ms. Mills were to reflect individual performance and to be reflective of a market assessment of comparable positions in our peer group.
See Potential Payments upon Termination for a description of each NEO's severance agreement and change in control agreement.

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Potential Payments upon Termination
We have entered into severance agreements and change in control agreements with each of our NEOs. The material terms of these agreements are described below and the potential payments upon termination are shown in the table that follows.
Severance Agreements
The severance agreements for the NEOs provide benefits to our NEOs in the event the executive’s employment is involuntarily terminated by us without cause. The agreements for Messrs. Ashe and Reece are double trigger and provide benefits in the event that either of them terminates his employment at any time for good reason after a change in control. The agreements terminate without payment in the event an executive is terminated for cause, dies, incurs a disability, or voluntarily terminates (other than in the case of Messrs. Ashe and Reece, a voluntary termination in connection with a qualifying good reason).
The severance agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills are effective until terminated in accordance with the provisions of each agreement. The severance agreement for Mr. Reece is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after a notice of termination or for three years following a Change in Control. Mr. Reece's severance agreement will terminate on November 30, 2021, his previously announced date of retirement from the Company.
The severance agreements provide the following benefits to our NEOs for the severance period shown for each NEO.

Severance Benefit	Ashe (2 yrs)	Reece (1.5 yrs)	Holcom (1 yr)	Goldman (1 yr)	Mills (1 yr)
A severance payment consisting of continuation of the then current monthly base salary for the severance period
A lump sum payment equal to the greater of (i) a predetermined percentage of base salary (as described for each executive therein) and (ii) the annual bonus that would be payable based upon the Company's actual performance, in each case, calculated on a pro rata basis and payable at the same time that bonuses are otherwise payable under the Company's bonus plan	(130%)	(130%)	(100%)	(75%)	(75%)
A lump sum payment equal to accrued but unused vacation or sick pay as determined under the Company's policy (1)
Continuation of health care and life insurance coverage for the severance period
Accrual of additional credited service under the SERP during the severance period(2)
Outplacement services not to exceed 10% of base salary
Vesting of certain equity awards during the severance period	(3)	(4)	(5)	(5)	(5)
(1)Based on current Company policy, none of the NEOs would receive a payment for accrued but unused vacation or sick pay.
(2)Mr. Ashe, Ms. Holcom, and Mr. Goldman would receive additional years of credited service if a terminating event occurs prior their attainment of three years of credited service.
(3)For Mr. Ashe, continued vesting of stock options, RSAs or RSUs, and performance stock or PSUs, during the severance period.
(4)For Mr. Reece, immediate vesting of performance stock or PSU awards where performance targets have been achieved; all other awards are forfeited, unless more favorable terms are set forth in award agreements.
(5)For Ms. Holcom, Mr. Goldman, and Ms. Mills, the vesting and exercisability of all outstanding equity awards will be in accordance with the terms of the respective award agreements.
Under the severance agreement for Mr. Ashe, a termination of employment by Mr. Ashe for "good reason" means the occurrence of any of the following acts, after a Change in Control, which is not corrected within 30 days after written notice is given to us by Mr. Ashe:
▪a material diminution in authority, duties or responsibilities (including reporting responsibilities), which, in executive’s judgment, represents an adverse change in status, title, position, or responsibilities;
▪a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;
▪requiring the executive to be based more than 50 miles from the primary workplace where executive is currently based, except for reasonably required business travel; or
▪a material breach by us of the severance agreement.

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Under the severance agreement for Mr. Ashe, the Change in Control definition is the same at that used in Mr. Ashe's Change in Control Agreement, described below.
Under the severance agreement for Mr. Reece, a termination of employment by Mr. Reece for "good reason" means the occurrence of any of the following acts (without the executive's consent and after a Change in Control), which is not corrected within 30 days after written notice is given to us by Mr. Reece:
▪an adverse change in the executive’s title or position which represents a demotion;
▪requiring executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for 'reasonable travel';
▪a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;
▪a material reduction in the aggregate benefits provided to the executive by us under associate benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;
▪an insolvency or bankruptcy filing by us; or
▪a material breach by us of the severance agreement.
Under the severance agreement for Mr. Reece, a Change in Control is defined as one or more of the following:
▪the acquisition of 20% or more of the combined voting power of our then outstanding voting securities (other than certain acquisitions by the Company fiduciaries or certain internal reorganizations);
▪a change in more than one-third of the members of our Board who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;
▪consummation of a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or
▪consummation of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
Under the severance agreements, the involuntary termination of an executive by the Company for "cause," which results in the termination of the severance agreement and for which no benefits would be payable, occurs for the following reasons:
▪termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);
▪termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;
▪termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or
▪the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.
The severance agreements for Messrs. Ashe and Reece also provide that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.
The severance agreements of all NEOs contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and benefits under such severance agreements are subject to the execution of a release. With respect to Mr. Goldman, Ms. Holcom, and Ms. Mills, in the event of certain breaches of the covenants set forth in the severance agreement by the executive, such executive would be required to reimburse the Company 70% of the severance amounts payable thereunder.
On October 26, 2020, we amended the severance agreement for Ms. Holcom to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive's gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation and Management Development Committee under the Short-Term Incentive Plan.

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Change in Control Agreements
The change in control agreements are intended to provide the NEOs with security against the possibility of employment loss that may result following a change in control so that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.
The change in control agreements with Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills are effective until terminated in accordance with the provisions of the agreements, except during a covered period, which includes the six months prior to a change in control event and continues for two years following a change in control. The change in control agreement for Mr. Reece is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of two years following a change in control. Mr. Reece's change in control agreement will terminate on November 30, 2021, his previously announced date of retirement from the Company.
The change in control agreements are double trigger and provide the following benefits to our NEOs in the event employment is terminated for other than cause, or by executive for good reason:

Change in Control Benefits	Ashe (3x)	Reece (2.5x)	Holcom (1.5x)	Goldman (1.5x)	Mills (1.5x)
A lump sum cash payment equal to a multiple of the base salary (greater of the base salary in effect on the date of termination for during the 90 day period prior to a change in control)
A lump sum cash payment equal to a multiple of the pro rata bonus which is the greatest of: the most recent bonus paid, the annual bonus payable (at target) during which the termination or change in control occurs, or the average of the annual bonus paid during the last three fiscal years
Continuation of health and welfare benefits, including, as applicable, medical, dental benefits, disability, and life insurance for the specified term
Cash payment representing additional amounts of participation in our defined contribution plan and non-qualified deferred compensation plan for the specified term
Cash payment equal to the lump sum actuarial equivalent of the accrued benefit under the SERP as of the date of termination of employment, whether or not the accrued benefit has vested
Accrual of up to a total of three years of credited service under the SERP, if termination occurs before three years of credited service has been earned
Gross-up payment(1)
Better net cutback(2)
Accelerated vesting of stock options, RSA or RSU awards and performance stock or PSU awards (at 100% of target)(3)(4)
(1)Mr. Reece receives a "gross-up payment" to offset the effect of any excise tax imposed under Section 280G and Section 4999 of the Internal Revenue Code on any payment made to the executive arising out of or in connection with his employment. Mr. Reece's agreement will terminate on November 30, 2021, his previously announced retirement date.
(2)If the payments to be made under the change in control agreement would be subject to such excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes executive's economic position.
(3)For Mr. Ashe, stock option awards with price targets will only be accelerated if such stock price targets have been achieved as of the termination date and any performance stock awards would be accelerated at the target level.
(4)For Messrs. Ashe and Reece, the Company may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon the exercise of options.
The change in control agreements provide benefits to our NEOs in the event employment is terminated by the Company for cause, due to disability, by reason of death, or by executive for other than good reason. Benefits in these events are as follows: all amounts earned or accrued through the termination date, including base salary, reimbursement of reasonable and necessary expenses, vacation pay, and sick leave.

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In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.
For purposes of the change in control agreements, a change in control is defined as one or more of the following:
▪the acquisition of 30% or more of the combined voting power of our then outstanding voting securities for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills (20% or more of the combined voting power for Mr. Reece) (other than certain acquisitions by Company fiduciaries or certain internal reorganizations);
▪a change in more than 50% of the members of our Board for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills (one-third of the members of the Board for Mr. Reece) who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;
▪consummation of a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation;
▪consummation of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets; or
▪for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills, the approval by stockholders of the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities, or purchase of assets, the result of which would be the occurrence of any of the events described in the prior two bullets.
Under the change in control agreements, a termination for cause for Messrs. Ashe and Reece is a termination evidenced by a resolution adopted by two-thirds of the Board (for Ms. Holcom, Mr. Goldman, and Ms. Mills, upon the reasonable determination by the Company) that the executive:
▪intentionally and continually failed to substantially perform their duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or
▪intentionally engaged in conduct that is demonstrably and materially injurious to us, monetarily or otherwise.
The executive will not be terminated for cause until he or she has received a copy of a written notice setting forth the misconduct described above and until he or she has been given an opportunity to be heard by the Board.
Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.
Under the change in control agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills, good reason means the occurrence of any of the following events or conditions in connection with a change in control:
▪a material diminution in authority, duties, or responsibilities, which, in executive’s judgment, represents an adverse change in status, title, position, or responsibilities;
▪with respect to Mr. Ashe, any reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due and with respect to Ms. Holcom, Mr. Goldman, and Ms. Mills a reduction of more than 10% of such executive's base salary in effect immediately prior to a change in control;
▪requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, except for reasonably required business travel; or
▪a material breach by us of the severance agreement (or in the case of Mr. Ashe, a material breach by us of the terms of the employment letter dated January 8, 2020).
Under the change in control agreement for Mr. Reece, good reason means the occurrence of any of the following events or conditions in connection with a change in control:
▪any change in the executive’s status, title, position, or responsibilities (including reporting responsibilities) which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position, or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position, or responsibilities; or any removal of the executive from or failure to reappoint or re-elect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, or death, or by the executive other than for good reason;

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▪a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;
▪a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);
▪requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;
▪the failure by us (1) to continue in effect any compensation or benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or benefit plan, program, and practice as in effect immediately prior to the change in control;
▪the insolvency or the filing of a petition for bankruptcy by us;
▪the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and
▪a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.
Other Possible Payments upon Death, Disability, and Retirement
The following describes possible payments upon an NEO’s death, disability, or retirement in accordance with the terms of certain of the Company's compensation plans.
Death/Disability
▪For all participants in the Long-Term Incentive Plan, stock options become fully vested and are exercisable to the earlier of the expiration date or one year after the event, and restricted shares become fully vested and are immediately payable.
▪For all participants in the Company's 401(k) Plan, the 2001 SDSP, and the 2005 SDSP, any Company contributions become vested and are payable upon death, or total and permanent disability.
Retirement
▪For all participants age 55 and above in the Long-Term Incentive Plan, vested stock options are exercisable to the earlier of the expiration date or five years after retirement; unvested options are forfeited.
▪For all participants with RSU and PSU awards granted from October 24, 2019 until October 25, 2020, awards continue to vest following retirement for all participants who have attained age 60 and have at least ten years of service with the Company. None of the Company's stock option awards contain this provision.
▪For all PSU awards granted on or after October 26, 2020, participants who have 5 years of service will receive a pro-rata portion of the award that will remain outstanding and available to vest following a participant's termination, except in the event of termination for cause. Such pro-rata portion will be calculated based on the portion of the service period worked between the grant date and termination date in one-year increments. For example, if a participant works more than one year from the grant date but less than two years from the grant date, such participant would be eligible to receive one-third of the PSU, payable at the performance level achieved at the end of the performance period.
Potential Payments Upon Termination Table
The following table sets forth potential benefits that our NEOs would be entitled to receive upon termination of employment in each termination situation shown. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the NEO’s employment had terminated at August 31, 2021. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $184.53 on the NYSE on August 31, 2021.

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The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans, and amounts previously deferred into the deferred compensation plans. No additional amounts are due in the event of a voluntary resignation by our NEOs.

Name	Change in Control with Termination ($)	Termination without Cause ($)	Termination with Good Reason ($)	Retirement ($)	Death or Disability ($)	Termination with Cause ($)
Neil M. Ashe
Cash Severance(1)	7,992,000	3,664,000	3,664,000	—	—	—
Retirement Benefits	5,477,989	3,423,756	3,423,756	—	—	—
Health and Welfare Benefits(2)	85,301	56,867	56,867	—	—	—
Outplacement Counseling	—	100,000	100,000	—	—	—
Additional Company Contributions(3)	31,320	20,880	20,880	—	—	—
Long-Term Incentives(4)	16,442,626	—	—	—	—	—
Total Lump Sum	30,029,236	7,265,503	7,265,503	—	—	—
Estimated Better Net Impact (5)	—	NA	NA	NA	NA	NA
Total Payment	30,029,236	7,265,503	7,265,503	—	—	—

Richard K. Reece
Cash Severance(1)	3,996,000	1,898,400	1,898,400	—	—	—
Retirement Benefits	—	—	—	15,517,540	—	—
Health and Welfare Benefits(2)	52,666	31,599	31,599	—	—	—
Outplacement Counseling	—	60,000	60,000	—	—	—
Additional Company Contributions(3)	26,100	15,660	15,660	—	—	—
Long-Term Incentives(4)	6,056,880	3,141,623	3,141,623	1,786,619	4,414,378	—
Total Lump Sum	10,131,646	5,147,282	5,147,282	17,304,159	4,414,378	—
Estimated Tax Gross Up(6)	—	NA	NA	NA	NA	NA
Total Payment	10,131,646	5,147,282	5,147,282	17,304,159	4,414,378	—

Karen J. Holcom
Cash Severance(1)	1,725,000	1,150,000	—	—	—	—
Retirement Benefits	440,092	—	—	—	—	—
Health and Welfare Benefits(3)	28,289	18,859	—	—	—	—
Outplacement Counseling	—	50,000	—	—	—	—
Additional Company Contributions(3)	68,660	45,773	—	—	—	—
Long-Term Incentives(4)	3,195,445	—	—	—	3,195,445	—
Total Lump Sum	5,457,486	1,264,632	—	—	3,195,445	—
Estimated Better Net Impact(5)	(319,868)	NA	NA	NA	NA	NA
Total Payment	5,137,618	1,264,632	—	—	3,195,445	—

Barry R. Goldman
Cash Severance(1)	1,259,063	839,375	—	—	—	—
Retirement Benefits	613,985	—	—	—	—	—
Health and Welfare Benefits(2)	41,932	27,954	—	—	—	—
Outplacement Counseling	—	42,500	—	—	—	—
Additional Company Contributions(3)	58,797	39,198	—	—	—	—
Long-Term Incentives(4)	1,582,283	—	—	—	1,582,283	—
Total Lump Sum	3,556,060	949,027	—	—	1,582,283	—
Estimated Better Net Impact(5)	—	NA	NA	NA	NA	NA
Total Payment	3,556,060	949,027	—	—	1,582,283	—

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EXECUTIVE COMPENSATION

Name	Change in Control with Termination ($)	Termination without Cause ($)	Termination with Good Reason ($)	Retirement ($)	Death or Disability ($)	Termination with Cause ($)
Dianne S. Mills
Cash Severance(1)	1,353,375	902,250	—	—	—	—
Retirement Benefits	—	—	—	—	—	—
Health and Welfare Benefits(2)	42,389	28,259	—	—	—	—
Outplacement Counseling	—	45,000	—	—	—	—
Additional Company Contributions(3)	51,098	34,065	—	—	—	—
Long-Term Incentives(4)	1,348,361	—	—	—	1,348,361	—
Total Lump Sum	2,795,223	1,009,574	—	—	1,348,361	—
Estimated Better Net Impact(5)	—	NA	NA	NA	NA	NA
Total Payment	2,795,223	1,009,574	—	—	1,348,361	—
(1)For benefits related to a change-in-control, this represents a multiple of salary and the greatest of current year bonus (at target), prior year bonus, or average of bonus for last three years, subject to proration. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment equal to the greater of (i) a predetermined percentage of base salary and (ii) the annual bonus that would be payable based upon the Company's actual performance, subject to proration.
(2)Includes payments of continued health and welfare benefits as outlined in change-in-control agreements and severance agreements.
(3)Includes payments of additional benefits as outlined in change-in-control agreements and severance agreements including the present value of additional credited service in the SERP, as well as additional contributions into the deferred compensation plan and annual Company contributions in the 401(k) plan, if applicable, equal to the number of months associated with each NEOs' payout multiple.
(4)The value realized on unvested equity awards represents the fair market value of unvested awards at August 31, 2021, using our closing price of $184.53 on that date, less the exercise price of unvested options. No payment is made for unvested options where the exercise price is greater than our year-end closing price. For Mr. Ashe, stock option awards with price targets will be accelerated upon a terminating event only if such stock price targets have been achieved as of the termination date and performance stock or PSUs awards would be accelerated upon a terminating event at the target level.
(5)The change in control agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills provide that if the payments to be made under the change in control agreement would be subject to excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes the executive’s economic position.
(6)The change in control agreement for Mr. Reece provides for an excise tax gross-up. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up is based on an assumed effective aggregate tax rate of 37% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.
CEO Pay Ratio
SEC Rules require us to annually disclose the total annual compensation of our CEO, the median of the total annual compensation of all associates other than our CEO, and the ratio of the total annual compensation of our CEO to that of our median associate (the “CEO Pay Ratio”). The following CEO Pay Ratio disclosure for fiscal 2021 is the Company's reasonable, good faith estimate calculated in accordance with the requirements of Item 402(u) of Regulation S-K and Section 954(6) of the Dodd-Frank Act and may not be comparable to the pay ratio disclosures of other companies.
Identification of Median Associate
In determining the median associate, we chose August 31, 2021 as the measurement date. As of such date, the Company had 12,994 associates, of which 3,776 (29.1%) were employed in the United States, 8,441 (65.0%) were employed in Mexico, 506 (3.9%) were employed in Canada, and 271 (2.1%) were employed in other non-U.S. locations, including Europe and the Asia/Pacific region. Due to headcount fluctuations in the associate population that would significantly impact the CEO Pay Ratio disclosure, we identified a new median associate for fiscal 2021. Consistent with the methodology used for the prior fiscal year, we used the following multi-step process to identify a new median associate:
▪We reviewed the total headcount as of August 31, 2021, in each of the jurisdictions in which we conduct business and excluded 271 associates in non-U.S. locations other than Canada and Mexico, under the de minimis 5% exclusion. The excluded associates are located in each of following jurisdictions: the United Kingdom (101), France (77), the Netherlands (61), China (27), Germany (3), Italy (1), and Sweden (1). We included all full-time and part-time associates and excluded Mr. Ashe, independent contractors, and leased workers. After permissible exclusions, our total headcount as of the measurement date was 12,723 associates of our 12,994 total associate population, or 97.9%.

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▪As permitted under the SEC rules, we then calculated the total cash compensation for the 12-months prior to the measurement date for all individuals who were employed on the measurement date, annualizing total cash compensation for any full-time associate that commenced employment in fiscal 2021. We converted the calculated total cash compensation for non-U.S. associates to U.S. dollars using the average currency exchange rate for the fiscal year period. We believe the use of total cash compensation is an appropriate consistently applied compensation measure for purposes of this analysis. Using this annual cash compensation data, we identified the median associate.
▪Once the median associate was identified, the total annual compensation for that median associate was calculated in the same manner as the “Total Compensation” shown for Mr. Ashe and the other NEOs in the Summary Compensation Table.
Fiscal 2021 CEO Pay Ratio
For fiscal 2021, the median of the total annual compensation of all of the Company’s associates, other than Mr. Ashe, was $11,649. Mr. Ashe’s total annual compensation, as reported in the “Total Compensation” column of the Summary Compensation Table was $15,003,563. Based on this information, the CEO Pay Ratio is estimated to be 1,288 to 1. For fiscal 2021, a substantial portion of Mr. Ashe’s total compensation was in the form of stock options that had a grant date fair value of approximately $11,212,565. These stock options, received under his January 2020 employment letter, are subject to significant price targets. Excluding the grant date fair value of the stock options, Mr. Ashe’s total annual compensation for fiscal 2021 would be $3,790,998 and the ratio would be 325 to 1.
Alternate Ratio Calculations: Given that the majority of the Company’s associate population is not based in the U.S., the Company is providing alternative pay ratio calculations using the Company’s U.S. median associate. For fiscal 2021, the median of total annual compensation of all of the Company’s U.S. associates, other than Mr. Ashe, was $74,848. Mr. Ashe’s total annual compensation, as reported in the “Total Compensation” column of the Summary Compensation Table was $15,003,563. Based on this information, the CEO Pay Ratio for the median U.S. associate is estimated to be 200 to 1. If the grant date fair value of stock options is excluded from Mr. Ashe’s total annual compensation, as described above, Mr. Ashe’s total annual compensation for fiscal 2021 would be $3,790,998 and the ratio for the U.S. median associate would be 51 to 1.

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Long-Term Plan Amendment

ITEM 4: APPROVAL OF THE AMENDED AND RESTATED ACUITY BRANDS, INC. 2012 OMNIBUS STOCK INCENTIVE COMPENSATION PLAN

You are being asked to approve the amendment of the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (“Second Amended Plan”) in the form attached hereto as Appendix B for the primary purpose of increasing the number of shares of our common stock reserved for issuance under the Second Amended Plan by 750,000 additional shares. See the Summary of Current Plan Information and Key Features of of the Second Amended Plan for complete details related to this request.
The Board recommends that you vote FOR the approval of the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan.

Summary of Current Plan Information
The Board adopted the Second Amended Plan on October 25, 2021, subject to and effective upon approval of the Company’s stockholders. The Second Amended Plan provides for grants of equity awards to our non-employee directors, officers, including our NEOs, eligible associates, and consultants of the Company and its subsidiaries and affiliates (the “Participants”). The Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan was originally approved by stockholders in January 2018 (“2018 Amended Plan”). The purposes of the Second Amended Plan are:
▪to provide additional incentives to the Participants, whose substantial contributions are essential to the continued growth and profitability of the Company’s businesses;
▪to strengthen the commitment of the Participants to the Company and its subsidiaries and affiliates;
▪to further motivate the Participants to perform their assigned responsibilities diligently and skillfully; and
▪to attract and retain competent and dedicated individuals whose efforts are expected to result in the long-term growth and profitability of the Company and, over time, appreciation in the market value of its stock.
The availability of an adequate number of shares available for issuance under the Second Amended Plan is an important factor in fulfilling these purposes.
The following table sets forth the number of awards outstanding under the 2018 Amended Plan and our Nonemployee Director Deferred Compensation Plans and the number of shares available for grant under the 2018 Amended Plan and the 2011 Nonemployee Director Deferred Compensation Plan (the "2011 Director Plan" or "2011 NEDC"), in each case as of August 31, 2021 and October 31, 2021. The additional number of shares being requested under the Second Amended Plan takes into consideration equity activity occurring between August 31, 2021 and October 31, 2021.

Description	Awards Outstanding
	August 31, 2021(1)	October 31, 2021(2)(3)
Stock Options	1,160,738	1,113,723
Weighted Avg. Exercise Price	$127.98	$129.60
Weighted Avg. Remaining Term	7.0 Years	7.0 Years
Restricted Stock Awards/Units	375,334	375,990
Performance Stock Units at Target	69,711	111,805
Total Awards Outstanding under the 2018 Amended Plan	1,605,783	1,601,518
Total Currently Available for Grant under the 2018 Amended Plan	291,875	157,776

Director Deferred Stock Units Outstanding under 2011 Director Plan	57,777	57,777
Total Currently Available for Grant under the 2011 Director Plan(4)	186,035	186,035

(1)The balances shown correspond to the disclosure provided in the Company’s Annual Report on Form 10-K under Note 11 to our Consolidated Financial Statements for the fiscal year ended August 31, 2021 prior to rounding to the nearest thousand shares.

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(2)The balances shown as of October 31, 2021 include adjustments for new grants, exercises, and forfeitures for the period between August 31, 2021 and October 31, 2021.
(3)Since August 31, 2021, we granted 135,666 shares of our common stock to our NEOs and other key associates in the form of RSU and PSU awards.
(4)No additional awards will be granted under the 2011 Director Plan after October 31, 2021, and all shares of common stock remaining available under the 2011 Director Plan, as of, and subject to, the stockholder approval of the Second Amended Plan will be retired from the 2011 Director Plan and become available for issuance under the Second Amended Plan.
If the Second Amended Plan is approved, we will have a total of 1,093,811 shares available for future grants, including the 750,000 additional shares we are requesting, which includes 186,035 shares which were previously authorized but not awarded under the 2011 Director Plan, and the 157,776 shares that were available for issuance under the 2018 Amended Plan as of October 31, 2021.
If stockholders do not approve the Second Amended Plan, we will continue to grant equity awards under the terms of the 2018 Amended Plan as currently in effect until the shares remaining for issuance thereunder are exhausted, which we estimate will occur following the grants we would make in the ordinary course of business through August 31, 2022 or less than one (1) year. Further, if stockholders do not approve the Second Amended Plan, the 186,035 shares that would have otherwise been retired from the 2011 Director Plan in order to become available under the Second Amended Plan will remain available for future issuance under the 2011 Director Plan.
An overview and description of the material features of the Second Amended Plan is set forth below and is qualified in its entirety by reference to the full text of the Second Amended Plan, which is attached hereto as Appendix B.
We Manage our Equity Incentive Program Thoughtfully
The Second Amended Plan authorizes the Committee to provide incentive awards in the forms described below for the purpose of providing our Participants incentives and awards for service and/or performance. Some of the key features outlined below reflect our commitment to effectively managing our equity and incentive compensation programs.
We believe our future success depends in part on our ability to attract, motivate, and retain high-quality associates and directors and that the ability to provide equity-based and incentive-based awards under the Second Amended Plan is critical to achieving this success. We believe we would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our associates and directors because equity-based awards are an essential component of our compensation for key associates, help link compensation with long-term stockholder value creation, and reward Participants based on service and/or performance.
If the Second Amended Plan is not approved, we may be compelled to increase significantly the cash component of our associate and director compensation, which may not necessarily align associate and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash would increase cash compensation expense and would limit the availability of cash for other more strategic actions.
If the Second Amended Plan is approved, the number of shares of our common stock available for future issuance under the Second Amended Plan would be 1,093,811 shares, which represents an increase of 750,000 shares over the number of shares that remain available for issuance under the 2018 Amended Plan on October 31, 2021 (157,776). The number of shares available for grant under the Second Amended Plan may be replenished as a result of Awards that are forfeited, terminated, canceled, or otherwise expire or are settled in cash, as outlined below in “No Liberal Share Counting.”
As of August 31, 2021, our equity overhang was approximately 5.8% (including shares from our Nonemployee Director Deferred Compensation Plans, but excluding shares from our Employee Stock Purchase Plan). Equity overhang is calculated as the sum of (i) the total number of shares subject to outstanding awards and (ii) the number of shares remaining available for grant under the 2018 Amended Plan and the Nonemployee Director Deferred Compensation Plans (collectively, the “Overhang Shares”) divided by the sum of (a) the Overhang Shares and (b) our outstanding stock. If the Second Amended Plan is approved by our stockholders, this equity overhang (based on the equity awards and shares outstanding as of October 31, 2021 and after giving effect to the increased number of shares available for issuance under the Second Amended Plan) will be approximately 7.5%.
We recognize that equity awards can be dilutive of existing stockholders. The Committee reviews our equity program regularly to ensure that we balance the goal of compensating and motivating our Participants against our stockholders’ interest in limiting dilution from equity grants. In addition to assessing equity overhang and potential cumulative dilution, the Committee annually reviews our “run rate” to measure how much equity we are granting to associates as compared to the total number of shares outstanding. Run rate is measured as shares granted during the fiscal year as a percentage of the weighted average number of common shares outstanding. Our average run rate for the last three fiscal years is 1.2%.

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Based on the average number of awards granted in each of the last three fiscal years and the number of shares currently available for grant under the Second Amended Plan, we estimate that the additional shares being requested would allow issuance of awards in the ordinary course of business for approximately five (5) years.
Key Features of the Second Amended Plan
The Second Amended Plan includes a number of specific terms and limitations that the Committee believes reflect our compensation philosophy, that are consistent with the long-term interests of our stockholders, and that facilitate effective corporate governance.
▪No stock option/SAR repricing or exchange. The Second Amended Plan expressly prohibits the repricing of stock options and stock appreciation rights (SARs) or the exchange of underwater stock options or SARs for cash or other awards without stockholder approval.
▪No discounted awards. The Second Amended Plan requires that the exercise price of stock options not be less than the fair market value of our common stock on the date of grant.
▪No “evergreen” provision. The Second Amended Plan fixes the number of shares available for grant or issuance and does not provide for any annual increase of available shares for future issuance.
▪Nontransferable Awards. The Second Amended Plan explicitly prohibits the transfer of awards other than to an associate’s immediate family for no consideration, unless otherwise determined by the Committee.
▪Limit on Awards to Any One Individual. The number of shares subject to stock options and SARs that may be granted to any one individual during any fiscal year may not exceed 500,000 shares. The number of restricted stock and/or unit awards, performance stock and/or unit awards, and stock bonus awards that may be granted to any one individual during any fiscal year may not exceed 150,000 shares in the aggregate. Cash-based awards may not exceed $6 million to any individual during any fiscal year.
▪Limit on Value of Awards to Non-employee Directors. The aggregate amount of compensation payable to a non-employee director, whether in cash or equity, during any calendar year may not exceed $750,000.
▪Minimum Vesting Requirement. The Second Amended Plan requires that all awards vest no earlier than one year from the grant date, except as described below under "Minimum Vesting Period." The requirement does not apply to awards covering a number of shares that is not more than 5% of the total number of shares available for grant under the plan.
▪Dividends only paid when underlying award shares vest or performance goals achieved. The Second Amended Plan prohibits the payment of dividend equivalents on unvested or unearned awards; specifically, dividend equivalents credited during the vesting period or during a performance period shall only be paid to the extent the underlying award vests or the performance goals are achieved. Dividend equivalents are not granted with respect to stock options or SARs.
▪No Liberal Share Counting. Shares subject to an Award that is forfeited, terminated, canceled, or otherwise expires or is settled in cash will be available for future awards under the Second Amended Plan. However, the following shares are never added back to the pool of shares available for future awards: (i) shares used to pay the Participant’s exercise price or required tax withholding (whether by delivery or withholding of shares), (ii) shares not delivered to the Participant upon the net exercise of an SAR, and (iii) shares that are repurchased by the Company using proceeds from the exercise of stock options.
▪Plan Administration. The Second Amended Plan will be administered by the Compensation and Management Development Committee, which is composed entirely of “non-employee directors,” as that term is defined in Rule 16b-3 under the Exchange Act.
▪No Single-Trigger Change in Control Vesting. Except as otherwise provided in an award agreement, awards granted under the Second Amended Plan do not accelerate vesting upon a change in control unless the successor entity does not assume the awards.
▪Recoupment. All awards granted under the Second Amended Plan are subject to recoupment in accordance with the Company's current clawback policy.

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Material Changes to the 2018 Amended Plan
The following summary highlights the proposed material changes to the 2018 Amended Plan, as reflected in the Second Amended Plan.
▪Increase in Authorized Shares. An additional 750,000 shares are authorized for issuance under the Second Amended Plan, plus the 186,035 shares previously authorized but not awarded under the 2011 Director Plan (under which no further equity awards will be granted).
▪Extension of Plan Term. The Second Amended Plan will extend the expiration date of the 2018 Amended Plan from its current end date of January 4, 2028 to January 4, 2032, ten years from the date the stockholders approve the Second Amended Plan.
▪Amendment to Limits on Non-Employee Director Compensation. The Second Amended Plan extends the 2018 Amended Plan’s limit on non-employee director compensation in a calendar year, which applied only to equity awards, so that it also applies to any cash compensation a non-employee director may receive during a calendar year, and increases such overall compensation limit from $500,000 to $750,000.
▪Limitation of Single-Trigger Change in Control Vesting. The Second Amended Plan provides for single-trigger vesting acceleration of awards in connection with a change in control (as provided for under the 2018 Amended Plan) only in the event that such awards are not assumed, substituted, or otherwise replaced with substantially similar awards relating to shares that are or will be traded on an established U.S. securities market. The Board or Committee continues to have discretion to provide for a single-trigger acceleration in an individual award agreement.
▪Minimum Vesting Clarification. The 2018 Amended Plan’s one-year minimum vesting requirement is revised to clarify that it does not apply to Substitute Awards (defined below) granted in connection with corporate transactions, awards to a non-employee director that vest at the next annual meeting of the Company’s stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, or awards granted in lieu of cash compensation otherwise payable to a Participant, and also that the Company retains general rights to accelerate vesting of awards.
▪Tax Cuts and Jobs Act Updates. The Second Amended Plan no longer includes language previously required to grant awards that qualified for the “performance-based compensation” deduction limit exception under Section 162(m) of the Internal Revenue Code, given the repeal of that exception by the Tax Cuts and Jobs Act. However, the Second Amended Plan maintains the same individual annual award limits as applied under the 2018 Amended Plan. Outstanding awards that were intended to qualify as tax-deductible “performance-based compensation” continue to be governed by the applicable provisions of the 2018 Amended Plan relevant to such qualified awards, notwithstanding the amendments proposed in the Second Amended Plan.
In addition to the changes noted above, the Second Amended Plan includes other administrative, operational, clarifying, and conforming changes.
Description of the Second Amended Plan
Purpose. The Second Amended Plan is intended to provide additional incentives to Participants, whose substantial contributions are essential to the continued growth and profitability of the Company’s businesses, to strengthen the commitment of the Participants to the Company and its subsidiaries and affiliates, to align the interests of Participants with those of our stockholders, to further motivate the Participants to perform their assigned responsibilities diligently and skillfully, and to attract and retain competent and dedicated individuals whose efforts are expected to result in the long-term growth and profitability of the Company and, over time, appreciation in the market value of its stock.
Eligibility. The Committee generally may grant awards under the Second Amended Plan to the Company’s associates, non-employee directors, and consultants. However, only associates will be eligible to receive “incentive stock options” under the Second Amended Plan. As of August 31, 2021, the Company had approximately 480 associates, 9 non-employee directors, and no consultants eligible to receive awards under the Second Amended Plan.
Plan Administration. The Second Amended Plan will be administered by a committee of two or more non-employee members of the Company's Board. The Committee is currently designated by the Board to administer the Second Amended Plan. The Second Amended Plan provides the Committee with the flexibility and discretion to determine the terms of the following types of awards (described below): stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock and RSUs, performance shares and performance units, stock bonus awards, and cash-based awards (individually and collectively, “Awards”).

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The Committee will (a) select those Participants to whom Awards will be granted, and (b) determine the type, size and terms and conditions of Awards, including the exercise price per share for each stock option and stock appreciation right, and the vesting and/or performance criteria relating to stock options, stock appreciation rights, restricted stock and RSUs, performance shares and performance units, other stock bonus awards, and cash-based awards. The Committee will also administer, construe, and interpret the Second Amended Plan. The Committee may delegate to the CEO, or such other officer as it may select, the authority to grant Awards from a pool of shares established by the Committee, provided that CEO or other delegate shall have no authority to grant Awards with respect to an officer, director, or 10% beneficial owner of the Company.
Shares Subject to the Second Amended Plan. A maximum of 1,093,811 shares will be available for issuance under the Second Amended Plan, including the 750,000 newly authorized shares and the 186,035 shares previously authorized but not awarded under the 2011 Director Plan. When the 2018 Amended Plan was approved by the stockholders in January 2018, the maximum number of shares available for issuance was 2,667,692 shares, which allowed approximately 2,287,692 shares related to awards granted under a prior approved plan to become issuable to the extent that such awards were forfeited, terminated, canceled, or otherwise expired, or were settled for cash. Approximately 157,776 shares were available for issuance under the 2018 Amended Plan as of October 31, 2021.
Any shares subject to an Award that is forfeited, terminated, canceled, or otherwise expires or is settled in cash will be available for delivery in connection with future Awards under the Second Amended Plan. The number of shares available under the Second Amended Plan will be reduced by (i) shares used to pay the Participant’s exercise price or required tax withholding (whether by delivery or withholding of shares), (ii) upon the exercise of a SAR, the total number of shares subject to such SAR exercise, and (iii) upon the exercise of an option, the number of shares subject to such option exercise, without adding back any shares that are repurchased by the Company using proceeds from such exercise. If the Company acquires or is combined with another company, any Awards that may be granted under the Second Amended Plan in substitution or exchange for outstanding stock options or other awards of that other company ("Substitute Awards") will not reduce the number of shares available for issuance under the Second Amended Plan.
In the event of a "Share Change" or a “Corporate Transaction” (as such terms are defined in the Second Amended Plan), the Committee will in an appropriate and equitable manner adjust the maximum number and class of shares with respect to which Awards may be granted, the number and class of shares which are subject to outstanding Awards (subject to limitations imposed under Sections 422 and 424 of the Internal Revenue Code in the case of incentive stock options), and the exercise price of Awards, if applicable.
Minimum Vesting Period. Awards granted under the Second Amended Plan will vest no sooner than one year after grant, provided, however, that the foregoing restrictions shall not apply to: (i) Awards which do not exceed 5% of the total shares available under the Second Amended Plan; (ii) Substitute Awards; (iii) Awards granted to non-employee directors which may vest upon the earlier of the one-year anniversary of the grant date and the next annual meeting of the Company’s stockholders which is at least fifty weeks after the immediately preceding year’s annual meeting; and (iv) awards granted to a non-employee director in lieu of the cash portion of such director's annual fees or to other Participant in lieu of salary, bonus, or other cash compensation. The minimum vesting requirement does not prevent the Company from granting awards that contain rights to accelerated vesting on a termination of employment or service or from otherwise accelerating vesting, including without limitation upon a change in control.
Awards Issuable Under the Second Amended Plan
Stock Options. A stock option is the right to purchase a specified number of shares of the Company’s common stock ("Shares") in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the Second Amended Plan. Stock options granted under the Second Amended Plan will be either “incentive stock options,” which may be eligible for special tax treatment under the Internal Revenue Code, or options other than incentive stock options, referred to as “nonqualified stock options.” No more than 1,000,000 shares authorized under the Second Amended Plan are available for grants of incentive stock options. Options may be granted based upon the achievement of performance goals (described below) as may be determined by the Committee.
The exercise price of each option is set by the Committee but cannot be less than 100% of the fair market value of the Shares on the option grant date (or, in the case of an incentive stock option granted to a 10% or more stockholder of the Company, 110% of that fair market value). Fair market value means the closing price of the Company’s common shares on the NYSE on the option grant date.
Stock options will expire at the times and on the terms established by the Committee, but no stock option can be exercised later than the tenth anniversary of the grant date (or, in the case of an incentive stock option granted to a

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10% or more stockholder of the Company, later than the fifth anniversary of the grant date). The exercise price of any stock option (including any applicable taxes) must be paid in full upon exercise, as determined by the Committee in its discretion or as provided in the option agreement, in cash, by check, in the form of unrestricted and unencumbered shares of the Company’s common stock (by actual delivery of shares or by attestation), or by net settlement in the manner determined by the Committee, or, except as limited by applicable law, by broker-assisted cashless exercise.
The maximum number of shares subject to stock options and stock appreciation rights that may be granted under the Second Amended Plan to any Participant during a fiscal year may not, in the aggregate, exceed 500,000 shares.
The Committee also may establish and set forth in the applicable option agreement the terms and conditions on which stock options will remain exercisable, if at all, upon the termination of a Participant.
Stock Appreciation Rights. Stock appreciation rights, or SARs, are awards that, upon their exercise, give the holder a right to receive an amount equal to: (1) the number of shares for which the SAR is exercised, multiplied by (2) the excess of the fair market value of a share on the exercise date over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of the Company’s common shares on the grant date. A SAR may be settled in cash, shares, or a combination of cash and shares according to the award agreement.
SARs will become exercisable at the times and on the terms established by the Committee (subject to the Committee’s authority to accelerate vesting and exercisability at any time). SARs will expire at the times and on the terms established by the Committee, but no SARs can be exercised later than the tenth anniversary of the grant date.
The maximum number of shares subject to stock options and stock appreciation rights that may be granted under the Second Amended Plan to any Participant during a fiscal year may not, in the aggregate, exceed 500,000 shares.
The Committee also may establish and set forth in the applicable SAR agreement the terms and conditions on which SARs will remain exercisable, if at all, upon the termination of a Participant.
Restricted Stock and RSUs. Restricted stock awards are Shares that are awarded to a Participant subject to the satisfaction of the terms and conditions established by the Committee. Until the applicable restrictions lapse, shares of restricted stock are subject to forfeiture and may not be sold, assigned, pledged, or otherwise disposed of by the Participant. RSUs are denominated in units of the Shares, and no Shares are actually issued to the Participant on the grant date. When an RSU award vests, the Participant will be entitled to receive Shares, a cash payment based on the value of the Shares, or a combination of Shares and cash, in accordance with the terms of the award agreement. Awards of restricted stock and RSUs are subject to such terms, conditions, or restrictions as the Committee deems appropriate at the time the Award is made, including, but not limited to, restrictions on transferability; requirements of continued employment and/or the achievement of the performance goals (described below); and the extent to which (if any) a Participant will have the right to retain unvested restricted stock or RSUs following the Participant's termination. Further, the Committee may grant RSUs that are vested when granted, as long as it does so in compliance with the minimum vesting requirements of the Second Amended Plan.
A recipient of restricted stock will have the rights of a stockholder during the restriction period, provided that any dividends payable on an award of restricted stock will be accumulated and paid to the Participant upon the lapse of restrictions on such restricted stock or forfeited upon the forfeiture of such restricted stock. A recipient of RSUs will have none of the rights of a stockholder such as voting rights unless and until Shares are actually delivered to the recipient, although the Committee may grant recipients of RSUs the right to receive dividend equivalents.
The maximum number of shares that may be awarded under an award of restricted stock, RSUs, performance shares, performance units, or stock bonus awards to each Participant during any fiscal year may not, in the aggregate, exceed 150,000 shares.
Performance Units, Performance Shares, and Cash-based Awards. Performance units, performance shares, and cash-based awards entitle the Participant to receive cash or shares upon attainment of applicable performance goals or satisfaction of other conditions and are reflected by a bookkeeping account established for the Participant. A performance unit is a fixed or variable dollar denominated unit with a value determined by the Committee. The value of a performance share is based on the value of the Shares. A cash-based award has a value that is established by the Committee at the time of its grant. After a performance unit, performance share, or cash-based award has vested, the Participant will be entitled to receive a payout of cash, Shares, or a combination thereof according to the award agreement.
The vesting of performance units, performance shares, and cash-based awards is based upon the attainment of performance goals specified by the Committee from the performance measures described below, over the Performance Period (as such term is defined in the Second Amended Plan), and/or satisfaction of other terms and conditions. The performance goals may relate to the performance of the Company or its subsidiaries or business units, or any

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combination of the foregoing. Performance goals and the length of the Performance Period will be determined by the Committee at the time the Award is made.
The aggregate maximum number of shares that may be awarded under an award of restricted stock, RSUs, performance shares, performance units, or stock bonus awards to each Participant during any fiscal year may not, in the aggregate, exceed 150,000 shares, and the maximum amount that may be awarded under a cash-based award to each Participant during any fiscal year may not, in the aggregate, exceed $6,000,000.
Stock Bonus Awards. The Committee may grant other stock-based awards under the Second Amended Plan, which are valued by reference to, or otherwise based on, the Shares, and which, among other things, may be granted to a Participant in lieu of salary, bonus, or other cash compensation. Stock bonus awards shall be subject to such terms and conditions as the Committee shall determine, including but not limited to performance goals. Stock bonus awards may be paid in Shares, cash, or a combination of Shares and cash according to the award agreement. The terms and conditions, including vesting conditions, of other stock-based awards will be established by the Committee when the award is made. The Committee also will determine the extent to which any Participant will have the right to receive stock bonus awards following the Participant's termination.
The aggregate maximum number of shares that may be awarded under an award of restricted stock, RSUs, performance shares, performance units, or stock bonus awards to each Participant during any fiscal year may not, in the aggregate, exceed 150,000 shares.
Dividend Equivalents. The Committee may provide for the payment of dividend equivalents with respect to Shares that are subject to an Award but have not actually been issued under such Award. Dividend equivalents may be credited as of dividend payment dates that occur during the period between the grant date of the Award and the date the Award becomes payable. Dividend equivalents may be paid in cash or additional Shares and subject to such limitations and restrictions as the Committee may determine. Dividend equivalents shall only be paid when, and only to the extent the underlying Award vests, and for awards subject to performance goals, the dividend equivalent will only be paid to the extent the performance goals are achieved and the award vests. No dividend equivalents may be granted with respect to options or SARs.
Performance-Based Awards. Performance shares, performance units, cash-based awards, restricted stock awards, RSUs, and stock bonus awards will be conditioned on the achievement of performance goals based on one or more performance measures, determined in relation to the Company or its subsidiaries or any of their business units, divisions, services, or products, or in comparison to a designated group of other companies or index. The Committee may select the following performance measures as set forth in the exhibit to the Second Amended Plan, or such other performance measures or criteria as the Committee may determine in its discretion.
Each performance-based award will specify the amount payable, or the formula for determining the amount payable, upon achievement of applicable performance targets. Performance goals may be different for each performance period and for each Participant for the same period. The Committee is authorized to adjust the method of calculating attainment of performance goals at any time in recognition of gains or losses on sales or dispositions; asset write-downs; non-cash expenses, such as share-based compensation, depreciation and amortization; changes in tax law or rates, including the impact on deferred tax liabilities; the cumulative effect of changes in accounting principles or changes in accounting policies; events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,;” acquisitions occurring after the start of the performance period or unbudgeted costs incurred related to future acquisitions; operations discontinued, divested or restructured, including severance costs; gains or losses on refinancing or extinguishment of debt; special charges for streamlining and restructuring, including severance and associate-related costs, costs associated with the early termination of leases, production transfer expenses, net of any savings realized in the period directly from the streamlining and/or restructuring activities; foreign exchange gains and losses; impact of repurchases of the Company’s common stock; restatement of prior period financial results that is not due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws; any other unusual, nonrecurring gain or loss or other item that is separately identified by the Committee materials approving the grant of such award; and any similar event or condition specified in such award agreement, provided the adjustment is permitted by the Second Amended Plan.
Deferrals of Awards. The Committee may, to the extent permitted by law, require or allow Participants to defer receipt of all or part of any cash or shares subject to their awards under the terms of any deferred compensation plan sponsored by the Company or any subsidiary or affiliate, including under the 2011 Director Plan, or other terms set by the Committee. RSUs, performance shares or other applicable awards which are so deferred will constitute deferred stock units under the Second Amended Plan.
Transferability of Awards. Awards under the Second Amended Plan may not be sold or otherwise transferred except (1) by will or the laws of descent and distribution or (2) by gift or other transfer (other than an incentive stock option

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unless permitted by the Internal Revenue Code) to any trust or estate in which the original Participant or such Participant’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative (subject to Rule 16b-3 of the Exchange Act), or as otherwise permitted (for awards other than incentive stock options) or restricted by the Committee.
No Repricing or Cash Buyouts of Underwater Options. The Second Amended Plan prohibits, without stockholder approval, (1) Options or SARs to be repriced, replaced, or regranted through cancellation, or by lowering the option price or grant price of a previously granted SAR, or (2) Options or SARs to be repurchased or otherwise canceled in exchange for a payment of any form of consideration, if the option price or exercise price is less than the fair market value of the shares covered by the option or SAR, except in connection with a Share Change or Corporate Transaction (as defined in the Second Amended Plan).
Change in Control. Unless otherwise provided in the Award agreement, and only if the Awards are not assumed, substituted, or otherwise replaced by a new employer with substantially similar awards related to shares that are traded on an established United States securities market, or which will be so traded within sixty (60) days following a change in control, then upon a change in control (as defined in the Second Amended Plan):
▪each outstanding Option will become fully vested and exercisable immediately prior to the change in control, and in the Committee’s discretion, either be canceled in exchange for a payment equal to the difference between the option price and the fair market value of the Shares, or be subject to exercise by the Participant immediately prior to the change in control;
▪each outstanding SAR will become fully vested and exercisable immediately prior to the change in control, and canceled in exchange for a payment equal to the difference between the grant price and the fair market value of the Shares;
▪each outstanding RSA shall immediately lapse, and will become fully vested;
▪each outstanding RSU and each other Award denominated in Shares will become fully vested and will be canceled in exchange for an amount equal to the price paid per Share in connection with the change in control multiplied by the number of Shares covered by the Award;
▪each other Award not denominated in Shares, and any Award the payment or settlement of which was deferred, will be canceled in exchange for the full amount of such Award; and
▪with respect to any outstanding Award of Performance Shares, Performance Units, Cash-Based Awards and other Awards subject to Performance Measures, all incomplete Performance Periods will end as of the date of a change in control and the Committee will determine the extent to which performance goals have been met based on audited or unaudited financial information as it may deem relevant, or, if achievement of performance goals cannot be determined, by assuming that the “target” level of performance has been attained, or on such other basis as determined by the Committee in its sole discretion.
Under certain circumstances, accelerated vesting or the cash out of stock options, or an accelerated lapse of restrictions on other Awards, in connection with a change in control might be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code. To the extent payments are considered to be “excess parachute payments,” the Participant may be subject to an excise tax and the Company may be denied a tax deduction. In such cases, the Participant may disclaim any entitlement to any payment or benefit under the Second Amended Plan that would constitute such “excess parachute payment.”
Amendment, Modification, and Termination. The Board may amend, alter, suspend, or terminate the Second Amended Plan at any time without prior notice to Participants, to the extent permitted by the Second Amended Plan. However, no amendment, alteration, suspension, or termination may impair the rights of any Participant without a Participant’s consent and no amendment will be effective prior to approval by stockholders to the extent such approval is required by law or Rule 16b-3 issued under the Exchange Act to preserve the applicability of any exemption provided by such rules to any Award then outstanding.
Duration of Plan. The Second Amended Plan will become effective on the date it is approved by the Company's stockholders. Subject to earlier termination of the Second Amended Plan pursuant to the above, the Second Amended Plan will remain in effect until all Shares subject to the Second Amended Plan have been delivered, and any restrictions on such Shares have lapsed, pursuant to the plan's provisions. However in no event may any Award be granted under the Second Amended Plan on or after January 4, 2032.
Clawback. Awards granted under the Plan will be subject to recoupment in accordance with the Company’s current clawback policy or any clawback policy that the Company is required to adopt pursuant to the listing standards of any

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national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law.
Tax Withholding. The Company and/or any subsidiary or affiliate are authorized to withhold from any Award granted or payment due under the Second Amended Plan the amount of all U.S. or non-U.S. federal, state, or local taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. Subject to any applicable laws, the Committee may in its discretion permit or require a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) the Company’s withholding of Shares or other property otherwise deliverable to such Participant pursuant to their Award, (b) tendering to the Company Shares already owned by such Participant, based on the fair market value of the Shares on the date prior to the payment date as determined by the Committee and/or (c) any other method of withholding that may be authorized by the Committee or provided for in an Award agreement.
United States Federal Income Tax Consequences
The following is a brief summary of certain significant United States federal income tax consequences under the Internal Revenue Code, as in effect on the date of this summary, applicable to the Company and plan participants in connection with awards under the Second Amended Plan. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. If an Award constitutes nonqualified deferred compensation and fails to comply with Section 409A, the Award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate, or inheritance taxes. References to “the Company” in this summary of tax consequences mean Acuity Brands, Inc., or any subsidiary or affiliate of Acuity Brands, Inc. that employs or receives the services of a recipient of an award under the Second Amended Plan, as the case may be.
Stock Options. The grant of stock options under the Second Amended Plan will not result in taxable income to the recipient of the options or an income tax deduction for the Company. However, the transfer of shares to an option holder upon exercise of an option may or may not give rise to taxable income to the option holder and a tax deduction for the Company depending upon whether such option is a nonqualified stock option or an incentive stock option.
The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for the Company in the amount by which the fair market value of the shares purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.
The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for the Company if the holder has been an associate of the Company at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to the amount of ordinary income reported by the option holder, subject to applicable limits under the Internal Revenue Code. Any additional gain realized by the option holder on the disqualifying disposition would be a capital gain. If the total amount realized in a disqualifying disposition is less than the fair market value of the shares on the exercise date of the incentive stock option, the difference would be a capital loss for the holder.
SARS. The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for the Company. Upon exercise of a SAR, the amount of any cash the participant receives (before applicable tax withholdings) and the fair market value as of the exercise date of any shares received are taxable to the participant as ordinary income and deductible by the Company, subject to applicable limits under the Internal Revenue Code.

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Restricted Stock and RSUs. A participant will not recognize any taxable income upon the award of shares of restricted stock which are not transferable and are subject to a substantial risk of forfeiture. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may make an election under section 83(b) of the Internal Revenue Code to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares subject to the award on the award date. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with their restricted stock award in the Company’s taxable year in which that participant recognizes that ordinary income, subject to applicable limits under the Internal Revenue Code. Dividends paid with respect to restricted stock will be taxable as compensation income to the participant; provided that if a participant makes a section 83(b) election (as discussed above), any dividends paid with respect to that restricted stock will be treated as dividend income rather than compensation income.
The granting of RSUs does not result in taxable income to the recipient of a RSU or a tax deduction for the Company. The amount of cash paid (before applicable tax withholdings) or the then-current fair market value of the share received upon settlement of the RSUs is taxable to the recipient as ordinary income and deductible by the Company, subject to applicable limits under the Internal Revenue Code.
Performance Units, Performance Shares, Stock Bonus Awards, Cash Awards, and Dividend Equivalents. The granting of a performance unit, performance share, cash-based award, stock bonus award, or dividend equivalent right generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of a performance unit, performance share, cash-based award, other stock-based award, or dividend equivalent right should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash received (before applicable tax withholding) or the then-current fair market value of the shares received, and a corresponding tax deduction by the Company, subject to applicable limits under the Internal Revenue Code. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of stock, the recipient of those shares will immediately recognize taxable ordinary income equal to the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction, subject to applicable limits under the Internal Revenue Code.
Deferred Stock Units. If an award of RSUs or other applicable award is deferred and becomes a deferred stock unit, generally, the participant will not be taxed at the time such award is granted or deferrals are otherwise made, but will be subject to federal income tax at such time as the amounts are distributed to the participant. In the year a participant recognizes income, the Company will generally be entitled to claim a federal income tax deduction equal to the amount of ordinary income recognized by the participant.
Section 280G. Under certain circumstances, accelerated vesting, exercise, or payment of awards under the Second Amended Plan in connection with a “change of control” might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.
Tax Treatment of Awards to Non-Employee Directors, Outside Consultants, and Associates or Other Service Providers Outside of the United States. The grant and exercise of options and awards under the Second Amended Plan to non-employee directors, certain consultants, and to associates or other service providers outside of the United States may be taxed on a different basis.
Recent Stock Price
On October 29, 2021 (the last trading day of the month), the closing price of our common stock on the New York Stock Exchange was $205.43 per share.

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New Plan Benefits
Future awards made under the Second Amended Plan will be at the discretion of the Committee, so it is not possible to determine the benefits that Participants may receive at this time.
Prior Grants under the Plan
The following table shows, as of October 31, 2021, information regarding the grants of stock-based awards since the inception of the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan in January 2013 and including under the 2018 Amended Plan, among the persons and groups identified below.

Name and Position	Number of Stock Options	Number of Restricted Stock Units/Awards and Performance Stock Units (at Target)
Neil M. Ashe	777,200	24,153
Richard K. Reece	64,386	84,153
Karen J. Holcom	11,094	34,720
Barry R. Goldman	14,889	24,026
Dianne S. Mills	—	13,113
All current executive officers (as a group)	867,569	180,165
All current non-employee directors (as a group)	—	4,058
All associates and officers who are not executive officers (as a group)	341,296	1,597,454
No Awards have been granted to any associate of a non-employee director or director nominee, and no other person has been granted five percent or more of the total amount of Awards granted under the Plan.
Equity Compensation Plans
The following table provides information as of August 31, 2021 about equity awards under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans ( Currently Outstanding)
Equity compensation plans approved by the security holders(1)	1,591,000	(2)	127.98	(3)	1,487,407	(4)
Equity compensation plans not approved by the security holders	NA		NA		NA
Total	1,591,000				1,487,407
(1)Includes the Amended and Restated 2012 Omnibus Equity Incentive Plan (the "2018 Amended Plan" or the Long-Term Incentive Plan) that was approved by our stockholders in January 2018, the Employee Stock Purchase Plan, amended and restated effective March 1, 2006, that was approved by our sole stockholder in November 2001, the 2006 Nonemployee Directors’ Deferred Compensation Plan (the “2006 NEDC”) that was approved by our sole stockholder in November 2001, and the 2011 Nonemployee Director’s Deferred Compensation Plan (the “2011 NEDC”) that was approved by our stockholders in January 2012.
(2)Includes 1,160,738 stock options, 309,653 RSUs, 35,395 PSUs (at target), and 85,214 deferred stock units.
(3)Represents the weighted-average exercise price of outstanding stock options noted in footnote 2.
(4)Represents the number of shares available for future issuance under stockholder approved equity compensation plans, including, 291,875 shares available for grant without further stockholder approval under the 2018 Amended Plan, 1,009,497 shares available for issuance under the Employee Stock Purchase Plan, and 186,035 shares available for issuance without further stockholder approval under the 2011 NEDC. No further awards may be granted under the 2006 NEDC. Further, if stockholders approve Item 4 relating to our Second Amended Plan, no further awards will granted under the 2011 NEDC and the 186,035 shares remaining available for issuance under the 2011 NEDC will become available for issuance under the Second Amended Plan.

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Stock Ownership
Beneficial Ownership of the Company’s Securities
The following table sets forth information concerning beneficial ownership of our common stock as of November 10, 2021, unless otherwise indicated, by each of the directors and nominees for director, by each of the NEOs, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock. None of our executive officers or non-employee directors hold any of our stock subject to pledge.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Stock Units Held in Company Plans(5)
Neil M. Ashe	133,334	*	24,153
W. Patrick Battle	3,238	*	6,748
G. Douglas Dillard, Jr.	10,796	*	5,078
Barry R. Goldman	11,834	*	9,359
James H. Hance, Jr.	15,295	*	182
Karen J. Holcom	28,915	*	18,522
Maya Leibman	169	*	2,640
Dianne S. Mills	1,126	*	11,591
Laura G. O'Shaughnessy	230	*	3,084
Dominic J. Pileggi	745	*	9,120
Richard K. Reece	209,248	*	23,909
Ray M. Robinson	4,788	*	30,848
Mark J. Sachleben	112	*	532
Mary A. Winston	3,353	*	3,071
All directors and executive officers as a group (14 persons)	423,183	1.2%	148,837

The Vanguard Group (6)	3,349,279	10.8%	NA
FMR, LLC (7)	3,693,775	10.5%	NA
BlackRock, Inc. (8)	3,105,881	8.8%	NA
Generation Investment Management LLP (9)	3,340,778	6.7%	NA
*Represents less than 1% of our common stock.
(1)Subject to applicable community property laws, and except as otherwise indicated, shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee, or trustee for the beneficial owner’s account. Also, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)Includes shares that may be acquired within 60 days of November 10, 2021 upon the exercise of stock options, as follows: Mr. Ashe, 133,334 shares; Mr. Reece, 79,316 shares; Ms. Holcom, 13,334 shares; Mr. Goldman, 9,157; and all executive officers as a group, 235,141 shares.
(3)Includes time-vesting RSAs and/or RSUs granted under our Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan, portions of which vest in January 2022, 2023, and 2024; February 2022 and 2023; March 2022, 2023, and 2024; June 2022 and 2023; August 2022, 2023, and 2024; September 2022, 2023, and 2024; October 2022, 2023, and 2024. The executives have sole voting power over their RSA shares. RSA shares are included for the following individuals: Mr. Reece, 1,504 shares; Ms. Holcom, 3,210 shares; Mr. Goldman, 1,230 shares; Messrs. Battle, Dillard, Hance, Pileggi, Robinson and Ms. Winston, 143 shares; Ms. Leibman, 112 shares; Ms. O'Shaughnessy, 153 shares; and all current directors and executive officers as a group, 7,179 shares.
(4)Based on an aggregate of 34,987,029 shares of Acuity Brands common stock issued and outstanding as of November 10, 2021.
(5)Includes stock units held by non-employee directors in the 2006 and 2011 Nonemployee Directors’ Deferred Compensation Plan as shown for each director; RSUs and PSUs (at target) as shown for Mr. Reece, Ms. Holcom, Mr. Goldman and Ms. Mills. Stock units are counted for purposes of compliance with the Company’s share ownership guidelines.
(6)This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, on February 10, 2021, containing information as of December 31, 2020, in which the reporting person reports shared voting power with respect to 26,344 shares, sole dispositive power with respect to 3,290,949 shares, and shared dispositive power with respect to 58,330 shares.
(7)This information is based on a Schedule 13G/A filed with the SEC by (a) FMR, LLC and (b) Abigail P. Johnson, director, chairman and CEO of FMR, LLC, each with principal business office at 245 Summer Street, Boston, Massachusetts 02210 on April 12, 2021, containing information as of March 31, 2021, in which the reporting persons report sole voting power with respect to 601,196 shares and sole dispositive power with respect to 3,693,775 shares.
(8)This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, on January 29, 2021, containing information as of December 31, 2020, in which the reporting person reports sole voting power with respect to 2,941,308 shares and sole dispositive power with respect to 3,105,881 shares.
(9)This information is based on a Schedule 13G/A filed with the SEC by (a) Generation Investment Management LLP, 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN, (b) Generation Investment Management US LLP, 555 Mission Street, Suite 3400, San Francisco, CA 94105, (c) Generation IM Fund plc, Georges Court, 54-62 Townsend Street, Dublin 2, Ireland, and (d) Generation IM Global Equity Fund LLC c/o 555 Mission Street, Suite 3400, San Francisco, CA 94105, on February 16, 2021, containing information as of December 30, 2020, in which (i) Generation Investment

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STOCK OWNERSHIP
Management LLP reports sole voting power with respect to 24,375 shares, shared voting power with respect to 3,316,403 shares, sole dispositive power with respect to 24,375 shares and shared dispositive power with respect to 3,316,403 shares, (ii) Generation Investment Management US LLP reports shared voting power and shared dispositive power with respect to 1,628,173 shares (iii) Generation IM Fund plc reports shared voting power and shared dispositive power with respect to 989,693 shares, and (iv) Generation IM Global Equity Fund LLC reports shared voting power and shared dispositive power with respect to 845,496 shares.
Certain Relationships and Related Party Transactions
There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.
We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies. Management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.
Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. On a quarterly basis, we request each director and executive officer to verify and update the following information:
▪a list of immediate family members;
▪a list of entities where the director or executive officer is an associate, director, or executive officer;
▪each entity where an immediate family member of a director or executive officer is an executive officer;
▪each entity in which the director or executive officer or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and
▪each charitable or non-profit organization where the director or executive officer or an immediate family member is an associate, executive officer, director, or trustee.
We compile a list of all such persons and entities. The list is reviewed and updated and then distributed within the Company to identify potential transactions through comparison to ongoing transactions along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.
In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics and Business Conduct requires directors and associates to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships, or situations that would otherwise violate the Code of Ethics and Business Conduct, after the director or associate has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.
Pursuant to our Corporate Governance Guidelines and Governance Committee Charter, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Board Chair prior to accepting membership on any other public company board.
Management also follows additional written procedures to identify related party transactions. These procedures are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees. Additional quarterly procedures are completed to affirm no changes to annual representations.
With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

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Questions Relating to this Proxy Statement
Information about our Virtual Annual Meeting
Why are we having a virtual Annual Meeting?
Due to the ongoing COVID-19 pandemic, for the safety of our stockholders, associates, and other attendees, and taking into account federal, state and local guidance that has been issued, we have determined that the Annual Meeting will be held in a virtual format only via the Internet. There will be no physical meeting location for stockholders to attend. We believe a virtual meeting also allows broader access by our stockholders and other interested parties and are committed to ensuring that stockholders will have the same rights and opportunities to participate as they would have had at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit questions before and during the virtual Annual Meeting.
How do I attend the virtual Annual Meeting?
To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/AYI2022 on January 5, 2022 and enter your 16-digit control number included on your proxy card, your Notice of Internet Availability, or the instructions included with your proxy materials. The meeting will begin promptly at 1:00 p.m. ET on January 5, 2022. Online access will begin fifteen (15) minutes prior to the start of the meeting. If you are unable to locate your 16-digit control number, you will be able to login as a guest. However, if you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
The virtual meeting platform is supported across most Internet browsers and devices (desktop computers, laptop computers, tablets, and smart phones) running updated versions of applicable software and plugins. Stockholders should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Stockholders should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Can I ask a question at the virtual Annual Meeting?
Yes, you will be able to submit questions electronically during the Annual Meeting by using the "Ask a Question" field during the webcast if you have logged in using your control number on your proxy card or Notice of Internet Availability. After entering your 16-digit control number, you may also submit a question prior to the meeting on the voting website at www.proxyvote.com by selecting the "Question for Management" field.
During the live question and answer session of the meeting, members of our executive leadership team will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all stockholders, the Chair of the meeting (or such other person designated by our Board), may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. However, we reserve the right to edit or reject questions we deem profane or otherwise inappropriate. During the meeting, details for submitting written questions will be available at www.virtualshareholdermeeting.com/AYI2022.
What do I do if I have technical difficulties during the virtual Annual Meeting?
If you have any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page.
Other Questions
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for this Annual Meeting. These officers are Neil M. Ashe and Karen J. Holcom.
What is a proxy statement?
It is a document that SEC regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Neil M. Ashe and Karen J. Holcom as proxies to vote on your behalf.

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Who is soliciting proxies in connection with this proxy statement?
The Board is furnishing this information in connection with the solicitation of proxies for the Annual Meeting of stockholders for fiscal year 2021 to be held on January 5, 2022.
Who is entitled to vote at the meeting?
Only owners of record of shares of common stock of the Company at the close of business on November 10, 2021, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 34,987,029 shares of common stock issued and outstanding on the record date.
What is the record date and what does it mean?
November 10, 2021 is the record date for this Annual Meeting. The record date is established by the Board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you how to access and review the Proxy Statement and 2021 Annual Report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
What is the difference between a stockholder of record and a stockholder who holds stock in street name?
If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee, or other nominee, your shares are held in street name. If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee, or other nominee as to how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy as discussed in detail below.
How do I vote as a stockholder of record?
As a stockholder of record, you may vote by one of the four methods described below:
By the Internet. You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan or in a 401(k) plan we sponsor. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.
By Telephone. You may give your voting instructions by calling 1-800-690-6903. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan or in a 401(k) plan we sponsor. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.
By Mail. You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.
During the Meeting. You may vote electronically during the Annual Meeting.
How do I vote as a street name stockholder?
If your shares are held through a broker, bank, trustee, or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee, or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee, or other

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QUESTIONS RELATING TO THIS PROXY STATEMENT
nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee, or other nominee.
If you hold your shares through a broker, bank, trustee, or other nominee and you wish to vote electronically during the meeting, you will need to obtain a legal proxy. You must request a legal proxy through your broker, bank, trustee, or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you participate in the meeting and vote electronically or legally appoint another proxy to vote on your behalf.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:
▪voting again by the Internet or by telephone prior to 11:59 p.m. ET, on January 5, 2022;
▪giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or
▪voting electronically during the Annual Meeting.
What is a quorum?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person (virtually) or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person (virtually) at the meeting and determine the presence of a quorum.
Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or vote electronically during the Annual Meeting?
If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card, or participate in the Annual Meeting and vote electronically, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.
The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your brokerage firm votes your shares on this matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against each routine matter.
When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter. The other matters are not considered routine matters.
We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
What vote is required for each proposal and how are abstentions and broker non-votes counted?
The shares of a stockholder whose proxy on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of establishing the presence of a quorum. As described above, broker non-votes will be counted for purposes of establishing a quorum.
The following table summarizes the voting requirement for each of the proposals under our By-Laws and the effect of abstentions and broker non-votes on each proposal:

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Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of directors	Affirmative vote of a majority of votes cast(1)	Not counted	Not voted	FOR EACH
2	Ratification of the appointment of independent registered public accountants	Majority of votes cast affirmatively or negatively	Not counted	Discretionary vote	FOR
3	Advisory vote on named executive officer compensation	Majority of votes cast affirmatively or negatively	Not counted	Not voted	FOR
4	Approval of Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan	Majority of votes cast affirmatively or negatively	Vote against	Not voted	FOR
(1)According to our By-Laws, the “affirmative vote of a majority of votes cast” means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director.
Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If you properly execute and deliver a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.
How are proxies solicited and what is the cost?
We will bear all expenses incurred in connection with the solicitation of proxies. We have also engaged Morrow Sodali LLC to assist us in connection with the solicitation of proxies for this Annual Meeting for a fee of approximately $10,000 plus reasonable expenses. Our directors, officers, and associates may solicit proxies by mail, telephone, and personal contact. They will not receive any additional compensation for these activities. We will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 5, 2022. The proxy statement and annual report are available at www.proxyvote.com

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Other Matters
We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.
Next Annual Meeting – Stockholder
Proposals and Director Nominations
Proposals to Be Included in Next Year’s Proxy Statement
If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the fiscal 2022 Annual Meeting (expected to be held in January 2023) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 25, 2022 (120 days prior to the first anniversary of the mailing of this proxy statement). All such proposals should be sent by certified mail, return receipt requested.
Other Stockholder Proposals and Nominations
Article I, Section 1 of our By-Laws establishes an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting, and who has complied with our notice procedures.
Assuming that our fiscal 2022 Annual Meeting is held within 30 days before or after the anniversary of this Annual Meeting, a stockholder’s notice of intention to introduce a nomination or to propose an item of business at our fiscal 2022 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, or between September 7, 2022 and October 7, 2022.
Proxy Access Nominations
Article I, Section 9 of our By-Laws establishes procedures for nominations by eligible stockholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. Assuming that our fiscal 2022 Annual Meeting is held within 30 days before or after the anniversary of this Annual Meeting, a stockholder’s notice of a proxy access nomination must be delivered to our Corporate Secretary at our principal executive offices not less than 120 days (July 25, 2022) or more than 150 days (June 25, 2022) prior to the anniversary of the date on which we first mailed the proxy materials for this Annual Meeting. All nominating stockholders and stockholder nominees must comply with the provisions of our By-Laws.
Householding
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, including our Annual Report on Form 10-K, or one Notice of Internet Availability of Proxy Materials unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us in writing or by telephone at: Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, (404) 853-1400, and we will promptly deliver the

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requested materials. You also may request additional copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials by notifying us in writing or by telephone at the same address or telephone number.
General Information
All notices for stockholder proposals and nominations made pursuant to our By-Laws must comply with the applicable provisions of our By-Laws. The preceding are summaries of the applicable provisions of our By-Laws and are qualified in its entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under For Investors then Corporate—Corporate Governance.
Notices must be in writing and sent to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, Attention: Corporate Secretary.

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Appendix A
Reconciliation to U.S. Generally Accepted Accounting Principles ("GAAP") Measures and Methodology for Calculating Non-U.S. GAAP Financial Measures
We use various non-GAAP financial measures to evaluate the performance of our management team, including the NEOs. For the assessment of the performance of management, the Board believes certain non-GAAP measures better reflect the operational performance of the business. The following are reconciliations of GAAP measures to non-GAAP measures. Additionally, we have provided definitions and calculations for certain financial measures that do not have an equivalent GAAP financial measure.
Reconciliation of U.S. GAAP Financial Measures to Non-U.S. GAAP Financial Measures

Fiscal years ($ millions)	2021	2020	2019
Net Sales	$3,461.0	$3,326.3	$3,672.7

Operating profit (GAAP)	$427.6	$353.9	$462.9
Add-back: Manufacturing inefficiencies(1)	—	—	0.9
Add-back: Acquisition-related items(2)	—	2.5	2.5
Add-back: Special charges(3)	3.3	20.0	1.8
Adjusted operating profit (non-GAAP)(4)	$430.9	$376.4	$468.1
Adjusted operating profit margin (non-GAAP)	12.5%	11.3%	12.7%
(1)Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2)Acquisition-related items include professional fees and may include certain acquired profit in inventory amounts.
(3)Special charges in fiscal 2021 were primarily related to charges for relocation costs and adjustments related to severance costs associated with the previously announced transfer of activities from planned facility closures. Special charges in fiscal 2020 were primarily related to severance costs and right of use asset impairments related to planned facility closures. Fiscal 2019 charges primarily related to move costs associated with the previously announced transfer of activities from a planned facility closure.
(4)Adjusted operating profit used for calculation of performance measures differs from the same measures used in our reported results, as our performance measures do not add back amortization of acquired intangible assets and share-based payment expense.

Fiscal years ($ millions)	2021	2020	2019
Net cash provided by operating activities	$408.7	$504.8	$494.7
Less: Purchase of property, plant, and equipment	(43.8)	(54.9)	(53.0)
Plus: Capital expenditures for building renovations	—	5.6	—
Free cash flow	$364.9	$455.5	$441.7
Return on Stockholders' Equity is calculated by dividing Net Income by Average Total Stockholders' Equity (average of five quarters).

Fiscal Years ($ millions)		2021	2020	2019
Net Income	(a)	$306.3	$248.3	$330.4
Average total stockholders' equity	(b)	2,016.1	2,034.9	1,815.0
Return on stockholders' equity	(a)/(b)	15.2%	12.2%	18.2%

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APPENDIX A
Adjusted Return on Invested Capital (adjusted ROIC) equals Adjusted Net Operating Profit After Taxes (NOPAT) divided by Average Capital. Average Capital equals Total Dept plus Total Stockholders' Equity less excess cash (>$100 million) (average of five quarters).
Weighted Average Cost of Capital (WACC) is calculated utilizing the methodology of the Capital Asset Pricing Model (average of five quarters).

Fiscal Years ($ millions)		2021	2020	2019
Income before income taxes (GAAP)		$396.2	$324.7	$424.9
Add back: Interest, net		23.2	23.3	33.3
Add-back: Manufacturing inefficiencies(1)		—	—	0.9
Add-back: Acquisition-related items(2)		2.2	2.5	2.5
Add-back: Special charges(3)		3.3	20.0	1.8
Less: Impairments of investments		6.0	—	—
Adjusted net operating profit before taxes		430.9	370.5	463.4
Less: Taxes		(97.9)	(87.2)	(103.0)
Adjusted net operating profit after taxes	(a)	$333.0	$283.3	$360.4

Stockholders' equity (GAAP)		$2,016.1	$2,034.9	$1,814.7
Plus: Debt		478.3	384.8	356.6
Less: Excess cash(4)		(430.2)	(337.9)	(174.1)
Average capital	(b)	$2,064.2	$2,081.8	$1,997.2

Adjusted ROIC	(a)/(b)	16.1%	13.6%	18.0%
WACC	(c)	9.4%	10.4%	10.0%
Performance metric	(a)/(b)-(c)	6.7%	3.2%	8.0%
(1)Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2)Acquisition-related items include professional fees and may include certain acquired profit in inventory amounts.
(3)Special charges in fiscal 2021 consisted primarily of charges for relocation costs and adjustments related to severance costs associated with the previously announced transfer of activities from planned facility closures as well as other streamlining activities. Special charges in fiscal 2020 were primarily related to severance costs and right of use asset impairments related to planned facility closures. Fiscal 2019 charges primarily related to move costs associated with the previously announced transfer of activities from a planned facility closure.
(4)Represents cash balances in excess of $100 million.

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Appendix B
AMENDED AND RESTATED ACUITY BRANDS, INC.
2012 OMNIBUS STOCK INCENTIVE COMPENSATION PLAN

ARTICLE I. ESTABLISHMENT; HISTORY; PURPOSES; AND DURATION
1.1.    Establishment and History of the Plan. Acuity Brands, Inc. (the “Company”) adopted the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “2012 Plan”). It became effective as of January 4, 2013, the stockholder approval date. The 2012 Plan reserved 2,287,692 shares for the issuance of Awards. On October 25, 2017, the Board of Directors of the Company (the “Board”) amended and restated the 2012 Plan, establishing the “Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan” (the “2017 Plan”). In establishing the 2017 Plan, the Board amended and restated the 2012 Plan (i) to increase the number of Shares available for issuance of Awards by 380,000 shares, resulting in a total of 2,667,692 shares being available for grant under the 2017 Plan, and (ii) to extend the expiration date of the 2017 Plan to January 4, 2028. On October 25, 2021, the Board subsequently amended and restated the 2017 Plan as set forth in this document (the “Plan”) including (i) to increase the number of Shares available for issuance of Awards by 750,000 shares, including 186,035 Shares previously authorized for issuance under the Non-Employee Director Plan, resulting in a total of 3,603,727 shares being available for grant under the Plan and (ii) extend the term of the Plan through ten (10) years from the date on which the Plan is approved by the stockholders of the Company (the “Effective Date”), which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. The Plan shall remain in effect as provided in Section 1.3.
1.2.    Purposes of the Plan. The purposes of the Plan are to provide additional incentives to eligible Employees, officers, Non-Employee Directors, and Consultants of the Company and its Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and profitability of the Company’s businesses, in order to strengthen their commitment to the Company, to further motivate the Participants to perform their assigned responsibilities diligently and skillfully, and to attract and retain competent and dedicated individuals whose efforts will result in the long term growth and profitability of the Company and, over time, appreciation in the market value of its stock. To accomplish such purposes, the Plan provides that the Committee may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards.
1.3.    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article XV, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after January 4, 2032.
ARTICLE II. DEFINITIONS
Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:
2.1.    “Affiliate” means any entity in which the Company has at least a fifty percent (50%) equity interest and is designated as an Affiliate for purposes of the Plan by the Committee.
2.2.    “Applicable Exchange” means the New York Stock Exchange, or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
2.3.    “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock Bonus Awards. Where the context so requires, including in Section 4.2 and Section 4.3 of the Plan, “Award” includes a grant of any of the foregoing awards under the 2012 Plan and the 2017 Plan.
2.4.    “Award Agreement” means either: (a) a written agreement (including any amendment or modification thereof) entered into by a Participant and the Company setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement (including any amendment or modification thereof) issued by the Company to a Participant describing the terms and provisions of such Award, and which for a Participant who is a Non-Employee Director, may take the form of a compensation plan, arrangement or policy relating to Non-Employee Director compensation. The Committee may provide for the use of electronic, internet or other non-paper

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Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
2.5.    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.6.    “Cash-Based Award” means an Award, whose value is determined by the Committee, granted to a Participant, as described in Article IX.
2.7    “Cause” means, unless otherwise provided in an Award Agreement, that the Participant has been found by the Committee to be guilty of theft, embezzlement, fraud or misappropriation of the Company’s property or any action which, if the individual were an officer of the Company, would constitute a breach of fiduciary duty; provided that if a Participant has an Employment Agreement, “Cause” shall mean Cause as defined in such Employment Agreement.
2.8    “Company” means Acuity Brands, Inc., a Delaware corporation, or any successor to the Company.
2.9.    “Change in Control” means the occurrence of any of the following events:
(a)    The acquisition (other than from the Company) by any “Person” (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities; or
(b)    The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or
(c)    A merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or
(d)    A complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 2.9(a) solely because (1) twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities, under one or more employee benefit plans maintained by the Company or any of its Subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, or (2) a transaction is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state or country, whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s then outstanding securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in the same proportions of their ownership after the transaction.
2.10.    “Change in Control Price” means the price per share offered in respect of the Common Stock in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined by the Board or the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a Share on any of the thirty (30) trading days immediately preceding the date on which such Change in Control occurs.
2.11.    “Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.
2.12.    “Committee” means a committee consisting of two or more non-employee members of the Board who are appointed by the Board to administer the Plan and to perform the functions set forth herein. The Board or the Committee may designate a subcommittee of members of the Committee to act on certain matters where such

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APPENDIX B
designation is necessary or desirable. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the Committee shall be composed solely of two or more “non-employee directors” within the meaning of Rule 16b-3. To the extent necessary to satisfy the rules of the Applicable Exchange, the members of the Committee shall qualify as “independent directors.”
2.13.    “Common Stock” means the common stock, par value $0.01 per share, of the Company.
2.14    “Consultant” means any consultant or adviser if: (a) the consultant or advisor renders bona fide services to the Company or any Subsidiary or Affiliate; (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or advisor is a natural person.
2.15.    “Deferred Stock Unit” means a Restricted Stock Unit, Performance Share, or other applicable Award the payment or settlement of which is deferred as provided for in Section 19.6.
2.16    “Director” means any individual who is a member of the Board of Directors of the Company.
2.17.    “Disability” means (i) “Disability” as defined in the applicable Award Agreement to which the Participant is a party, or (ii) if the Award Agreement does not define “Disability,” a physical or mental incapacity which impairs the Participant’s ability to substantially perform his duties for a period of one hundred eighty (180) consecutive days, as determined by the Committee based upon the information provided to it. Notwithstanding the foregoing, for purposes of Incentive Stock Options, “Disability” means that the Participant is disabled within the meaning of Code Section 22(e)(3) and for purposes of an Award that is subject to Code Section 409A, “Disability” means a “Disability,” within the meaning of Code Section 409A to the extent necessary to comply with Code Section 409A.
2.18.    “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate of the Company for any reason (including as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate of the Company) or a sale of a division of the Company or a Subsidiary or Affiliate of the Company.
2.19.    “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XI.
2.20.    “Effective Date” shall have the meaning ascribed to such term in Section 1.1.
2.21.    “Eligible Individual” means any Employee, Non-Employee Director, or Consultant, and any prospective Employee who has accepted an offer of employment from the Company or any Subsidiary or Affiliate (contingent upon such individual’s commencement of employment with the Company or any Subsidiary or Affiliate).
2.22.    “Employee” means any person providing services as an employee of the Company, a Subsidiary and/or an Affiliate. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a Consultant, or an employee of an employment, consulting, temporary agency, or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, a Subsidiary and/or an Affiliate during such period. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.22 shall be considered an Employee for purposes of the Plan.
2.23.    “Employment Agreement” means with respect to a Participant who is an Employee, the written agreement between the Company, a Subsidiary or an Affiliate and the Employee providing for the terms of such Employee’s employment with the Company, Subsidiary or Affiliate, as it may be amended from time to time.
2.24.    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.
2.25.    “Fair Market Value” means, if the Common Stock is listed on a national securities exchange, as of any given date, the closing price for the Common Stock on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares are traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion. For the avoidance of doubt, for U.S. and non-U.S. federal, state, and local tax reporting and withholding purposes, the fair market value of a Share may be determined using such other methodology as may be required by applicable laws or as appropriate for administrative reasons.

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2.26.     “Fiscal Year” means the consecutive twelve-month period ending August 31 of each year, or such other consecutive twelve-month period or fiscal year as the Committee may select.
2.27.    “Grant Date” means (a) the date on which the Committee (or its designee) by resolution, written consent or other appropriate action selects an Eligible Individual to receive a grant of an Award, determines the number of Shares or other amount to be subject to such Award and, if applicable, determines the Option Price or Grant Price of such Award, or (b) such later date as the Committee (or such designee) shall provide in such resolution, consent or action.
2.28.    “Grant Price” means the price established as of the Grant Date of an SAR pursuant to Article VII used to determine whether there is any payment due upon exercise of the SAR.
2.29.    “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI, which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.
2.30.    “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.
2.31.    “New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.
2.32.    “Non-Employee Director” means a Director who is not an Employee.
2.33.    “Non-Employee Director Plan” means the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan, as amended and restated through the Effective Date and as may be further amended from time to time.
2.34.    “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Code Section 422 or otherwise does not meet such requirements.
2.35.    “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.
2.36.    “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.
2.37.    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.38.    “Participant” means any Eligible Individual as set forth in Article V who holds one or more outstanding Awards.
2.39.    “Performance Measure” means any performance criteria or measures as described in Section 9.2 on which performance goals may be based.
2.40.    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.
2.41.    “Performance Share” means an Award granted pursuant to Article IX of a unit valued by reference to a designated number of Shares payable, in whole or in part, to the extent applicable performance goals are achieved over a specified period in accordance with Article IX.
2.42.    “Performance Unit” means a fixed or variable dollar denominated unit granted pursuant to Article IX, the value of which is determined by the Committee, payable, in whole or in part, to the extent applicable performance goals are achieved over a specified period in accordance with Article IX.
2.43.     “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.
2.44.    “Restricted Stock” means an Award granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.

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2.45.     “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.
2.46.    “Retirement” means “Retirement” as defined in the applicable Award Agreement to which the Participant is a party.
2.47.    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.
2.48.    “SEC” means the U.S. Securities and Exchange Commission.
2.49.    “Securities Act” means the U.S. Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.
2.50.    “Share” means a share of Common Stock (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.5).
2.51.    “Stock Appreciation Right” or “SAR” means an Award granted pursuant to the terms of Article VII.
2.52.    “Stock Bonus Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.
2.53.    “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Code Section 424(f).
2.54.    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).
2.55.    “Termination” means the termination of the applicable Participant’s employment with, or performance of services for, the Company or any Affiliate or Subsidiary under any circumstances. A Participant employed by, or performing services for, a Subsidiary or Affiliate or a division of the Company or of a Subsidiary or Affiliate shall be deemed to incur a Termination if such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate.
ARTICLE III. ADMINISTRATION
3.1.    General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence.
3.2.    Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Certificate of Incorporation or Memorandum and Articles of Association of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:
(a)    select Eligible Individuals who may receive Awards under the Plan and become Participants;
(b)    determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;
(c)    determine the sizes and types of Awards;
(d)    determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

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(e)    determine whether, to what extent and under what circumstances Awards may be settled in cash, rather than Shares;
(f)    grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company;
(g)    grant Substitute Awards on such terms and conditions as the Committee may prescribe, notwithstanding limitations on Awards in the Plan, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;
(h)    make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Disability, Retirement or in connection with a Change in Control, and whether a leave constitutes a Termination;
(i)    subject to Section 2.9, determine whether a Change in Control shall have occurred;
(j)    construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;
(k)    establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;
(l)    establish and administer any performance goals in connection with any Awards, and determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained;
(m)    subject to Section 9.4, make adjustments in the performance goals of an Award;
(n)    construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;
(o)    establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;
(p)    make all valuation determinations relating to Awards and the payment or settlement thereof;
(q)    grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;
(r)    amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;
(s)    at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;
(t)    establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(u)    exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan; and
(v)    notwithstanding any provisions in this Plan, no action shall be taken which will prevent Awards hereunder that are intended to comply with the requirements of Code Section 409A from doing so.
3.3.    Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company, a Subsidiary or Affiliate and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to

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the Company, a Subsidiary or Affiliate and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Subject to the other provisions of the Plan, any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.
3.4.    Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its stockholders, and any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or Employee of the Company or the Company, any director, officer or Employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select.
3.5.    Attorneys; Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Eligible Individual, as the Committee deems necessary or appropriate. The Committee, the Company, its Subsidiaries or Affiliates and their respective officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.
3.6.    Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), or the applicable rules of a stock exchange, or the laws of the jurisdiction in which the Company is incorporated, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it. Subject to the foregoing, the Committee may delegate to the Chief Executive Officer, or such other officer of the Company as it may select, the authority to grant Awards from a pool of Shares established by the Committee, provided that the Chief Executive Officer or any such delegate shall have no authority to grant Awards to Insiders, or otherwise with respect to Awards granted to Insiders. Any such authority delegated or allocated by the Committee under this Section 3.6 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.
ARTICLE IV. SHARES SUBJECT TO THE PLAN
4.1.    Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued Shares (which will not be subject to preemptive rights) or previously issued Shares acquired by the Company or its Subsidiaries or Affiliates. Subject to adjustment as provided in Section 4.5, the total number of Shares that are reserved and available for issuance under the Plan shall be 1,093,811, which includes 750,000 additional Shares over the number of Shares previously approved by the Company’s stockholders and 186,035 Shares previously authorized but not awarded under the Non-Employee Director Plan, and which the Board has authorized for issuance under this Plan, plus 157,776 Shares remaining available pursuant to the 2017 Plan, minus any Shares that were issued pursuant to awards under the 2017 Plan prior to the Effective Date. Shares that are available for issuance under the Plan may be used to grant any type of Award permitted under the Plan, provided that no more than 1,000,000 Shares are available for Incentive Stock Options.
4.2.    Shares Returned to the Share Reserve. Subject to, in the case of ISOs, any limitations applicable thereto under the Code, the following Shares subject to an Award (whether granted under the Plan, the 2012 Plan or the 2017 Plan), shall be available for future Awards under the Plan: (a) any Shares that are subject to an Award or portion thereof which for any reason expires, is terminated, or is canceled without having been fully exercised or satisfied (including, without limitation, as a result of the non-attainment of Performance Measures), or is forfeited or lapses (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), and (b) any Award based on Shares that is settled for cash, expires or otherwise terminates without the issuance of such Shares. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan.

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4.3.     Shares not Returned to the Share Reserve. To the extent that the Option Price of any Option and/or tax withholding obligations relating to any Award (whether granted under the Plan, the 2012 Plan or the 2017 Plan) are satisfied by delivering Shares to the Company (by either actual delivery or by attestation) or by the Company withholding Shares subject to the Award, the number of such Shares so delivered, attested to, or withheld by the Company shall be deemed delivered for purposes of the limits set forth in Section 4.1 and such Shares shall not be available for future Awards. Upon the exercise of a SAR, the total number of Shares subject to such exercise shall reduce the number of Shares available for delivery under the Plan. Shares that are repurchased by the Company with cash proceeds from a Participant’s exercise of an Option shall not increase the number of Shares available for delivery under the Plan.
4.4    Award Limits. The following limits shall apply to grants of all Awards under the Plan:
(a)    Options and SARs: The maximum aggregate number of Shares that may be subject to Options and SARs granted in any Fiscal Year to any one Participant shall be 500,000 Shares. Any Shares covered by Options granted to one Participant in any Fiscal Year shall reduce this limit on the number of Shares subject to Options and SARs that can be granted to such Participant in such Fiscal Year.
(b)    Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Stock Bonus Awards: The maximum aggregate number of Shares that may be subject to all Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Stock Bonus Awards granted in any Fiscal Year to any one Participant shall be 150,000 Shares (or cash amounts with respect to Stock Bonus Awards based on the Fair Market Value of such number of Shares on the Grant Date).
(c)    Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards made in any Fiscal Year to any one Participant shall not exceed $6,000,000.
(d)    Compensation Limit for Non-Employee Directors: Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined in accordance with applicable accounting standards) of all Awards payable in Shares and the maximum cash value of any other Award granted under the Plan or any other plan to an individual as compensation for services as a Non-Employee Director, together with cash compensation paid to such Non-Employee Director in the form of Board or Committee retainer, meeting or similar fees, during any calendar year shall not exceed $750,000. For avoidance of doubt, compensation will count towards this limit for the calendar year in which it was granted or earned, and not later when distributed, in the event it is deferred. The foregoing limit may not be increased without the approval of the stockholders of the Company.
4.5    Adjustment Provisions. Awards shall be adjusted in accordance with the following provisions:
(a)    In the event of a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, reverse stock split, stock rights offering, or recapitalization through a large, nonrecurring cash dividend, or similar event that affects the number or kinds of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards (each a “Share Change”), the Committee or the Board shall equitably adjust the number, class and kind of Shares or other securities subject to outstanding Awards and the Option Price, Grant Price or other price thereof to the extent applicable, and/or shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number, class and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the Award limits set forth in Section 4.4; and (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance goals or criteria with respect thereto); provided, however, that the number of Shares subject to any Award shall always be a whole number. The adjustments provided under this Section 4.5(a) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(b)    In the case of a merger, amalgamation, consolidation, acquisition of property or shares, separation, split-up, spin-off, other distribution of stock or property, reorganization, liquidation, Disaffiliation, or similar event affecting the Company or any subsidiary of the Company other than a Share Change (each, a “Corporate Transaction”), the Committee or the Board shall make such adjustments as, in its discretion, it deems appropriate, which may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to be

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equal to the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon the Company securities); and (iv) any of the adjustments described in Section 4.5(a) above.
(c)    All determinations of the Committee as to adjustments, substitutions and changes, if any, under this Section 4.5 shall be conclusive and binding on the Participants.
4.6    No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.
4.7     Minimum Vesting Period. Any Award granted by the Committee under the Plan shall be subject to a minimum vesting period of not less than one year for one hundred percent (100%) vesting; provided, however, that the foregoing restriction shall not apply to Awards covering a number of Shares not to exceed five (5%) of the total number of Shares available under the Plan and nothing in this Section 4.7 shall limit the Company’s ability to grant Awards that contain rights to accelerated vesting on a Termination or in other circumstances or to otherwise accelerate vesting, including, without limitation, upon a Change in Control. In addition, the minimum vesting requirement set forth in this Section 4.7 shall not apply to (i) Substitute Awards; (ii) Awards granted to a Non-Employee Director which may vest on the earlier of the one (1) year anniversary of the Grant Date and the next annual meeting of the Company’s stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, or (iii) Awards granted to a Non-Employee Director in lieu of the cash portion of such Non-Employee Director’s annual fees (including any Board or Committee retainer, meeting fees or similar fees payable in cash) or to any other Participant in lieu of the Participant’s salary, cash bonus or other cash compensation. Further, this Section 4.7 shall not limit the capitalization adjustment provisions of Section 4.5 of the Plan.
ARTICLE V. ELIGIBILITY AND PARTICIPATION
5.1.    Eligibility. Eligible Individuals shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a).
5.2.    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all Eligible Individuals and shall determine the nature and amount of each Award.
ARTICLE VI. STOCK OPTIONS
6.1.    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number (subject to Article IV), and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others.
6.2.    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.
6.3.    Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Option; provided further,

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that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.5, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.
6.4.    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine as of the Grant Date and set forth in the Award Agreement; provided, however, that no Stock Option shall be exercisable later than the tenth (10th) anniversary of its Grant Date, except as provided in the last sentence of Section 6.5.
6.5.    Exercise of Options. Options shall be exercisable at such times (but not less than one year from the date of grant, subject to the Committee’s authority to accelerate the exercisability of any Option at any time) and be subject to such other restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. To the extent permitted by and in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(C)(1) (if applicable), an Award Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate an applicable law or the Participant is subject to a “black-out” period; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option would no longer violate such law or be subject to such “black-out” period.
6.6.    Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVI. The Option Price upon exercise of any Option shall be payable to the Company in full by certified or bank check or such other instrument as the Committee may accept. If approved by the Committee, and subject to any such terms, conditions and limitations as the Committee may prescribe and to the extent permitted by applicable law, payment of the Option Price, in full or in part, may also be made as follows:
(a)    Payment may be made, in whole or in part, in the form of unrestricted and unencumbered Shares (by actual delivery of such Shares or by attestation) already owned by the Participant exercising such Option, or by such Participant and his or her spouse jointly (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of such already owned Shares may be authorized only as of the Grant Date of such Incentive Stock Option.
(b)    Payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Option Price, and, if requested, the amount of any federal, state, local or non-United States withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.
(c)    Payment may be made by instructing the Committee to withhold a number of Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value on the date of exercise equal to the product of: (i) Option Price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.
(d)    Payment may be made by any other method approved or accepted by the Committee in its discretion.
Subject to any governing rules or regulations and Section 19.9, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6 and satisfaction of tax obligations in accordance with Article XVI, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, in an appropriate amount based upon the number of Shares purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.
6.7.    Rights as a Stockholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a stockholder with respect to any such

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Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.
6.8.    Termination of Employment or Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, upon a Termination of the Participant. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her Termination, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5.
6.9.    Limitations on Incentive Stock Options.
(a)    General. No ISO shall be granted to any Eligible Individual who is not an Employee of the Company or a Subsidiary on the Grant Date of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Code Section 422. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Code Section 422.
(b)    $100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Code Section 422, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Code Section 424(e), are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the Grant Date of the Option with respect to such Shares. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.
(c)    Options Granted to Certain Stockholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Code Section 424(d)), at the Grant Date of such Option, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Code Section 424(e). This restriction does not apply if at the Grant Date of such ISO the Option Price of the ISO is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date, and the ISO by its terms is not exercisable after the expiration of five (5) years from such Grant Date.
ARTICLE VII. STOCK APPRECIATION RIGHTS
7.1.    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR.
7.2.    Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such SAR, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.5.
7.3.    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement. An Award Agreement may provide that the period of time over which a SAR may be exercised shall be automatically extended if on the scheduled expiration date of such SAR the Participant’s exercise of such SAR would violate an applicable law; provided, however, that during such extended exercise period the SAR may only be exercised to the extent the SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such SAR first would no longer violate such law.
7.4.    Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

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7.5.    Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date, except as provided in the last sentence of Section 7.3.
7.6.    Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. As soon as practicable following such Notice, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR by (b) the number of Shares with respect to which the SAR is exercised. Notwithstanding the foregoing provisions of this Section 7.6 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.
7.7.    Rights as a Stockholder. A Participant receiving a SAR shall have the rights of a stockholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.
7.8.    Termination of Employment or Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions under which a SAR shall remain exercisable, if at all, upon a Termination of the Participant. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an SAR at the date of his or her Termination, or if the Participant (or other person entitled to exercise the SAR) does not exercise the SAR to the extent so entitled within the time specified in the Award Agreement or below (as applicable), effective as of the date of such Termination, the SAR shall terminate and the Shares underlying the unexercised portion of the SAR shall revert to the Plan and become available for future Awards. In no event may a SAR be exercised after the expiration date of such SAR specified in the applicable Award Agreement, except as provided in the last sentence of Section 7.3.
ARTICLE VIII. RESTRICTED STOCK AND RESTRICTED STOCK UNITS
8.1.    Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 8.6, the Participant shall have all of the rights of a stockholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the Grant Date thereof, and the Participant instead receives the Company’s unsecured and unfunded promise that it will issue Shares to the Participant in the future if certain conditions are met; such Participant shall have no rights of a stockholder with respect to such Restricted Stock Units.
8.2.    Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.
8.3.    Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.
8.4.    Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on a Participant’s continuing service or employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement. Subject to the minimum vesting requirements of Section 4.7, the Committee may grant Restricted Stock Units subject to a Period of Restriction that immediately lapses on the Grant Date.
8.5.    Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 19.9, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall

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become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), such Restricted Stock Units shall be settled by delivery of Shares to the Participant pursuant to the applicable Award Agreement, including any deferral or other payment provisions thereof.
8.6.    Form of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued “book entry” Shares (i.e., a computerized or manual entry) in the records of the Company or its transfer agent in the name of the Participant who has received the Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards. Such records shall also refer to the terms, conditions and restrictions applicable to such Award, substantially in the following form:
“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Acuity Brands, Inc. Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such plan and agreement are on file at the offices of Acuity Brands, Inc.”
The Committee may require a Participant who receives book entry Shares evidencing a Restricted Stock Award to immediately deposit a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain custody of the Shares representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to the Shares evidenced by such certificate expire or shall have been removed. The use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such Shares under the Award Agreement or the Plan, including the Period of Restriction.
8.7.    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.
8.8.    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, and such dividends shall be paid to the Participants if and when their rights vest at the end of the Period of Restriction. In the event that (a) any adjustment is made as provided in Section 4.5, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock. For avoidance of doubt, dividends with respect to any Award of Restricted Stock shall be paid only to the extent the Award is vested.
8.9.    Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Stock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock, then subject to the Period of Restriction, following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.
ARTICLE IX. PERFORMANCE SHARES, PERFORMANCE UNITS, AND CASH-BASED AWARDS
9.1.    Grant of Performance Shares, Performance Units, and Cash-Based Awards. Subject to the terms of the Plan, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Share, Performance Unit, or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of applicable performance goals for the applicable Performance Period, and/or satisfaction of other terms and conditions, in each case determined by the Committee, and

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which may be set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Share, Performance Unit, or Cash-Based Award shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.
9.2.    Performance Measures. The performance goals upon which the granting, payment and/or vesting of Performance Shares, Performance Units, and/or Cash-Based Awards may be based on any one or more of the Performance Measures listed on Appendix A or on such other performance measures or criteria as selected by the Committee, in its discretion. Without limitation, any Performance Measures or other criteria selected by the Committee may be used to measure the performance of the Company, Subsidiaries and/or any Affiliates or any business unit, division, service or product of the Company, its Affiliates, and/or Subsidiaries or any combination thereof, over such period or periods, as the Committee may deem appropriate, including as compared to the performance of one or more comparator companies, or published or special index, stock market index or indices, growth rates or trends. The Committee may provide in the Award Agreement or otherwise with respect to any such Performance Share, Performance Unit, and/or Cash-Based Award that any evaluation of performance shall include or exclude any of the following events that occur during a Performance Period or it may elect to evaluate performance at the end of a Performance Period by including or excluding the effect of any such events, or in each case, such other events that the Committee deems necessary or appropriate: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) non-cash expenses such as share-based compensation, depreciation, and amortization, (d) changes in tax law or rate, including the impact on deferred tax liabilities, (e) the cumulative effect of changes in accounting principles or changes in accounting policies, (f) events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,” each as defined in FASB Accounting Standards Update 2015-01, and appearing in the Company’s financial statements or notes thereto, (g) acquisitions occurring after the start of the Performance Period or unbudgeted costs incurred related to future acquisitions, (h) operations discontinued, divested or restructured, including severance costs, (i) gains or losses on refinancing or extinguishment of debt, (j) special charges for streamlining and restructuring, including severance and employee-related costs, costs associated with the early termination of leases, production transfer expense, net of any savings realized in the period directly from the streamlining and/or restructuring activities, (k) foreign exchange gains and losses, (l) impact of repurchases of the Company’s common stock, (m) restatement of prior period financial results that is not due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, (n) any other unusual, nonrecurring gain or loss or other item that is separately identified in the Committee materials approving the grant of such Award, and (o) any similar event or condition specified in such Award Agreement.
9.3.    Earned Performance Shares, Performance Units, and Cash-Based Awards. Performance Shares, Performance Units, and Cash-Based Awards shall become earned, in whole or in part, based upon the attainment of performance goals specified by the Committee and/or the occurrence of any event or events and/or satisfaction of such terms and conditions, including a Change in Control, as the Committee shall determine, either at or after the Grant Date. The Committee shall determine the extent to which any applicable performance goals and/or other terms and conditions of a Performance Unit, Performance Share, or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award.
9.4    Form and Timing of Payment of Performance Units, Performance Shares, and Cash-Based Awards. Payment of earned Performance Units, Performance Shares, and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares, and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares, or Cash-Based Awards following conclusion of the Performance Period and the Committee’s determination of attainment of applicable performance goals and/or other terms and conditions in accordance with Section 9.3. Such Shares may be granted subject to any restrictions that may be imposed by the Committee, including a Period of Restriction or mandatory deferral. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
9.5.    Rights as a Stockholder. A Participant receiving a Performance Unit, Performance Share, or Cash-Based Award shall have the rights of a stockholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.
9.6    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares, and/or Cash-Based Awards following

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such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, Termination.
ARTICLE X. STOCK BONUS AWARDS
10.1.    Stock Bonus Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. More specifically, the Committee may, in its sole discretion, allow a Participant to elect to receive an equity-based or equity-related Award in lieu of the Participant’s salary, cash bonus or other cash compensation or it may otherwise grant Stock Bonus Awards to Eligible Individuals. Such Stock Bonus Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.2.    Value of Stock Bonus Awards. Each Stock Bonus Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Stock Bonus Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.
10.3.    Payment of Stock Bonus Awards. Payment, if any, with respect to a Stock Bonus Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Shares or a combination of cash and Shares, as the Committee determines.
10.4.    Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Stock Bonus Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Stock Bonus Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, Termination.
ARTICLE XI. DIVIDEND EQUIVALENTS
11.1.    Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. Subject to Section 8.8 (regarding dividends payable with respect to Restricted Shares), the Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, other than an Option or an SAR, including any such Award the payment or settlement of which is deferred pursuant to Section 19.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Grant Date of the Award and the date the Award becomes payable or terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. The crediting of Dividend Equivalents shall be subject to the following additional rules and limitations:
(a)    Any crediting of Dividend Equivalents shall be subject to the same restrictions and conditions as the underlying Award. For avoidance of doubt, Dividend Equivalents with respect to any Award shall only be paid to the extent the Award is vested.
(b)    No Dividend Equivalents may be granted with respect to an Option or an SAR.
(c)    To the extent a Dividend Equivalent is deemed to be subject to Code Section 409A, whether or not the underlying Award is also subject to Code Section 409A, the right to the Dividend Equivalent shall be treated as a separate form of Award, and the time of payment of the Dividend Equivalent shall comply with Code Section 409A.
ARTICLE XII. TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION
12.1.    Transferability of Incentive Stock Options. No ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than (a) by will or by the laws of descent and distribution, (b) to the extent permitted by the Code, by gift or other transfer to any trust or estate in which the original ISO recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (c) in accordance with Section 12.3. No ISO shall be

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transferable pursuant to a domestic relations order or similar order. Further, all ISOs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.
12.2.    All Other Awards. Except as otherwise provided in Section 8.5 or Section 12.3 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than (a) by will or by the laws of descent and distribution or (b) by gift or other transfer to any trust or estate in which the original Award recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, to the extent that any such transfer is permitted subject to Rule 16b-3 as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; provided that (i) the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 12.1 and any applicable Period of Restriction, (ii) no Award may be transferred for value or other consideration without first obtaining approval thereof by the stockholders of the Company and subject to compliance with applicable laws, (iii) no Award shall be transferable pursuant to a domestic relations order or similar order, and (iv) all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee.
With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 12.2 shall be void and unenforceable against the Company.
12.3.    Beneficiary Designation. To the extent permitted by the Committee and valid under applicable law, each Participant may, from time to time, name any beneficiary or beneficiaries who shall be permitted to exercise his or her Option or SAR or to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she fully exercises his or her Option or SAR or receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, a Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution.
ARTICLE XIII. RIGHTS OF PARTICIPANTS
13.1.    Rights or Claims. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The liability of the Company and any Subsidiary or Affiliate under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any Affiliate thereof or the Board or the Committee not expressly set forth in the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any Award Agreement shall be deemed to:
(a)    Constitute a contract of employment or service between the Company or any Affiliate or Subsidiary and any Eligible Individual, nor shall it constitute a right to remain in the employ or service of the Company or any Affiliate or Subsidiary;
(b)    Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Eligible Individual’s employment or service at any time with or without Cause;
(c)    Give any Eligible Individual the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole

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discretion, whether or not it shall pay any Eligible Individual bonuses, and, if so paid, the amount thereof and the manner of such payment; or
(d)    Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.
13.2.    Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Eligible Individual or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.
13.3.    Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the Grant Date thereof shall only result from continued services as a Non-Employee Director or a Consultant or continued employment, as the case may be, with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award, except, in each such case, as the Committee may, in its discretion, expressly determine otherwise.
13.4.    No Effects on Benefits; No Damages. A Participant shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of Termination of such Participant for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such Termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.
13.5.    One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.
ARTICLE XIV. CHANGE IN CONTROL
14.1.    Accelerated Vesting and Payment.
(a)    Unless otherwise provided in an Award Agreement, and only if the Awards are not assumed, substituted, or otherwise replaced by the New Employer with substantially similar awards relating to shares that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control, then upon a Change in Control:
(i) each outstanding Option shall become fully vested, nonforfeitable and exercisable immediately prior to the Change in Control. The Board or the Committee (as constituted prior the Change in Control) may provide, upon at least ten (10) days’ notice to affected Participants, in its discretion (i) that such Options be canceled in exchange for an amount (payable in accordance with Section 14.2) equal to the excess, if any, of the Fair Market Value of the Common Stock on the date of the Change in Control over the Option Price applicable to such Option, provided that if the Option Price of any Option equals or exceeds the price paid for a share of the Common Stock in connection with the Change in Control, the Committee may cancel such Option without the payment of consideration thereof; or (ii) that the Participant must exercise such Options immediately prior to the Change in Control;
(ii) each outstanding Stock Appreciation Right shall become fully vested, nonforfeitable and exercisable immediately prior to the Change in Control. Each outstanding Stock Appreciation Right shall be canceled in exchange for an amount (payable in accordance with Section 14.2) equal to the excess, if any, of the Fair Market Value of the Common Stock on the date of the Change in Control over the Grant Price applicable to such Stock Appreciation Right; provided that if the Grant price of any Stock Appreciation Right equals or exceeds the price paid for a share of the Common Stock in connection with the Change in Control, the Committee may cancel such Stock Appreciation Right without the payment of consideration thereof;
(iii) restrictions on Restricted Stock shall immediately lapse, and such Restricted Stock shall become fully vested and nonforfeitable;
(iv) each outstanding Restricted Stock Unit and each other Award denominated in Shares shall become fully vested and nonforfeitable and shall be canceled in exchange for an amount (payable in accordance with Section 14.2) equal to the Change in Control Price multiplied by the number of Shares covered by such Award;

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(v) each other Award not denominated in Shares, and any Award the payment or settlement of which was deferred under Section 19.6 or otherwise, shall be canceled in exchange for the full amount of such Award (payable in accordance with Section 14.2); and
(vi) with respect to any outstanding Award of Performance Shares, Performance Units, or Cash-Based Awards and other Awards subject to Performance Measures, all incomplete Performance Periods shall end on the date of such Change in Control and the Committee shall determine the extent to which performance goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant, or, if not determinable, by assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee, in its sole discretion.
(b)    The Board or the Committee (as constituted prior the Change in Control) may, in addition to the consequences otherwise set forth in this Section 14.1, make adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.
14.2    Payments. Payment of any amounts in accordance with this Section 14.2 shall be made in cash or, if determined by the Board or the Committee (as constituted prior to the Change in Control), in securities of the New Employer that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control, having an aggregate fair market value (as determined by such Board or Committee) equal to such amount or in a combination of such securities and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten (10) business days following the Change in Control, except (i) as set forth in Section 16.7(f), (ii) to the extent the terms of the applicable transaction agreement require that amounts payable hereunder be held in escrow and paid on the same schedule and under the same terms and conditions as apply to payments to stockholders generally, and such escrow payment provisions comply with the requirements of Code Section 409A, or (iii) to the extent the amount payable relates to an Award granted to a Non-Employee Director that has been deferred by such Director under the terms of the Non-Employee Director Plan, in which case amounts payable hereunder will be paid in accordance with the terms of the Non-Employee Director Plan and any applicable deferral election thereunder.
14.3    Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of the last sentence of Section 15.1 and Section 15.2) or any Award Agreement provision, the provisions of this Article XIV may not be terminated, amended, or modified on or after the date of a Change in Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.
    14.4    Excess Parachute Payments. It is recognized that under certain circumstances payments or benefits provided to a Participant might give rise to an “excess parachute payment” within the meaning of Code Section 280G and it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such “excess parachute payment” and thereby avoid the imposition of an excise tax resulting therefrom. Under such circumstances, it would not be to the disadvantage of the Company or the Participant to permit the Participant to disclaim any such payment or benefit in order to avoid the “excess parachute payment” and the excise tax resulting therefrom. Accordingly, the Participant may, at the Participant’s option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute “excess parachute payments,” and it shall be the Participant’s choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid “excess parachute payments” provided, however, that Participant must first surrender payments or benefits that are payable in the same calendar year as the event giving rise to such “excess parachute payment” and, if additional payments or benefits are surrendered, must then surrender payments or benefits that are payable in the immediately succeeding calendar year and provided further that no payment or benefit that is surrendered shall affect the amount of payment or benefit payable in a subsequent calendar year.
ARTICLE XV. AMENDMENT, MODIFICATION, AND TERMINATION
15.1.    Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made without first obtaining approval of the stockholders of the Company which would:
(a)    except as is provided in Section 4.5, increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4.3;

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(b)    except as is provided in Section 4.5, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;
(c)    change the class of persons eligible to receive Awards under the Plan;
(d)    extend the duration of the Plan or the maximum period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or
(e)    otherwise require stockholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any Applicable Exchange requirements).
In addition, no such amendment, alteration, suspension, or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (1) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), or (2) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated.
Except in connection with a Share Change or Corporate Transaction or as otherwise provided in Section 4.5, (1) Options or SARs issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, (2) Options or SARs issued under the Plan will not be repurchased or otherwise canceled in exchange for a payment of any form of consideration, if the Option Price or Grant Price is less than the Fair Market Value of the Shares covered by the Option or SAR, and (3) no material amendment of the Plan shall be made if stockholder approval is required by law or Applicable Exchange requirements, without, in each such case, first obtaining approval of the stockholders of the Company of such action.
15.2.    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee shall make such adjustments in the terms and conditions of, and the criteria included in, Awards as the Board or the Committee deems appropriate and equitable in recognition of unusual or nonrecurring events (including the events described in Section 4.5) affecting the Company or its Subsidiaries or Affiliates or the financial statements of the Company or its Subsidiaries or Affiliates or of changes in applicable laws, regulations, rules, or accounting principles. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.
ARTICLE XVI. TAX WITHHOLDING AND OTHER TAX MATTERS
16.1.    Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all U.S. or non-U.S. federal, state, or local taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. No later than the date as of which an amount first becomes includible in the gross income or wages of a Participant for U.S. or non-U.S. federal, state, or local tax purposes with respect to any Award, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any U.S. or non-U.S. federal, state, or local taxes or social security (or similar) contributions of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or satisfactory arrangements (as determined by the Committee in its discretion), and the Company and the Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant, whether or not under the Plan.
16.2.    Withholding or Tendering Shares. Without limiting the generality of Section 16.1, subject to any applicable laws, the Committee may in its discretion permit or require a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) the Company’s withholding of Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required withholding obligations using rates of up to, but not exceeding, the maximum statutory withholding rates for U.S. or non-U.S. federal, state, or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income in the Participant’s particular jurisdiction), (b) tendering to the Company Shares already owned by such Participant (or by such Participant and his or her spouse jointly), based on the fair market value of the Common Stock on the date prior to the payment date as

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determined by the Committee and/or (c) any other method of withholding that may be authorized by the Committee or provided for in an Award Agreement. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for settlement of withholding obligations with Common Stock.
16.3.    Restrictions. The satisfaction of tax obligations pursuant to this Article XVI shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.
16.4.    Special ISO Obligations. The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (a) two years from the Grant Date of such ISO to such Participant or (b) one year from the transfer of such Shares to such Participant or (c) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the book entry Shares acquired by exercise of an ISO refer to such requirement to give such notice.
16.5.    Section 83(b) Election. If a Participant makes an election under Code Section 83(b) to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Code Section 83(a), such Participant shall deliver a copy of such election to the Company upon or prior to the filing such election with the U.S. Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in such filing.
16.6.    No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of U.S. or non-U.S. federal, state, or local law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.
16.7.    Nonqualified Deferred Compensation.
(a)    It is the intention of the Company that no Award shall be deferred compensation subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise as provided in paragraph (b) of this Section 16.7, and the Plan and the terms and conditions of all Awards shall be interpreted and administered accordingly.
(b)    The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for payment, including elective or mandatory deferral of the payment or delivery of cash or Shares pursuant thereto, and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement (including, as applicable, in the Non-Employee Director Plan), and shall be intended to comply in all respects with Code Section 409A, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly. Further, no payment that constitutes deferred compensation subject to Code Section 409A that would otherwise be made under the Plan or an Award Agreement upon a Termination of any Participant’s employment or service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Code Section 409A at the time of Termination with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional taxes under Code Section 409A, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s Termination (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty days thereafter, but in no event later than the end of the applicable taxable year.
(c)    The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A.
(d)    Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award and/or Stock Bonus Award that is not deferred

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compensation subject to Code Section 409A shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award or Stock Bonus Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to comply in all respects with Code Section 409A.
(e)    No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.
(f)    Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, no event or condition shall constitute a Change in Control with respect to an Award to the extent that, if it were, a twenty percent (20%) additional income tax would be imposed under Code Section 409A on the Participant who holds such Award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (for example, if applicable, in respect of vesting without an acceleration of payment of such an Award) without causing the imposition of such twenty percent (20%) tax, but payment of such Award will be made pursuant to the Award’s original payment schedule or, if earlier, upon the death of Participant, unless otherwise provided in the Award Agreement.
(g)    In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment or transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Code Section 409A, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements (including amendments and procedures with retroactive effect), without the consent of the Participant.
ARTICLE XVII. LIMITS OF LIABILITY; INDEMNIFICATION
17.1.    Limits of Liability. Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.
(a)    None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.
(b)    Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.
(c)    The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.
17.2.    Indemnification. Subject to the requirements of Delaware law, each individual who is or was a member of the Committee or of the Board, or an officer of the Company or its Subsidiaries and Affiliates to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct, or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

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ARTICLE XVIII. SUCCESSORS
18.1.    General. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or purchase of all or substantially all of the business and/or assets of the Company.
ARTICLE XIX. MISCELLANEOUS
19.1.    Drafting Context; Captions. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.
19.2.    Forfeiture Events. Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Participant’s Termination for Cause; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality, or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee or Non-Employee Director). The determination of whether a Participant’s conduct, activities, or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery, or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter. In addition, all Awards granted under the Plan will be subject to recoupment in accordance with the Company’s current clawback policy or any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law.
19.3.    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
19.4.    Transfer, Leave of Absence. For purposes of the Plan, neither (i) a transfer of an Eligible Individual from the Company to an Affiliate or Subsidiary (or, for purposes of determining whether an Option is entitled to continuing ISO status, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or, for purposes of determining whether an Option is entitled to continuing ISO status, only from one Subsidiary to another), nor (ii) a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall be deemed a Termination of the Eligible Individual for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code).
19.5.    Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Participant gives Notice, in a form acceptable to the Committee, to the Secretary of the Company (or any other Company official or other person designated by the Committee for such purpose), pays the applicable Option Price, Grant Price or other purchase price, if any, and complies with the tax withholding provisions of Article XVI, all in accordance with the Plan and such Participant’s Award Agreement. An Option that no longer qualifies as an ISO shall be treated as a Nonqualified Stock Option.
19.6.    Deferrals. Subject to applicable law, the Committee may from time to time establish procedures pursuant to which a Participant may defer on an elective or mandatory basis receipt of all or a portion of the cash or Shares subject to an Award on such terms and conditions as the Committee shall determine, including those of any deferred compensation plan of the Company or any Subsidiary or Affiliate specified by the Committee for such purpose, including, without limitation, the Non-Employee Director Plan.
19.7.    No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any forms of incentives or compensation for their

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directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.
19.8.    Section 16 of the Exchange Act. The provisions and operation of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing profit recovery rules of Section 16(b) of the Exchange Act. Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16(b) of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations.
19.9.    Requirements of Law; Limitations on Awards.
(a)    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(b)    If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any U.S. or non-U.S. state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.
(c)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.
(d)    Upon termination of any period of suspension under this Section 19.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.
(e)    The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such Shares may include any legend that the Committee deems appropriate to reflect any such restrictions.
(f)    An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable U.S. federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or U.S. state securities laws applicable to such Shares.
(g)    The inability or impracticability of the Company to obtain or maintain authority from any governmental agency or other regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, without the consent of the affected Participants, and with or without consideration to such Participants.

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19.10.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.
19.11.    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
19.12.    Plan Unfunded. The Plan shall be unfunded. Neither the Company nor the Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company.
19.13.    Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.
19.14.    No Fractional Shares. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award. The Committee may, in its discretion, pay cash in lieu of fractional shares or require that fractional shares be forfeited.
19.15.    Subsidiary or Affiliate Eligible Individuals. In the case of a grant of an Award to any Eligible Individual of a Subsidiary or Affiliate, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to such Subsidiary or Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that such Subsidiary or Affiliate will transfer such Shares to such Eligible Individual in accordance with the terms and conditions of such Award and those of the Plan. The Committee may also adopt procedures regarding treatment of any Shares so transferred to a Subsidiary or Affiliate that are subsequently forfeited or canceled.
19.16.    Right of Offset. The Company and the Subsidiaries and Affiliates shall have the right to offset against the obligations to make payment, operate withholding, or issue any Shares to any Participant under the Plan, any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer, or amounts repayable to the Company or any Subsidiary or Affiliate pursuant to tax equalization, housing, automobile, or other employee programs) such Participant then owes to the Company or any Subsidiary or Affiliate and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.
19.17.    Participants Based Outside of the United States. The Committee may grant Awards to Eligible Individuals who are non-United States nationals, or who reside outside the United States or who are not compensated from a payroll maintained in the United States or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and comply with such legal or regulatory provisions, and, in furtherance of such purposes, the Committee may make or establish such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with such legal or regulatory requirements (including triggering a public offering or to maximize tax efficiency).
19.18.    Outstanding Qualified Performance-Based Awards. All provisions of the 2017 Plan governing Outstanding Qualified Performance-Based Awards that were in effect prior to the Effective Date of the Plan shall continue in effect with respect to Outstanding Qualified Performance-Based Awards, notwithstanding the elimination of such provisions from the Plan as of the Effective Date. Further, the amendment or restatement of the Plan as of the Effective Date shall not affect the terms and conditions of any Outstanding Qualified Performance Based-Award or any other award that the Company intends to qualify for grandfathering under P.L. 115-97, Section 13601(e)(2), to the extent that it would result in a material modification of such award within the meaning of such Section 13601(e)(2). For purposes of this Section 19.18, “Outstanding Qualified Performance-Based Award” means any award granted prior to the Effective Date that is outstanding as of the Effective Date and that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, as in effect prior to its amendment by the U.S. Tax Cuts and Jobs Act, P.L. 115-97.

121    Acuity Brands, Inc.

APPENDIX B
APPENDIX TO
AMENDED AND RESTATED ACUITY BRANDS, INC.
2012 OMNIBUS STOCK INCENTIVE COMPENSATION PLAN
The performance targets and the measurement criteria used in determining applicable performance may include one or more of the following Performance Measures which may be adjusted to include or exclude any of the events that occur during a Performance Period as described in Section 9.2:

Performance Measure	General Definition
Capital Expenditures (CAPEX)	Purchases of property, plant, and equipment.
Capitalized Economic Profit	Economic Profit divided by a predetermined rate reflecting the cost of capital.
Capitalized Entity Value	Sum of average invested capital in the business and the Capitalized Economic Profit.
Capitalized Equity Value	Capitalized Entity Value minus total debt.
Cashflow from Operations	Net cash provided by operating activities.
Cashflow Return on Capital	Cashflow divided by average invested capital.
Cashflow Return on Capitalized Entity/Equity Value	Cashflow from Operations divided by Capitalized Entity/Equity Value.
Cashflow Return on Investment (CFROI)	The amount comprised of Profit before Tax plus non-cash share-based compensation expense plus loss on sale of business less gain on sale of business reduced by income taxes at the reported tax rate plus depreciation and amortization expense less CAPEX, divided by the amount comprised of Gross Fixed Assets plus Working Capital excluding cash, investments, and debt.
Change in Capital	CAPEX plus/minus change in operating Working Capital plus net proceeds from asset sales.
Change in Operating Working Capital	GAAP cash flow of accounts receivable (including allowance for doubtful accounts), inventory, and accounts payable.
Change in Price of Shares	Percentage increase in per-share price. This measure may be adjusted for Change in Capitalization (as defined in the Plan).
Change in Working Capital	Increase or decrease in Working Capital.
Days Inventory Outstanding	Inventory divided by the sum of the last three months sales divided by the total calendar days in the last three months.
Days Payables Outstanding	Accounts payable divided by the sum of the last three months’ cost of goods sold divided by the total calendar days in the last three months.
Days Sales Outstanding	Accounts receivable divided by the sum of the last three months’ sales divided by the total calendar days in the last three months.
Debt	Third-party debt recorded on the balance sheet.
Debt Reduction	Decrease in total debt from one period to another.
Earnings Before Interest and Taxes (EBIT)	Earnings minus interest and taxes.
EBIT Margin	EBIT divided by net sales.
Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)	Earnings minus interest, taxes, depreciation, and amortization.
EBITDA Margin	EBITDA divided by net sales.
Earnings Per Share	Primary or fully diluted earnings per share.
Economic Profit	Net Income minus a charge for capital.
Free Cash Flow	Cashflow from Operations less CAPEX plus proceeds from the sale of property, plant, and equipment.
Gross Fixed Assets	Total property, plant, and equipment.
Gross Profit	Gross profit.
Gross Profit Margin	Gross profit divided by net sales
Intangible Assets	Goodwill and intangible assets.
Net Income	Net income.
Net Income Return on Capital	Net Income divided by average invested capital.
Net Operating Profit After Tax (NOPAT)	Operating profit minus book income taxes (reported tax rate applied to operating profit).

2022 Proxy Statement    122

APPENDIX B

Performance Measure	General Definition
Net Trade Cycle	Days Sales Outstanding plus Days Inventory Outstanding less Days Payables Outstanding.
Operating Profit	Operating profit.
Operating Profit Margin	Operating profit divided by net sales
Operating Working Capital	Net accounts receivable plus inventory minus accounts payable.
Profit before Tax	Income before provision for income taxes.
Return on Assets (ROA)	Net Income divided by average total assets.
Return on Equity (ROE)	Net Income divided by average stockholders’ equity.
Return on Gross Investment	Sum of Net Income plus depreciation divided by sum of average invested capital plus accumulated depreciation.
Return on Invested Capital	Net Income divided by average invested capital.
Return on Net Assets (RONA)	Net Income or income before taxes, divided by average net assets.
Return on Tangible Assets	EBIT divided by total assets less intangible assets.
Sales	Net sales of products and service revenues.
Sales Growth	Percentage change in Sales from year to year.
Total Return of Common Stock	Percentage change in stockholder value (stock price plus reinvested dividends).
Working Capital	Current assets minus current liabilities.

123    Acuity Brands, Inc.

Acuity Brands®
1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on January 4, 2022 for shares held directly and by 11:59 P.M. ET on January 2, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AYI2022**

You may attend the meeting via Internet and vote during the meeting. There will be no physical location for stockholders to attend and vote at the meeting. Use the information that is printed in the box marked by the arrow and follow the instructions to access the meeting and vote these shares.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on January 4, 2022 for shares held directly and by 11:59 P.M. ET on January 2, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acuity Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D62527-P63404

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACUITY BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. Neil M. Ashe	☐	☐	☐
1b. W. Patrick Battle	☐	☐	☐
1c. G. Douglas Dillard, Jr.	☐	☐	☐
1d. James H. Hance, Jr.	☐	☐	☐
1e. Maya Leibman	☐	☐	☐
1f. Laura G. O'Shaughnessy	☐	☐	☐
1g. Dominic J. Pileggi	☐	☐	☐
1h. Ray M. Robinson	☐	☐	☐
1i. Mark J. Sachleben	☐	☐	☐
1j. Mary A. Winston	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, the proxy will be voted FOR Items 1, 2, 3 and 4.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D62528-P63404

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS JANUARY 5, 2022

The stockholder(s) hereby appoint(s) Neil M. Ashe and Karen J. Holcom, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Acuity Brands, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. ET on January 5, 2022 via the Internet at www.virtualshareholdermeeting.com/AYI2022, and any adjournments or postponements thereof on matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TEN NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE